As filed with the Securities and Exchange Commission on November 3, 2006
Registration No. 333-138215
Registration Nos. 333-138215-01 Through 333-138215-15

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REYNOLDS AMERICAN INC.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	2111	20-0546644
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
401 North Main Street
Winston-Salem, North Carolina 27101
(336) 741-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

McDara P. Folan, III, Esq.
Senior Vice President, Deputy General Counsel and Secretary
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27101
(336) 741-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Elizabeth G. Wren, Esq.
Kilpatrick Stockton LLP
214 North Tryon St.
Suite 2500
Charlotte, NC 28202
(704) 338-5123
    Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.
        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard	I.R.S.	Address, Including Zip Code,
	Jurisdiction of	Industrial	Employer	and Telephone Number,
	Incorporation or	Classification	Identification	Including Area Code, of Registrant’s
Exact Name of Registrant	Organization	Code Number	Number	Principal Executive Offices

Conwood Company, LLC	Delaware	2111	62-1691028	813 Ridge Lake Boulevard Suite 100 Memphis, TN 38119 (901) 761-2050

Conwood Holdings, Inc.	Delaware	2111	20-4771396	401 North Main Street Winston-Salem, NC 27101 (336) 741-5162

Conwood Sales Co., LLC	Delaware	2111	62-1691095	813 Ridge Lake Boulevard Suite 100 Memphis, TN 38119 (901) 761-2050

FHS, Inc.	Delaware	2111	51-0380116	1007 North Orange Street Suite 1402 Wilmington, DE 19801 (302) 425-3550

GMB, Inc.	North Carolina	2111	56-1972826	Jefferson Square, Suite 10 153 Jefferson Church Road King, NC 27021 (336) 985-3823

Lane, Limited	New York	2111	13-2855575	2280 Mountain Industrial Blvd. Tucker, GA 30084 (770) 934-8540

RJR Acquisition Corp.	Delaware	2111	13-3490602	1007 North Orange Street Suite 1702 Wilmington, DE 19801 (302) 425-3550

RJR Packaging, LLC	Delaware	2111	55-0831844	401 North Main Street Winston-Salem, NC 27101 (336) 741-5162

R. J. Reynolds Global Products, Inc.	Delaware	2111	04-3625474	401 North Main Street Winston-Salem, NC 27101 (336) 741-5162

	State or Other	Primary Standard	I.R.S.	Address, Including Zip Code,
	Jurisdiction of	Industrial	Employer	and Telephone Number,
	Incorporation or	Classification	Identification	Including Area Code, of Registrant’s
Exact Name of Registrant	Organization	Code Number	Number	Principal Executive Offices

R. J. Reynolds Tobacco Co.	Delaware	2111	66-0285918	401 North Main Street Winston-Salem, NC 27101 (336) 741-2000

R. J. Reynolds Tobacco Company	North Carolina	2111	73-1695305	401 North Main Street Winston-Salem, NC 27101 (336) 741-2000

R.J. Reynolds Tobacco Holdings, Inc.	Delaware	2111	56-0959247	401 North Main Street Winston-Salem, NC 27101 (336) 741-2000

Rosswil LLC	Delaware	2111	36-4348321	71 South Wacker Street Chicago, IL 60606 (312) 236-8052

Santa Fe Natural Tobacco Company, Inc.	New Mexico	2111	85-0394268	1 Plaza La Prensa Santa Fe, NM 87507 (505) 473-7617

Scott Tobacco LLC	Delaware	2111	61-1358657	939 Adams St. Bowling Green, KY 42101 (270) 842-5727

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2006
PROSPECTUS
OFFER TO EXCHANGE
All Outstanding Notes of the Series Listed Below Issued by
R.J. Reynolds Tobacco Holdings, Inc.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON                     , 2006, UNLESS EXTENDED

Aggregate		Issued Under	RJR
Principal		RJR Indenture	Notes CUSIP
Amount	Series of RJR Notes	Dated	Nos.	Series of RAI Notes	Maturity Date

$63,551,000	6.500% Notes due 2007	May 20, 2002	76182KAM7	6.500% Senior Secured Notes due 2007	June 1, 2007
$14,269,000	7.875% Notes due 2009	May 15, 1999	76182KAL9 74960LBN5	7.875% Senior Secured Notes due 2009	May 15, 2009
$735,000	6.500% Secured Notes due 2010	May 20, 2002	76182KAR6	6.500% Senior Secured Notes due 2010	July 15, 2010
$82,073,000	7.250% Notes due 2012	May 20, 2002	76182KAN5	7.250% Senior Secured Notes due 2012	June 1, 2012
$555,000	7.300% Secured Notes due 2015	May 20, 2002	76182KAS4	7.300% Senior Secured Notes due 2015	July 15, 2015
     We are offering to exchange the outstanding notes of the series listed above, which we refer to as the RJR notes, issued by our direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc., which we refer to as RJR, for our notes of the corresponding series listed above, which we refer to as the RAI notes. We refer to the RJR notes and RAI notes collectively as the notes. Each RAI note will have terms identical to the RJR note for which it is exchanged with respect to principal amounts, interest rates, redemption terms and interest payment and maturity dates.
     We are pledging certain assets, as and to the extent described in this prospectus, to secure our obligations under the RAI notes. These assets also secure our obligations under our existing senior secured notes, and these and other assets secure our obligations under our senior secured credit facilities. Obligations under the RJR notes are not secured. The RAI notes will be unconditionally guaranteed by certain of our subsidiaries, including our material domestic subsidiaries. The guarantors of the RAI notes that are subsidiaries of RJR also guarantee RJR’s obligations under the RJR notes. The RAI notes will be guaranteed by additional guarantors as compared with the RJR notes. The guarantors of the RAI notes will secure the RAI notes and their guarantees thereof with certain of their assets as and to the extent described in this prospectus. The guarantees of the RJR notes are not secured.
     The RAI notes and the related guarantees will be senior secured obligations of RAI and the guarantors and will rank equally in right of payment with all existing and future senior obligations of RAI and the guarantors. We may redeem the RAI notes in whole or in part at any time by paying a make-whole premium, as described elsewhere in this prospectus.
Material Terms of the Exchange Offer

•	We will exchange all RJR notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of RAI notes. You may withdraw tenders of the RJR notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is subject to conditions set forth herein, including that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned upon any minimum principal amount of RJR notes being tendered for exchange.

•	An exchange of RJR notes for RAI notes will not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to apply for the listing of the RAI notes on any securities exchange or arrange for them to be quoted on any quotation system. An active trading market for the RAI notes may not develop, which could make selling the RAI notes difficult.
      You should carefully consider the risk factors beginning on page 17 of this prospectus before participating in the exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2006.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Neither the delivery of this prospectus nor any exchanges or sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since then.
      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any such information. Requests for such information should be directed to: Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, (336) 741-2000. To obtain timely delivery, you must request the information no later than five business days before the expiration of the exchange offer, or no later than                     , 2006.

i

SUMMARY
      The following summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference into this prospectus before deciding to participate in the exchange offer.
      Unless otherwise stated in this prospectus, references to “RAI,” “we,” or “us” refer to Reynolds American Inc. In this prospectus, we refer to certain of our wholly owned subsidiaries as follows:

•	“Conwood” means Conwood Company, LLC, Conwood Sales Co., LLC, Scott Tobacco LLC and Rosswil LLC, collectively;
•	“Conwood Company” means Conwood Company, LLC;
•	“Conwood Holdings” means Conwood Holdings, Inc.;
•	“Conwood Sales” means Conwood Sales Co., LLC;
•	“FHS” means FHS, Inc.;
•	“GMB” means GMB, Inc.;
•	“GPI” means R. J. Reynolds Global Products, Inc.;
•	“Lane” means Lane, Limited;
•	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.;
•	“RJR Acquisition” means RJR Acquisition Corp.;
•	“RJR Packaging” means RJR Packaging, LLC;
•	“RJR Tobacco” means R. J. Reynolds Tobacco Company;
•	“RJR Tobacco Co.” means R. J. Reynolds Tobacco Co.;
•	“Rosswil” means Rosswil LLC;
•	“Santa Fe” means Santa Fe Natural Tobacco Company, Inc.; and
•	“Scott Tobacco” means Scott Tobacco LLC.
Reynolds American Inc.
General
      RAI’s indirect, wholly owned operating subsidiary, RJR Tobacco, is the second largest cigarette manufacturer in the United States, having an approximately 30% share of the U.S. cigarette retail market in 2005 according to data from Information Resources, Inc./ Capstone Research Inc., collectively referred to as IRI. Its largest selling cigarette brands, CAMEL, KOOL, WINSTON, SALEM and DORAL were five of the ten best-selling brands of cigarettes in the United States in 2005. Those brands, and its other brands, including PALL MALL, ECLIPSE, MISTY, CAPRI, CARLTON, VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. In addition to RJR Tobacco, RAI’s wholly owned operating subsidiaries include Santa Fe, Lane and GPI, as well as Conwood, which RAI acquired on May 31, 2006. Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand. Santa Fe markets its products primarily in the United States, and has a small, but growing, international tobacco business. Lane manufactures or distributes cigars, roll-your-own, cigarette and pipe tobacco brands, including DUNHILL and CAPTAIN BLACK tobacco products. GPI manufactures and exports cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and manages a contract manufacturing business. Conwood is the second largest smokeless tobacco products manufacturer in the United States. Conwood’s largest selling moist snuff brands, KODIAK and GRIZZLY, were two of the six best-selling brands of moist snuff in the United States in 2005. Conwood’s other products include loose leaf chewing tobacco, dry snuff, plug and twist tobacco products and held the first or second position in market share in each category in 2005.
      RAI is a North Carolina corporation. Its principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000. RAI’s web site is located at http://www.reynoldsamerican.com. The information posted or linked on this web site is not part of this prospectus, and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether to exchange your RJR notes for RAI notes.
The Conwood Transactions; Background of the Exchange Offer
      On May 31, 2006, RAI acquired Conwood for a total purchase price of $3.5 billion. Conwood is engaged in the business of developing, manufacturing and marketing smokeless tobacco products.
      Concurrently with RAI’s acquisition of Conwood, referred to as the Conwood acquisition, on May 31, 2006, RAI issued and sold certain senior secured notes, in the aggregate principal amount of $1.65 billion, in a private offering, referred to as the RAI new notes offering, and entered into new $2.1 billion senior secured credit facilities, referred to as the credit facilities. The credit facilities are comprised of a $1.55 billion six-year senior secured term loan, referred to as the term loan, and a $550 million five-year senior secured revolving credit facility (which may be increased to $800 million at the discretion of the lenders and at the request of RAI), referred to as the revolver. RAI used the net proceeds from the RAI new notes offering, together with borrowings under the term loan and approximately $380 million of available cash, to pay the $3.5 billion purchase price for the Conwood acquisition and the fees and expenses related to the Conwood acquisition and these financing transactions, collectively referred to as the Conwood transactions.
      Concurrently with the Conwood transactions, RAI conducted an exchange offer in a private offering, referred to as the prior RJR exchange offer, for the same series of RJR notes for which this exchange offer is being conducted, but only to the extent such notes were held by institutions that were both “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, referred to as the Securities Act, and “accredited investors,” as defined in Regulation D under the Securities Act. Pursuant to the prior RJR exchange offer, on June 20, 2006, RAI issued its 6.500% Senior Secured Notes due 2007, 7.875% Senior Secured Notes due 2009, 6.500% Senior Secured Notes due 2010, 7.250% Senior Secured Notes due 2012 and 7.300% Senior Secured Notes due 2015 in the aggregate principal amount of $1.29 billion. This exchange offer, which has been registered under the Securities Act, is being conducted so that holders of RJR notes that were not eligible to participate in the prior RJR exchange offer can exchange their RJR notes for RAI notes as provided herein. Holders of RJR notes who were eligible to participate in the prior RJR exchange offer, but did not do so, may also participate in this exchange offer.
      In connection with the RAI new notes offering and the prior RJR exchange offer, RAI and certain guarantors of the notes RAI issued in these transactions entered into registration rights agreements pursuant to which RAI and these guarantors agreed, among other things, to complete an offer to exchange the unregistered notes that RAI issued in these prior transactions for new notes of RAI registered under the Securities Act within 210 days following RAI’s issuance of notes in these prior transactions. RAI is conducting that exchange offer contemporaneously with the exchange offer described in this prospectus.
RAI’s Strengths
      Through its operating subsidiaries, RAI has a strong market position and extensive brand recognition in the U.S. cigarette industry. RAI has demonstrated the ability to consistently generate substantial cash flows through its increasing operating margins, low capital expenditures and low working capital investments and has established an improved cost structure as the result of productivity initiatives. From 2003 to 2005, RJR implemented a restructuring program that has led to significant annual cost savings. RAI and its operating subsidiaries have a demonstrated track record of successful integration, having achieved substantial annual synergies related to the combination, in July 2004, of the U.S. tobacco business of Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation, referred to as B&W, with RJR Tobacco, which combination is referred to (together with RAI’s acquisition of Lane, which occurred as part of the B&W transaction) as the B&W business combination. Net cash from operating activities as a percentage of net sales increased from 11.0% in 2003 to 15.4% in 2005.

      The Conwood acquisition, which closed on May 31, 2006, has provided RAI an opportunity to enter the moist snuff tobacco category and leverage its subsidiaries’ existing assets, overall scale, and distribution and trade relationships in a growing category of the U.S. tobacco industry, with higher margins than those in the cigarette category.
RJR Tobacco’s Marketing Strategy
      RAI’s operating subsidiaries primarily conduct business in the highly competitive U.S. cigarette market, which has a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market in which overall consumer demand is expected to decline over time.
      RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, includes three categories of brands: investment, selective support and non-support. The investment brands are CAMEL and KOOL, which receive significant resources focused on accelerating their share-of-market growth. The selective support brands include two full-price brands, WINSTON and SALEM, and two savings brands, DORAL and PALL MALL, all of which receive limited support in an effort to optimize profitability. ECLIPSE, a full-price brand of cigarettes that primarily heats rather than burns tobacco, is also a selective support brand. The non-support brands, comprised of all remaining brands, are managed to maximize near-term profitability. RJR Tobacco expects that, over a four- to six-year time frame, this focused portfolio strategy will result in growth in RJR Tobacco’s total market share, as gains on investment brands more than offset declines among other brands. The share results for 2005 and the first six months of 2006 were in line with the current brand portfolio strategy.
Litigation Summary and Update
      Various legal proceedings, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco, Conwood or their affiliates, including RAI, or indemnitees. RJR Tobacco agreed, in connection with the B&W business combination, to indemnify B&W against certain tobacco-related litigation liabilities.
      During the second quarter of 2006, process in 39 cigarette-related cases was served against RJR Tobacco or its affiliates or indemnitees. On July 14, 2006, 1,291 cigarette-related cases were pending against these entities: 1,285 in the United States (including 961 individual smoker cases pending in a West Virginia state court as a consolidated action); two in Puerto Rico; three in Canada and one in Israel. Of the 1,291 total cases, 36 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,626 Broin II cases pending as of July 14, 2006, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as ETS or secondhand smoke, in aircraft cabins. On June 30, 2006, there were 1,272 cigarette-related cases pending in the United States against RJR Tobacco or its affiliates or indemnitees, as compared with 1,371 such pending cases on June 30, 2005, in each case excluding the Broin II cases. For a more complete description of the litigation involving RAI and its operating subsidiaries, including the cases discussed below, and of the Master Settlement Agreement and other state settlement agreements, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, referred to as RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the Master Settlement Agreement, referred to as the MSA, with 46 U.S. states and certain U.S. territories and possessions. The MSA and separate settlement agreements with each of the four states not party to the MSA settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions, released the major U.S. cigarette manufacturers from various additional present and potential future claims, imposed a stream of future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers and placed significant restrictions on their ability to market and sell cigarettes. The aggregate cash payments made by RJR Tobacco under the MSA and the other state settlement agreements were $1.8 billion, $2.0 billion and $2.7 billion in 2003, 2004 and 2005, respectively. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates its payments, including payments made in connection with B&W’s U.S. brands acquired in the B&W business combination, will be approximately $2.6 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter, subject to certain adjustments.
      In July 2000, a jury in the Florida state court case Engle v. R. J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs asked the Florida Supreme Court to review the case. The Florida Supreme Court accepted the case and issued its decision on July 6, 2006. The court affirmed the appellate court’s dismissal of punitive damages awards against RJR Tobacco and B&W and decertified, on a going-forward basis, a Florida-wide class action on behalf of smokers claiming illnesses caused by addiction to cigarettes. The court preserved a number of class-wide findings from the Engle trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. The court specified that the class is confined to those Florida residents who developed smoking-related illnesses that “manifested” themselves on or before November 21, 1996. RJR Tobacco and the other defendants in Engle have filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s application of the class action rule denies defendants due process. The plaintiffs have also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996 and who are therefore not class members should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members.
      On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of the federal Racketeer Influenced and Corrupt Organization Act, referred to as RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for rehearing was denied in April 2005, and the government’s petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The bench (non-jury) trial began in September 2004, and closing arguments concluded June 10, 2005.
      On August 17, 2006, the court found the defendants liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States unless the transferee agrees to abide by the terms of the court’s order. The order also requires the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with this case.

      The defendants, including RJR Tobacco, have filed notices of appeal to the U.S. Court of Appeals for the District of Columbia. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending this appeal. On September 28, 2006, the district court denied defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, petitioned the court of appeals to stay the district court’s order pending the defendants’ appeal. On October 16, 2006, the government filed notice of its appeal. On October 31, 2006, the U.S. Court of Appeals for the District of Columbia granted defendants’ motion to stay the district court’s order pending defendants’ appeal.
      Schwab [McLaughlin] v. Philip Morris USA, Inc., a nationwide “lights” class action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs’ motion for class certification and various other motions were heard on September 13, 2006. On September 25, 2006, the court, among other things, granted class certification and set a trial date of January 22, 2007. On October 6, 2006, the defendants, including RJR Tobacco, filed a motion requesting the U.S. Court of Appeals for the Second Circuit to review the class certification decision and to stay the district court’s decision pending that review. On October 24, 2006, the court of appeals granted a temporary stay of all pre-trial and trial proceedings pending disposition of the motion for stay and the request to review the class certification decision.
      As of September 29, 2006, Conwood was a defendant in 11 cases in West Virginia and one in Florida in which plaintiffs are alleging, among other claims, that they sustained personal injuries as a result of using Conwood’s smokeless tobacco products. The West Virginia cases are pending before the same West Virginia court as the 961 consolidated individual smoker cases against RJR Tobacco, B&W, as RJR Tobacco’s indemnitee, or both. On December 3, 2001, the court severed the smokeless tobacco cases pending the conclusion of the proceedings on the individual smoker cases.

Organizational Structure
      The following is a summary organizational chart of RAI and its subsidiaries. Certain of RJR’s direct and indirect domestic subsidiaries guarantee the RJR notes, and, together with certain additional subsidiaries of RAI, will guarantee the RAI notes, all as shown in the chart below. The RAI notes are guaranteed by more guarantors than are the RJR notes. Each guarantor is wholly owned by its parent. The guarantors of the RAI notes also guarantee RAI’s obligations under RAI’s credit facilities and under the existing notes of RAI, issued in the RAI new notes offering and in the prior RJR exchange offer, in the aggregate principal amount of $2.939 billion.

The Exchange Offer

Exchange Offer	RAI is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, up to the aggregate principal amounts of each series of the RJR notes listed on the front cover of this prospectus, for newly issued RAI notes of existing series having identical interest rates, maturity and interest payment dates and principal amounts as the corresponding series of RJR notes. The RAI notes will be guaranteed by additional guarantors as compared with the RJR notes. RAI and the guarantors will secure the obligations under the RAI notes, and the guarantors will secure their guarantees of the RAI notes, with certain assets. The RJR notes and related guarantees are unsecured. See “The Exchange Offer — Terms of the Exchange Offer.”

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or facsimile of the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and the letter of transmittal, and send the letter of transmittal, or a facsimile of the letter of transmittal, and the RJR notes you wish to exchange and any other required documentation to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent prior to the expiration of the exchange offer.

If you hold RJR notes through The Depository Trust Company, referred to as DTC, in the form of book-entry interests, and wish to participate in the exchange offer, you must cause the book-entry transfer of the RJR notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

• a completed letter of transmittal; or

• an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, referred to as ATOP, by which each tendering holder will agree to be bound by the letter of transmittal.

See “The Exchange Offer — Book-Entry Transfers; Tender of RJR Notes Using DTC’s Automated Tender Offer Program.”

Expiration	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, or a later date and time to which RAI extends it. RAI does not currently intend to extend the expiration date, although we reserve the right to do so. See “The Exchange Offer — Expiration Date; Extensions; Amendment; Termination.”

Withdrawal	You may withdraw your tender of RJR notes pursuant to the exchange offer at any time prior to the expiration of the exchange offer by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Conditions of the Exchange Offer	The exchange offer is subject to the conditions that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC, and a number of other conditions, as set forth in “The Exchange Offer — Conditions to the Exchange Offer.” The exchange offer is not conditioned upon any minimum principal amount of RJR notes being tendered for exchange or upon the results or completion of the contemporaneous exchange offer being conducted by RAI referenced above. The conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner of RJR notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those RJR notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those RJR notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your RJR notes, either make appropriate arrangements to register ownership of the RJR notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering RJR Notes.”

Guaranteed Delivery Procedures	If you wish to tender your RJR notes and your RJR notes are not immediately available or you cannot deliver your RJR notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures for transfer of book-entry interests prior to the expiration of the exchange offer, you may tender your RJR notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of RJR Notes and Delivery of RAI Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, RAI will accept for exchange any and all RJR notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer. The RAI notes issued pursuant to the exchange offer will be issued and delivered promptly following the expiration of the exchange offer. We will return to you any RJR notes not accepted for exchange for any reason without expense to you promptly after the expiration of the exchange offer. See “The Exchange Offer — Acceptance of Tendered RJR Notes.”

Federal Income Tax Considerations	The exchange of RJR notes for RAI notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging RJR Notes	If you do not exchange your RJR notes for RAI notes in the exchange offer:

• you will not receive the additional guarantees of the RAI notes as compared with the RJR notes;

• you will not benefit from security interests in collateral that will secure the RAI notes and related guarantees, as compared with the unsecured RJR notes and related guarantees; and

• you will not benefit from certain restrictive covenants and a bankruptcy event of default contained in RAI’s indenture dated May 31, 2006, as supplemented, referred to as the RAI indenture, under which RAI notes are being issued, which are not included in RJR’s indentures dated May 15, 1999, and May 20, 2002, each as supplemented, referred to collectively as the RJR indentures, which are the indentures under which the RJR notes are issued.

In addition, the trading market for any RJR notes not validly tendered is likely to be more limited in the future if the exchange offer is consummated. See “Risk Factors — Risks Related to the Exchange Offer” and “The Exchange Offer — Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We will bear the expenses of the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent” and in the letter of transmittal.
The RAI Notes

Issuer	Reynolds American Inc.

General; Comparison to RJR Notes	The terms of each RAI note will be substantially identical to the terms of the corresponding RJR note for which it is being offered in exchange, except that the RAI notes:

• will be guaranteed by additional guarantors as compared with the RJR notes — Santa Fe, Lane, Conwood Holdings, Conwood Company, Conwood Sales, Scott Tobacco and Rosswil, as well as RJR;

• will be secured by certain assets, and the guarantees of the RAI notes will be secured by certain assets; and

• will have the benefit of additional restrictive covenants and an additional bankruptcy event of default in the RAI indenture as compared with the RJR indentures.

See “The Exchange Offer — Terms of the Exchange Offer” and “Comparison of RAI Notes with RJR Notes.”

Notes Offered	The RAI notes will be the direct obligations of RAI and will consist of up to:

• $63,551,000 initial principal amount of new 6.500% Senior Secured Notes due 2007, which mature on June 1, 2007;

• $14,269,000 initial principal amount of new 7.875% Senior Secured Notes due 2009, which mature on May 15, 2009;

• $735,000 initial principal amount of new 6.500% Senior Secured Notes due 2010, which mature on July 15, 2010;

• $82,073,000 initial principal amount of new 7.250% Senior Secured Notes due 2012, which mature on June 1, 2012; and

• $555,000 initial principal amount of new 7.300% Senior Secured Notes due 2015, which mature on July 15, 2015.

Interest and Interest Payment Dates	Each series of RAI notes will have the same interest rates, maturity dates and interest payment dates as the corresponding series of RJR notes for which they are being offered in exchange.

Generally, each RAI note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding RJR note. Holders of RJR notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of their RJR notes until the date of the issuance of the RAI notes. Consequently, holders of RAI notes will receive the same interest payments that they would have received had they not exchanged their RJR notes in the exchange offer.

RAI Notes Series	Annual Interest Payment Dates

6.500% Senior Secured Notes due 2007	June 1 and December 1
7.875% Senior Secured Notes due 2009	May 15 and November 15
6.500% Senior Secured Notes due 2010	January 15 and July 15
7.250% Senior Secured Notes due 2012	June 1 and December 1
7.300% Senior Secured Notes due 2015	January 15 and July 15

Guarantees	Upon issuance, payment of principal and interest on the RAI notes will be jointly, severally and unconditionally guaranteed by certain direct and indirect domestic subsidiaries of RAI, including RAI’s material domestic subsidiaries. These same entities guarantee the existing notes of RAI in the aggregate principal amount of $2.939 billion. Each subsidiary of RAI that guarantees RAI’s obligations under its credit facilities will guarantee RAI’s obligations under the RAI notes. RAI’s subsidiaries that will guarantee the RAI notes are Conwood Company, Conwood Holdings, Conwood Sales, FHS, GMB, Lane, RJR Acquisition, RJR Packaging, GPI, RJR Tobacco

Co., RJR Tobacco, RJR, Rosswil, Santa Fe and Scott Tobacco. Any guarantor that is released from its guarantee under the credit facilities also will be automatically released from its guarantee of the notes issued under the RAI indenture, including the RAI notes. See “Description of the RAI Notes — The Guarantees.”

Security	Upon issuance, the RAI notes and the related guarantees will be secured by any principal property (as defined in the RAI indenture) of RAI and the guarantors, as and to the extent described herein, and the stock, indebtedness or other obligations of RJR Tobacco. These assets also secure the existing notes of RAI in the aggregate principal amount of $2.939 billion. In addition, these assets constitute a portion of the security for the obligations of RAI and the guarantors under RAI’s credit facilities (which are secured by substantially all the assets of these entities). If these assets are no longer pledged as security for the obligations of RAI and the guarantors under RAI’s credit facilities (or any other indebtedness) for any reason, generally, they will automatically be released as security for the notes issued under the RAI indenture, including the RAI notes, and the related guarantees. Under the terms of RAI’s credit facilities, generally, the security therefor will be automatically released at such time, if any, as the term loan is paid in full and RAI obtains investment grade corporate ratings (with not worse than stable outlooks) from each of Moody’s Investors Service, Inc., referred to as Moody’s, and Standard & Poor’s, a division of the McGraw Hill Companies, Inc., referred to as S&P. In addition, whether or not there is any change in the rating of RAI or any debt of RAI, the lenders under the credit facilities have the right, at any time, in their sole discretion, to instruct the collateral agent thereunder to release all or any portion of the security for both such credit facilities and the notes without obtaining any consent or approval from any holders of the notes. See “Description of the RAI Notes — Security for the RAI Notes and the Guarantees.”

Ranking	Upon issuance, RAI’s obligations under the RAI notes will be guaranteed by certain of its direct and indirect domestic subsidiaries, including its material domestic subsidiaries. The RAI notes will be the direct, senior secured obligations of RAI and will:

• rank equally in right of payment with RAI’s existing and future senior obligations and, while secured, equally in right of security and priority with RAI’s existing and future senior obligations that are secured by the same assets. As of June 30, 2006, not including RAI’s guarantee of the RJR notes, RAI had senior obligations of $5.185 billion (including current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of RAI; the existing notes of RAI, in the aggregate principal amount of $2.939 billion, are, and the RAI notes will be, secured by a first priority security interest in only a portion of these same assets; and $671 million are unsecured. In addition, as of June 30, 2006, RAI had obligations of $161 million related to its guarantee of RJR’s obligations under the RJR notes;

• rank senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the RAI notes. As of June 30, 2006, RAI had no subordinated obligations;

• be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of June 30, 2006, RAI’s non-guarantor subsidiaries had obligations of $98 million; and

• be effectively subordinated to RAI’s obligations under its credit facilities and any future obligations of RAI to the extent of the value of those assets securing the credit facilities and such future obligations that do not secure the notes. As of June 30, 2006, RAI had $1.575 billion of indebtedness (consisting of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all the assets of RAI. Only a portion of these same assets secures the existing notes of RAI, in the aggregate principal amount of $2.939 billion, and will secure the RAI notes. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RAI.

Similarly, the guarantees related to the RAI notes will be the senior secured obligations of the guarantors and will:

• rank equally in right of payment with the existing and future senior obligations of the guarantors and, while secured, equally in right of security and priority with the guarantors’ other existing and future senior obligations that are secured by the same assets. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006), the guarantors had senior obligations of $11.823 billion (including the RJR notes, tobacco settlement and related accruals and current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of the guarantors; the existing notes of RAI, in the aggregate principal amount of $2.939 billion and related guarantees, are, and the RAI notes and related guarantees will be, secured by a first priority security interest in only a portion of these same assets of the guarantors; and $7.309 billion are unsecured;

• rank senior to any existing and future subordinated obligations from time to time of the guarantors that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, the guarantors did not have any obligations that were subordinated to their guarantees of the notes;

• be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors. As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $98 million; and

• be effectively subordinated to their guarantees of RAI’s current and future obligations under the credit facilities and any future additional obligations of RAI to the extent of the value of those assets securing the guarantees of the credit facilities and such other future obligations that do not secure the guarantees of the RAI notes. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets. The existing notes of RAI, in the aggregate principal amount of $2.939 billion, and related guarantees are, and the RAI notes and related guarantees will be, secured by only a portion of these assets. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of the guarantors.

See “Description of the RAI Notes — Ranking.”

Redemption	At our option and subject to certain restrictions under our credit facilities, we may redeem the RAI notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the RAI notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the RAI notes discounted to the date of redemption, plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under the heading “Description of the RAI Notes — Optional Redemption.”

Covenants	We will issue the RAI notes under the RAI indenture, which contains covenants that will, with certain exceptions, restrict the ability of RAI and certain of its subsidiaries to:

• mortgage or pledge certain of their assets to secure indebtedness;

• engage in sale/leaseback transactions; or

• consolidate, merge or transfer all or substantially all of their property and assets.

No Recommendation	None of RAI, its subsidiaries (including RJR), the trustee or the exchange agent makes any recommendation in connection with the exchange offer as to whether any RJR noteholder should tender or refrain from tendering all or any portion of the principal amount of such holder’s RJR notes, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	See “Risk Factors” for a discussion of some of the risks you should carefully consider, along with the other information in this prospectus, before deciding to participate in the exchange offer.

Limited Market for the RAI Notes	The RAI notes generally will be fully transferable but will be new securities of existing series of RAI notes for which there is a limited trading market. The existing series are not listed on any securities exchange or quoted on any quotation system, and we do not intend to apply for listing of the RAI notes on any securities exchange or to arrange for any quotation system to quote them. An active trading market for the RAI notes may not develop, or if it does, it may not be liquid or it may not continue.

Summary Selected Historical Consolidated and Pro Forma Financial Data of RAI
      The summary selected historical consolidated financial data of RAI set forth below, other than the 2003 balance sheet data, are derived from RAI’s consolidated financial statements and accompanying notes incorporated by reference herein. The consolidated financial statements of RAI include the results of:

•	RJR through July 30, 2004;

•	RAI and the acquired operations of B&W and Lane subsequent to July 30, 2004; and

•	Conwood subsequent to May 31, 2006.
      You should read this summary selected historical consolidated financial data in conjunction with “Selected Financial Data” appearing elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q and the financial statements and notes thereto incorporated by reference herein.
      The pro forma statement of operations data for 2005 and the six months ended June 30, 2006, gives effect to the Conwood transactions as if they occurred on January 1, 2005, and January 1, 2006, respectively. They were actually completed on May 31, 2006. You should read the 2005 pro forma data in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” appearing in RAI’s Current Report on Form 8-K/ A filed on August 4, 2006, and incorporated by reference herein and “Unaudited Pro Forma Condensed Combined Statement of Income” appearing elsewhere in this prospectus. This information is provided for illustrative purposes only and is not necessarily indicative of what RAI’s results of operations would have been if the Conwood transactions had actually occurred on January 1, 2005, or January 1, 2006. In addition, this information is based on estimates and assumptions described in the notes accompanying such information, which estimates have been made solely for the purpose of developing such pro forma information. All dollar amounts are in millions.

	Year Ended December 31,				Six Months Ended June 30,

				2005			2006
	2003	2004	2005	Pro Forma	2005	2006	Pro Forma

				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Results of Operations:
Net sales(1)	$5,267	$6,437	$8,256	$8,709	$4,060	$4,251	$4,453
Cost of products sold(1)(2)	3,218	3,872	4,919	5,014	2,352	2,441	2,482
Selling, general and administrative expenses	1,327	1,455	1,611	1,714	776	734	779
Amortization expense	—	24	41	41	24	14	14
Fixture impairment	106	—	—	—	—	—	—
Restructuring and asset impairment charges	368	5	2	2	(1)	—	—
Loss on sale of assets	—	—	24	24	25	—	—
Goodwill and trademark impairment charges	4,089	199	200	200	—	—	—
Operating income (loss)	(3,841)	882	1,459	1,714	884	1,062	1,178
Interest and debt expense	111	85	113	357	50	87	188
Interest income	(29)	(30)	(85)	(73)	(30)	(59)	(54)
Provision for (benefit from) income taxes	(229)	202	431	431	325	390	394
Income (loss) from continuing operations	(3,689)	627	985	984	532	647	653
Net income (loss)	(3,446)	688	1,042	1,041	532	721	727

	As of December 31,			As of June 30,

	2003	2004	2005	2005	2006

				(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,630	$1,972	$2,706	$2,138	$1,822
Total current assets	3,331	4,624	5,065	4,490	4,083
Property, plant and equipment, net	894	1,129	1,053	1,094	1,065
Trademarks, net	1,759	2,403	2,188	2,395	2,182
Goodwill, net	3,292	5,685	5,672	5,684	9,059
Total assets	9,677	14,428	14,519	14,205	16,934
Tobacco settlement and related accruals	1,629	2,381	2,254	1,463	1,499
Current maturities of long term debt	56	50	190	555	314
Total current liabilities	2,865	4,055	4,149	3,668	3,549
Long-term debt, less current maturities	1,671	1,595	1,558	1,580	4,413
Total liabilities	6,620	8,252	7,966	8,011	10,022
Shareholders’ equity	3,057	6,176	6,553	6,194	6,912

				Six Months
	Year Ended December 31,			Ended June 30,

	2003	2004	2005	2005	2006

				(Unaudited)
Cash Flow Data:
Net cash from (used in) operating activities	$581	$736	$1,273	(40)	103
Net cash from (used in) investing activities(3)	641	260	(989)	(224)	(2,921)
Net cash (from) used in financing activities	(1,122)	(467)	(450)	209	2,590

(1)	Net sales and cost of products sold exclude excise taxes of $1.067 billion and $1.069 billion for the six months ended June 30, 2005 and 2006, respectively, and $1.572 billion, $1.850 billion and $2.175 billion for the years ended December 31, 2003, 2004 and 2005, respectively.

(2)	Cost of products sold includes settlement expense of $1.218 billion and $1.327 billion for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes federal tobacco buyout expense of $142 million and $126 million for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes settlement expense of $1.934 billion, $2.183 billion and $2.600 billion for the years ended December 31, 2003, 2004 and 2005, respectively. Cost of products sold includes federal tobacco buyout expense of $70 million and $345 million during 2004 and 2005, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q incorporated by reference herein for further discussion of the components of cost of products sold.

(3)	Reflects reclassification of auction rate notes from cash and cash equivalents to short-term investments, resulting in an increase of $161 million in net cash flows from investing activities in 2003.

RISK FACTORS
      You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer described in this prospectus. Some of the following risks relate principally to your participation or failure to participate in the exchange offer and ownership of the RAI notes. Many of the risks related to your ownership of the RAI notes are substantially similar to the risks related to your ownership of the RJR notes. Other risks relate principally to our business in general and the industries in which our subsidiaries operate, risks which will exist whether or not you participate in the exchange offer. Any of the following risks could materially adversely affect the business, financial condition, cash flows or results of operations of RAI or its subsidiaries, which could in turn adversely affect the ability of RAI to pay the RAI notes or the ability of the guarantors to make payments pursuant to their guarantees of the RAI notes.
Risks Related to the Business

RAI’s operating subsidiaries could be subject to substantial liabilities from cases related to cigarette products as well as to smokeless tobacco products.
      RJR Tobacco, Conwood and their affiliates, including RAI, and indemnitees, have been named in a number of tobacco-related legal actions, proceedings or claims seeking damages in amounts ranging into the hundreds of millions or even billions of dollars. As of July 14, 2006, 1,291 cigarette-related cases were pending against RJR Tobacco or its affiliates, including RAI, and its indemnitees, including B&W: 1,285 in the United States; two in Puerto Rico; three in Canada and one in Israel. Of the 1,291 total cases, 36 cases are pending against B&W that are not also pending against RJR Tobacco, and 961 have been consolidated for trial on some common related issues in West Virginia. As of September 29, 2006, Conwood was a defendant in 11 cases in West Virginia and one in Florida in which plaintiffs are alleging, among other claims, that they sustained personal injuries as a result of using Conwood’s smokeless tobacco products.
      In addition, as of July 14, 2006, 2,626 cases filed by individual flight attendants alleging injuries as a result of exposure to ETS, or secondhand smoke, in aircraft cabins were pending in Florida against RJR Tobacco or its affiliates or indemnitees. Punitive damages are not recoverable in these cases, and the majority of the secondhand smoke cases do not allege injuries of the same magnitude as alleged in other tobacco-related litigation. For a more complete description of the litigation involving RAI and its operating subsidiaries, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      It is likely that similar legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes will continue to be filed against RJR Tobacco or its affiliates and indemnitees and other tobacco companies for the foreseeable future. During the second quarter of 2006, process in 39 cigarette-related cases was served against RJR Tobacco or its affiliates or indemnitees, compared with 17 such cases in the first quarter of 2006. Victories by plaintiffs in highly publicized cases against RJR Tobacco and other tobacco companies regarding the health effects of smoking may stimulate further claims. A material increase in the number of pending claims could significantly increase defense costs and have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI. In addition, adverse outcomes in pending cases could have adverse effects on the ability of RJR Tobacco and its indemnitees, including B&W, to prevail in smoking and health litigation.
      Punitive damages, often in amounts ranging into the billions of dollars, are specifically pled in a number of these pending cases in addition to compensatory and other damages. An unfavorable resolution of certain of these actions could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes. Adverse outcomes in these cases, individually or in the aggregate, also could have a significant adverse effect on the ability of RJR Tobacco and RAI to continue to operate.

      If plaintiffs in any of the actions to which Conwood is subject were to prevail, the effect of any judgment or settlement could have a material adverse effect on RAI’s consolidated financial results in the particular reporting period in which any such litigation is resolved. In addition, similar litigation and claims relating to Conwood’s smokeless tobacco products may continue to be filed in the future and, depending on the size of any resulting judgment or settlement, such judgment or settlement could have a material adverse effect on RAI’s consolidated financial position. An increase in the number of pending claims, in addition to the risks posed as to outcome, could increase Conwood’s costs of litigating and administering claims.
      In accordance with generally accepted accounting principles in the United States of America, referred to as GAAP, RAI, RJR Tobacco and Conwood, as applicable, record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. RAI’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, including B&W, or the loss of any particular claim concerning the use of smokeless tobacco against Conwood, when viewed on an individual basis, is not probable.
      No liability for pending smoking and health tobacco or smokeless tobacco litigation was recorded in RAI’s consolidated financial statements as of June 30, 2006. Notwithstanding the foregoing, RAI could be subject to significant tobacco-related liabilities in the future. In addition, as of June 30, 2006, RJR had liabilities totaling $94 million that were recorded in 1999 in connection with certain indemnification claims unrelated to smoking and health asserted by Japan Tobacco Inc., referred to as JTI, against RJR and RJR Tobacco, relating to the activities of Northern Brands International, Inc., an inactive, indirect subsidiary of RAI involved in the international tobacco business that was sold to JTI in 1999, and related litigation.

Individual cigarette-related cases may increase as a result of the Florida Supreme Court’s ruling in Engle v. R. J. Reynolds Tobacco Co.
      In July 2000, a jury in the Florida state court case Engle v. R. J. Reynolds Tobacco Co., referred to as Engle, rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs asked the Florida Supreme Court to review the case.
      The Florida Supreme Court accepted the case and issued its decision on July 6, 2006. The court affirmed the appellate court’s dismissal of the punitive damages awards against RJR Tobacco and B&W and decertified, on a going-forward basis, a Florida-wide class action on behalf of smokers claiming illnesses caused by addiction to cigarettes. The court preserved a number of class-wide findings from the Engle trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. The court specified that the class is confined to those Florida residents who developed smoking-related illnesses that “manifested” themselves on or before November 21, 1996.
      RJR Tobacco and the other defendants in Engle have filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s application of the class action rule denies defendants due process. The plaintiffs have also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996, and who are therefore not class members should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members. In the event the decision of the Florida Supreme Court in Engle stands, RAI anticipates that it is likely that individual case filings in Florida would increase. In addition to possible adverse effects of the outcomes in these cases, individually or in the aggregate, an increase in these cases will result in increased legal expenses and other litigation and related costs which could have an adverse effect on the results of operations and cash flows of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.

RJR Tobacco could be subject to additional, substantial marketing restrictions, and related compliance costs, as a result of the order issued in a case brought by the U.S. Department of Justice.
      On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for rehearing was denied in April 2005, and its petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The bench (non-jury) trial began in September 2004, and closing arguments concluded June 10, 2005.
      On August 17, 2006, the court found the defendants liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States unless the transferee agrees to abide by the terms of the court’s order. The order also requires the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with this case.
      The defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia on September 11, 2006. The government filed its notice of appeal on October 16, 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending defendants’ appeal. On September 28, 2006, the district court denied defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending defendants’ appeal. The court granted the motion on October 31, 2006.
      The stay of the district court’s order suspends the enforcement of the order pending the outcome of defendants’ appeal. RJR Tobacco does not know the timing of an appellate decision or, if the order is affirmed, the compliance deadlines that will be imposed. If the order is affirmed without modification, then RJR Tobacco believes that certain provisions of the order (such as the ban on certain brand style descriptors and the corrective advertising requirements) would have adverse business effects on the marketing of RJR Tobacco’s current product portfolio and that such effects could be material. Also, if the order is affirmed, then RJR Tobacco would incur costs in connection with complying with the order (such as the costs of changing its current packaging to conform to the ban on certain brand descriptors and the costs of corrective communications). Given the uncertainty over the timing and substance of an appellate decision, RJR Tobacco currently is not able to estimate reasonably the costs of such compliance. Moreover, if the order is ultimately affirmed and RJR Tobacco were to fail to comply with the order on a timely basis, then RJR Tobacco could be subject to substantial monetary fines or penalties.

      An adverse outcome in this case could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco, and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.

RJR Tobacco could be subject to substantial liabilities from lawsuits based on claims that smokers were misled through its marketing of “light,” “ultra light” and “low-tar” cigarettes.
      Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations, alleging that the use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. As of July 14, 2006, 11 such suits were pending against RJR Tobacco or its affiliates, including RAI, and indemnitees, including B&W, in state or federal courts in Florida, Illinois, Louisiana, Minnesota, Missouri, New York and Washington.
      A “lights” class-action case is pending in Madison County, Illinois against RJR Tobacco’s competitor, Philip Morris, Inc. Trial of the case against Philip Morris, Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc., began in January 2003. In March 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. In April 2003, the trial judge reduced the amount of the bond. The plaintiffs appealed, and in July 2003, the appeals court ordered the trial judge to reinstate the original bond. In September 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without need for intermediate appellate court review. On December 15, 2005, the Illinois Supreme Court reversed the lower state court’s decision and sent the case back to the lower court with instructions to dismiss the case. On May 8, 2006, the plaintiffs filed a motion to stay mandate until final disposition of their petition for certiorari to the U.S. Supreme Court. The motion was granted on May 19, 2006.
      Although RJR Tobacco is not a defendant in the Price case, it is a defendant in a similar class-action case, Turner v. R. J. Reynolds Tobacco Co., also brought in Madison County, Illinois. The class certified in this case consists of persons who purchased certain brands of “light” cigarettes manufactured and sold by RJR Tobacco during a specified time period. B&W is a defendant in a similar class-action case, Howard v. Brown & Williamson Tobacco Corporation, also brought in Madison County, Illinois. Each of the Turner and Howard cases has been stayed pending a resolution of the Price case.
      Schwab [McLaughlin] v. Philip Morris USA, Inc., a nationwide “lights” class action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs’ motion for class certification and various other motions were heard on September 13, 2006. On September 25, 2006, the court, among other things, granted class certification and set a trial date of January 22, 2007. On October 6, 2006, the defendants, including RJR Tobacco, filed a motion requesting the U.S. Court of Appeals for the Second Circuit to review the class certification decision and to stay the case pending that review. On October 24, 2006, the court of appeals granted a temporary stay of all pre-trial and trial proceedings pending disposition of the motion for stay and the request to review the class certification decision.
      In the event RJR Tobacco and its affiliates and indemnitees lose the Turner, Howard or Schwab cases, or one or more of the other pending “lights” class-action suits, RJR Tobacco could face bonding difficulties similar to the difficulties faced by Philip Morris in Price depending upon the amount of damages ordered, if any. This result could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.

RJR Tobacco could be subject to substantial liabilities from tobacco-related antitrust lawsuits.
      RJR Tobacco and its indemnitees, including B&W, and certain of their subsidiaries are defendants in multiple actions alleging violations of federal and state antitrust laws, including allegations that the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, conspired to fix cigarette prices. An adverse outcome in any of these cases could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.

RJR Tobacco’s retail market share has declined in recent years and is expected to continue to decline for the medium term; any continuation in the decline beyond the medium term could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI.
      According to data from IRI, the combined share of RJR Tobacco and B&W of the U.S. cigarette retail market declined to 29.98% in 2005 from 30.82% in 2004 and 32.09% in 2003, continuing a trend in effect for several years. This data does not reflect revisions made by IRI to its market share data in April 2006 to better reflect industry dynamics. The use of revised methodology by IRI would not have had a material impact on the foregoing percentages. You should not rely on the foregoing market share data as being a precise measurement of actual market share because IRI bases its reporting on sampling and, in addition, is not able to effectively track the volume of all deep-discount brands, gray market imports and sales through alternative channels. Accordingly, the retail share of market of RJR Tobacco as reported above may overstate its actual market share.
      While RJR Tobacco expects this declining market share trend to continue for the medium term, at the beginning of 2005, RJR Tobacco implemented a brand portfolio marketing strategy, discussed elsewhere in this prospectus, which RJR Tobacco expects, over a four- to six-year time frame, will result in growth in total RJR Tobacco market share. Lost market share, however, is difficult to regain. If this new marketing strategy is unsuccessful and the decline in RJR Tobacco’s market share continues beyond the medium term, this could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.

RJR Tobacco has substantial payment obligations under the MSA and other litigation settlement agreements, which materially adversely affect its ability to compete against manufacturers of deep-discount cigarettes that are not subject to these obligations.
      In November 1998, the major U.S. manufacturers of tobacco products, including RJR Tobacco and B&W, entered into the MSA with 46 states and other U.S. territories to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. RJR Tobacco, B&W and the other major U.S. tobacco manufacturers previously had settled similar claims brought by four other states.
      The aggregate cash payments made by RJR Tobacco under the MSA and other state settlement agreements were $2.7 billion, $2.0 billion and $1.8 billion in 2005, 2004 and 2003, respectively. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates its payments, including payments made in connection with B&W’s U.S. brands acquired in the B&W business combination, will be approximately $2.6 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter, subject to certain adjustments. For a more complete description of the MSA and other state settlement agreements, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.
      The MSA and other state settlement agreements have materially adversely affected RJR Tobacco’s shipment volumes. The payments under these agreements also make it difficult for RJR Tobacco to compete with certain manufacturers of deep-discount cigarettes. RAI believes deep-discount brands made by small manufacturers in recent years have proliferated and have increased their combined market share to 13% to 15% of U.S. industry unit sales. The manufacturers of deep-discount brands are either subsequent participating manufacturers or non-participating manufacturers, referred to as NPMs, to the MSA. As such, they have lower payment obligations than do the original participating manufacturers, allowing them to price their products lower than the original participating manufacturers. This pricing has resulted in higher levels of discounting and promotional support by RJR Tobacco as part of its efforts to defend its existing brands, attract adult smokers of competitive brands and launch new brands. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and discount categories, RJR Tobacco’s share of the domestic premium and discount cigarette categories, and the effect of any cost advantage of manufacturers not subject to the MSA and other state settlement agreements.
      The MSA includes an adjustment, referred to as an NPM adjustment, that potentially reduces RJR Tobacco’s and other participating manufacturers’ annual payment obligations. RJR Tobacco is currently involved in litigation with more than 35 of the settling states as to whether RJR Tobacco is entitled to an NPM adjustment for 2003. For more information on this litigation, see note 8 to the condensed consolidated financial statements (unaudited) contained in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein. If RJR Tobacco is unsuccessful in disputing that it is entitled to deduct its share of the 2003, or any subsequent, NPM adjustment from its MSA payments, RJR Tobacco would be obligated to continue paying the full amounts of its projected MSA payments notwithstanding that its market share, and potentially its revenues, were decreasing as a result of increased competition from NPMs. Even if RJR Tobacco is successful in deducting its share of the NPM adjustment from its 2003, and any subsequent, MSA payments, it could incur substantial litigation costs to establish its entitlement to the deduction, particularly if one or more of the settling states that have filed legal proceedings prevail in their claim that the courts of the individual states are the proper forum for resolving the dispute.

RAI’s operating subsidiaries have substantial payment obligations under the Fair and Equitable Tobacco Reform Act.
      On October 22, 2004, the President signed the Fair and Equitable Tobacco Reform Act of 2004, referred to as FETRA, eliminating the U.S. government’s tobacco production controls and price support program. The buyout of tobacco quota holders provided for in FETRA is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years and approximately $290 million for the liquidation of quota tobacco stock.
      The MSA provided for the establishment of a $5.15 billion trust fund to be divided among the states that produce cigarette tobacco to compensate tobacco growers and quota holders for any negative effects that the MSA might have on them — MSA participants’ payment obligations with respect to this fund are referred to as “Phase II” obligations. As a result of the tobacco buyout legislation, the MSA Phase II obligations established in 1999 will be continued as scheduled through the end of 2010, but will be offset against the tobacco quota buyout obligations. RAI’s operating subsidiaries’ annual expense under FETRA, excluding the tobacco stock liquidation assessment, is estimated to be approximately $265 million. Since the inception of FETRA through June 30, 2006, RAI’s operating subsidiaries have incurred $72 million of cumulative net assessments from quota tobacco stock liquidation. Of these amounts, approximately $46 million has been paid through the second quarter of 2006, and the remaining amount is scheduled to be paid, quarterly, by December 31, 2006. RAI’s operating subsidiaries estimate that their overall share of the buyout will approximate $2.4 billion to $2.9 billion prior to the deduction of permitted offsets under the MSA.

      FETRA’s substantial buyout payment obligations could negatively affect the profits and cash flows of RJR Tobacco and RAI’s other operating subsidiaries and could adversely affect sales if price increases are required to offset the obligations.

The assumption of certain of B&W’s historical and future liabilities has exposed RJR Tobacco and its subsidiaries to significant additional potential liabilities associated with the cigarette and tobacco industry.
      In connection with the B&W business combination, RJR Tobacco agreed to indemnify B&W and its affiliates for B&W’s historic and future liabilities related to the contributed business, including all tobacco-related litigation and all post-closing liabilities under the MSA and other state settlement agreements with respect to B&W’s U.S. cigarette and tobacco business. These liabilities could expose RJR Tobacco to material losses, which would materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes. As of July 14, 2006, of the 1,291 cigarette-related cases pending against RJR Tobacco or its affiliates or indemnitees, 36 cases were pending against B&W that are not also pending against RJR Tobacco.

RJR Tobacco is dependent on the U.S. cigarette business, which it expects to continue to decline.
      The international rights to substantially all of RJR Tobacco’s brands were sold in 1999 to JTI. In connection with this sale, RJR Tobacco also agreed that, prior to its use or license outside the United States of any trademarks or other intellectual property relating to its manufacture or sale of tobacco products, RJR Tobacco would first negotiate in good faith with JTI with respect to JTI’s acquisition or licensing of such trademarks or intellectual property. In addition, in connection with the B&W business combination in 2004, RAI entered into a non-competition agreement with British American Tobacco, p.l.c., referred to as BAT, B&W’s parent, under which RAI’s operating subsidiaries generally are prohibited, subject to certain exceptions, from manufacturing and marketing certain tobacco products outside the United States until July 2009. As a result of the foregoing, RJR Tobacco is dependent on the U.S. cigarette market. As a result of price increases, restrictions on advertising and promotions, funding by U.S. manufacturers, including RJR Tobacco, of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups and other factors, U.S. cigarette consumption has generally been declining, and it is expected to continue to decline, which could adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes. U.S. cigarette shipments, as tracked by Management Science Associates, Inc., referred to as MSAi, decreased at a compound annual rate of 1.6% from 1987 through 1997. After declining 4.6% in 1998 and 9% in 1999, shipments remained relatively stable in 2000, declined 3.2% in 2001, 3.7% in 2002, 5.1% in 2003 and 1.8% in 2004. In 2005, shipments declined 3.4% to 381.0 billion units.

RAI’s operating subsidiaries are subject to significant limitations on advertising and marketing tobacco products that could harm the value of their existing brands or their ability to launch new brands.
      In the United States, television and radio advertisements of cigarettes have been prohibited since 1971, and television and radio advertisements of smokeless tobacco products have been prohibited since 1986. Under the MSA, certain of RAI’s operating subsidiaries, including RJR Tobacco, cannot use billboard advertising, cartoon characters, sponsorship of certain events, non-tobacco merchandise bearing their brand names and various other advertising and marketing techniques. In addition, the MSA prohibits targeting of youth in advertising, promotion or marketing of tobacco products, including the smokeless tobacco products of RJR Tobacco. The smokeless tobacco products of Conwood are not covered by the MSA. Although these restrictions were intended to ensure that tobacco advertising was not aimed at young people, some of the restrictions also may limit the ability of RAI’s operating subsidiaries to communicate with adult smokers. For example, RAI’s operating subsidiaries only advertise their cigarettes in magazines in which the vast majority of readers are adults 18 years of age or older. Additional restrictions may be imposed legislatively or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of existing brands. Moreover, these limitations could significantly impair the ability of RAI’s operating subsidiaries to launch new premium brands. Also, as discussed in greater detail above, RJR Tobacco will be subject to additional marketing restrictions if the recent decision by the U.S. District Court for the District of Columbia in the case brought by the U.S. Department of Justice is not reversed on appeal.

The U.S. cigarette industry is subject to substantial and increasing regulation and taxation, which has a negative effect on sales volume and profitability. In addition, Conwood’s tobacco products are subject to excise taxes and to many restrictions and regulations similar to the ones to which the tobacco products of RAI’s other operating subsidiaries are subject, which may have a negative effect on sales volume and profitability of Conwood.
      A wide variety of federal, state and local laws limit the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. Private businesses also have adopted regulations that prohibit or restrict, or are intended to discourage, smoking. This trend has had, and is likely to continue to have, a material adverse effect on the sales, volumes, operating income and cash flows of RJR Tobacco and, consequently, of RAI.
      Cigarettes are subject to substantial and increasing excise taxes in the United States. The federal excise tax per pack of 20 cigarettes is $0.39. All states and the District of Columbia currently impose cigarette excise taxes at levels ranging from $0.07 per pack in South Carolina to $2.575 in New Jersey. During 2005, seven state legislatures increased their cigarette excise tax per pack. As a result of these increases, on July 1, 2006, the weighted average state cigarette excise tax per pack, calculated on a 12-month rolling average, was approximately $0.788. Several states have pending legislation proposing excise tax increases, and four states have passed excise tax per pack increases in 2006. Additionally, four states, including California with a $2.60 increase per pack measure, have proposals to increase the cigarette excise tax on the ballot during November elections this year. RJR Tobacco, as part of coalitions in each state, expects to spend at least $40 million in 2006, to address these and other tobacco-related initiatives. Certain city and county governments, such as New York and Chicago, also impose substantial excise taxes on cigarettes sold in those jurisdictions. In 2006, increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could have a material adverse effect on the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco to make payments pursuant to its guarantee of the RAI notes.
      A federal excise tax was imposed on smokeless tobacco products in 1986, which was increased in 1991, 1993, 1997, 2000 and 2002. The current federal excise tax on smokeless tobacco products is $0.195 per pound for chewing tobacco, and $0.585 per pound for snuff. As of January 1, 2006, 43 states taxed smokeless tobacco products on an ad valorem basis at rates ranging from 3% in North Carolina to 90% in Massachusetts. Other states tax smokeless tobacco products based on weight or on a per unit basis. A federal tax is imposed on cigars, and certain states also impose taxes, generally on an ad valorem basis, on cigars.
      In 1996, the U.S. Food and Drug Administration, referred to as the FDA, published regulations that would have severely restricted cigarette advertising and promotion, and limited the manner in which tobacco products could be sold. On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug, and Cosmetic Act and, accordingly, the FDA’s assertion of jurisdiction over tobacco products was impermissible under that act. Since the Supreme Court decision, various proposals have been made for federal legislation to regulate tobacco products, including smokeless tobacco products. A presidential commission appointed by former President Clinton issued a final report on May 14, 2001, recommending that the FDA be given authority by Congress to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health. In addition, congressional advocates of FDA regulation have introduced legislation for consideration by Congress. Other proposals for the federal regulation of tobacco products have related to, among other things, additional warning notices, the disallowance of advertising and promotion expenses as deductions under federal tax law, a ban or further restriction of all advertising and promotion and increased regulation of the manufacturing and marketing of tobacco products by new or existing federal agencies.
      Over the years, various state and local governments have continued to regulate tobacco products, including smokeless tobacco products. These regulations relate to, among other things, the imposition of significantly higher taxes, increases in the minimum age to purchase tobacco products, sampling and advertising bans or restrictions, ingredient and constituent disclosure requirements and significant tobacco control media campaigns. Additional state and local legislative and regulatory actions will likely be considered in the future, including, among other things, restrictions on the use of flavorings.
      Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling, mandatory ingredients disclosure and nicotine yield information disclosure of tobacco products could reduce sales, increase costs and have a material adverse effect on the business of the operating subsidiaries of RAI. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to the business of RJR Tobacco. These factors could have a material adverse effect on RAI’s results of operations, cash flows and financial condition.
      Various state governments have adopted or are considering adopting legislation establishing fire safety standards for cigarettes. Compliance with this legislation could be burdensome. On December 31, 2003, the New York State Office of Fire Prevention and Control issued a final standard with accompanying regulations that requires all cigarettes offered for sale in New York State after June 28, 2004, to achieve specified test results when placed on ten layers of filter paper in controlled laboratory conditions. The cigarettes that RAI’s operating companies sell in New York State comply with this standard. In 2005, California and Vermont, and in 2006, Illinois, Massachusetts and New Hampshire, each enacted fire-safe legislation of its own, adopting the same testing standard set forth in the OFPC regulations described above. This requirement took effect in Vermont on May 1, 2006, and will take effect in California on January 1, 2007, in New Hampshire on October 1, 2007, and in Illinois and Massachusetts on January 1, 2008. Similar legislation is being considered in a number of other states. Varying standards from state to state could have an adverse effect on the business or results of operations of RJR Tobacco.

RJR Tobacco’s and Conwood’s volumes, market share and profitability may be adversely affected by competitive actions and pricing pressures in the marketplace.
      The tobacco industry is highly competitive. Among the major manufacturers, brands primarily compete on such elements as product quality, price, brand recognition, brand imagery and packaging. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to maintain or improve a brand’s market position or introduce a new brand.
      Increased selling prices from higher cigarette taxes and settlement costs have resulted in increased competitive discounting and the proliferation of deep-discount brands.
      In addition to the competition Conwood faces from its largest competitor, UST Inc., RJR Tobacco’s largest competitor in the cigarette market, Philip Morris USA Inc., has recently begun test marketing smokeless tobacco products. Further, other companies may test or enter the smokeless tobacco marketplace. Increased competition, from new entrants or existing market participants, could introduce pricing pressure or decrease Conwood’s market share, either of which could adversely affect Conwood’s profitability and revenues.
      Although RAI believes Conwood’s business has benefited in recent years from the increased popularity of price-value brands compared to premium priced brands, if this trend deprives Conwood’s premium brands of market share, Conwood’s profitability and revenues from those brands could decrease. Even if consumers shift from Conwood’s premium brands to its own price-value brands, Conwood’s revenues and profitability could be adversely affected due to the higher sales prices and higher profit margins on Conwood’s premium brands as compared with its price-value brands.

Failure to successfully integrate Conwood into RAI’s corporate organization could prevent RAI from attaining the anticipated benefits of the Conwood acquisition.
      Achieving the anticipated benefits of the Conwood acquisition will depend in part upon the integration of Conwood into RAI’s corporate organization. Integration of a substantial business is a challenging, time-consuming and costly process. It is possible that the acquisition itself or the integration process could result in the loss of the management of Conwood or other key employees, the disruption of Conwood’s business or inconsistencies in standards, controls, procedures and policies that adversely affect its ability to maintain relationships with suppliers, customers and employees. In addition, successful integration of Conwood will require the dedication of significant management resources that may temporarily detract attention from RAI’s and Conwood’s day-to-day business. If management is not able to integrate the organizations, operations and systems of Conwood and RAI in a timely and efficient manner, the anticipated benefits of the Conwood acquisition may not be realized fully.

If RJR Tobacco is not able to develop, produce or commercialize new products and technologies required by regulatory changes or changes in adult consumer preferences, sales and profitability could be adversely affected.
      Consumer health concerns and changes in regulations are likely to require RJR Tobacco to introduce new products or make substantial changes to existing products. Similarly, RAI believes that there may be increasing pressure from public health authorities and consumers to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. RJR Tobacco may not be able to develop a potentially reduced risk product that is broadly acceptable to adult consumers in a cost-effective manner, or at all. Moreover, it may be difficult for RJR Tobacco to effectively promote such a product in any event. RJR Tobacco believes that the order in the U.S. Department of Justice case, described above, might (unless the order is reversed on appeal) limit RJR Tobacco’s ability to market effectively any potentially reduced risk product it may develop. Further, additional marketing restrictions could be imposed legislatively or judicially in the future that could adversely affect RJR Tobacco’s ability to market effectively any potentially reduced risk product it may develop. The costs associated with developing new products and technologies, as well as the inability to develop and effectively market acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on RAI’s results of operations, cash flows and financial condition.

RJR Tobacco depends on third-party suppliers for its tobacco packaging materials requirements; if the supply of tobacco packaging materials from the suppliers is interrupted, or the quality of the packaging declines, RJR Tobacco’s sales and packaging related costs could be negatively affected.
      On May 2, 2005, RJR Tobacco and RJR Packaging sold the assets and business of RJR Packaging to five packaging companies. In connection with this sale, RJR Tobacco entered into agreements with four of the purchasers, pursuant to which those companies supply RJR Tobacco with certain of its tobacco packaging materials requirements.
      As a result, RJR Tobacco is now dependent upon third parties for its packaging requirements. Consequently, the risks of an interruption in the supply of packaging materials to RJR Tobacco, or a decline in the quality of such packaging materials, have increased. A decline in the quality of packaging materials could negatively affect sales. If the supply of packaging materials is interrupted, RJR Tobacco’s own shipments of tobacco products could be materially slowed, which could decrease sales and adversely impact RJR Tobacco’s relationships with wholesalers and retailers. Delays in the shipments of RJR Tobacco’s products may result in certain RJR Tobacco brand styles being out of stock at the retail level, increasing the potential that consumers may switch to brands made by RJR Tobacco’s competitors.

      If RJR Tobacco had to seek alternate suppliers, particularly on an urgent basis, there is no guarantee that RJR Tobacco could find alternate suppliers willing or able to supply packaging materials on a timely basis (if at all), at an acceptable cost and of the necessary quality. If, as a result of securing an alternate supply of packaging materials, RJR Tobacco’s packaging related costs increased, its profits could consequently decrease. Sales could also be negatively affected if the quality of packaging from the alternate suppliers were below RJR Tobacco’s requirements.
      A material increase in RJR Tobacco’s packaging related costs, a material decrease in the quality of packaging materials or a material interruption in the supply of packaging materials could materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco and, consequently, of RAI.
      Beginning in late June 2006, and continuing through October 2006, RJR Tobacco experienced a shortage of packaging materials for certain of its brand styles. This shortage has caused incomplete deliveries to certain of RJR Tobacco’s customers of the affected brand styles. To address this issue, packaging materials capacity has been increased at RJR Tobacco’s primary packaging supplier, and RJR Tobacco has been purchasing certain packaging materials from other packaging suppliers. As a result, RJR Tobacco has now completed the process of building its cigarette inventories back to historical levels. RAI does not believe that this shortage will materially adversely affect the results of operations, cash flows and financial condition of RJR Tobacco or RAI.

Certain of RAI’s operating subsidiaries face a customer concentration risk.
      Sales made by RJR Tobacco to McLane Company, Inc., a distributor, comprised 28%, 30% and 33% of RJR Tobacco’s revenue in 2005, 2004 and 2003, respectively. Sales made by Conwood to McLane Company, Inc. comprised 15%, 16% and 16% of Conwood’s consolidated revenue in 2005, 2004 and 2003, respectively. No other customer accounted for 10% or more of RAI’s or Conwood’s revenue during those years. The loss of this customer, or a significant decline in its purchases from RJR Tobacco or Conwood, could have a material adverse effect on the business, financial condition and results of operations of RJR Tobacco or Conwood, as the case may be, and, consequently, of RAI, the ability of RAI to make payments on the RAI notes and the ability of RJR Tobacco or Conwood to make payments pursuant to its guarantee of the RAI notes.

RAI’s credit facilities contain restrictive covenants that may limit the flexibility of RAI and its subsidiaries, and breach of those covenants may result in a default under the agreement relating to the facilities.
      RAI’s credit facilities limit, and in some circumstances prohibit, the ability of RAI and its subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends;

•	make capital expenditures, investments or other restricted payments;

•	engage in sale-leaseback transactions;

•	guarantee debt;

•	engage in transactions with shareholders and affiliates;

•	create liens;

•	sell assets;

•	issue or sell capital stock of subsidiaries;

•	engage in mergers and acquisitions; and

•	prepay certain indebtedness.
      These restrictions could limit the ability of RAI and its subsidiaries to obtain future financing, withstand a future downturn in their businesses or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if RAI does not comply with these covenants and with financial covenants in its credit facilities that require it to maintain certain minimum financial ratios, any indebtedness outstanding under the credit facilities could become immediately due and payable. In addition, the lenders under RAI’s credit facilities could refuse to lend funds if RAI is not in compliance with the covenants or could terminate the credit facilities. If RAI were unable to repay accelerated amounts, the lenders under RAI’s credit facilities could initiate a bankruptcy proceeding or liquidation proceeding, or proceed against any collateral securing that indebtedness.

Fire, violent weather conditions and other disasters may adversely affect the operations of RAI’s operating subsidiaries.
      A major fire, violent weather conditions or other disasters that affect the manufacturing facilities of RAI’s operating subsidiaries, or of their suppliers and vendors, could have a material adverse effect on the operations of RAI’s operating subsidiaries. Although RAI has insurance coverage for some of these events, a prolonged interruption in the manufacturing operations of RAI’s operating subsidiaries could have a material adverse effect on the ability of its operating subsidiaries to effectively operate their businesses.

RAI has substantial debt and may incur substantial additional debt, which could adversely affect its financial health and its ability to obtain financing in the future, react to changes in its business and make payments on the RAI notes.
      As of June 30, 2006, on a consolidated basis, RAI had an aggregate principal amount of $4.413 billion of outstanding long-term indebtedness (less current maturities). RAI’s substantial debt could have important consequences to holders of RAI notes. Because of RAI’s substantial indebtedness:

•	its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and its ability to satisfy its obligations with respect to the RAI notes may be impaired in the future;

•	a substantial portion of its cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to it for other purposes;

•	it may be at a disadvantage compared to its competitors with less debt or comparable debt at more favorable interest rates; and

•	its flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and it may be more vulnerable to a downturn in general economic conditions or its business or be unable to carry out capital spending that is necessary or important to its growth strategy and its efforts to improve operating margins.
      It is likely that RAI will refinance, or attempt to refinance, a significant portion of this indebtedness prior to its maturity through the incurrence of new indebtedness. There can be no assurance that RAI’s available cash or access to financing on acceptable terms will be sufficient to satisfy when due such indebtedness and its obligations under the notes.

An increase in interest rates would increase the cost of servicing RAI’s variable rate indebtedness and could cause its annual debt service obligations to increase significantly and reduce its profitability.
      RAI’s borrowings under its credit facilities bear interest at a variable or floating rate. As of June 30, 2006, the borrowings outstanding under the credit facilities consisted solely of the $1.55 billion floating rate term loan. In addition, as of June 30, 2006, RAI had outstanding interest rate swap agreements, the effect of which was to convert the interest rate applicable to $750 million principal amount of debt from a fixed to a floating rate. Any increase in interest rates would increase the cost of servicing RAI’s floating rate debt and, consequently, RAI’s net income would decrease. A 100 basis-point increase in LIBOR (the rate applicable as of June 30, 2006, to the term loan and $750 million principal amount of debt subject to the interest rate swap) would increase RAI’s annual interest expense by $23 million. For a discussion of how RAI manages its exposure to changes in interest rates, see note 7 to the condensed consolidated financial statements (unaudited) included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.

The ability of RAI to access the debt capital markets could be impaired because of its credit rating.
      The RJR notes are, and the RAI notes will be, rated below investment grade. Because of these ratings, in the future RAI may not be able to sell its debt securities or borrow money in such amounts, at the times, at the lower interest rates or upon the more favorable terms and conditions that might otherwise be available to RAI if its debt was rated investment grade. The below-investment grade credit rating of the notes may make it more difficult for RAI to obtain future debt financing on an unsecured basis. In addition, future debt security issuances or other borrowings may be subject to further negative terms, including limitations on indebtedness or similar restrictive covenants, particularly if RAI’s ratings decline further.
      RAI’s credit ratings are influenced by some important factors not entirely within the control of RAI or its affiliates, such as tobacco litigation, the regulatory environment and the performance of suppliers and vendors to RAI’s operating subsidiaries. Moreover, because the kinds of events and contingencies that impair RAI’s credit ratings and the ability of RAI and its affiliates to access the debt capital markets are often the same kinds of events and contingencies that could cause RAI and its affiliates to seek to raise additional capital on an urgent basis, RAI and its affiliates may not be able to issue debt securities or borrow money upon acceptable terms, or at all, at the times at which they may most need additional capital.
Risks Related to the RAI Notes

All of RAI’s operations are conducted through its subsidiaries, and this structure may impair RAI’s ability to pay the RAI notes. In addition, the RAI notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.
      The RAI notes will be the direct obligations of RAI. Certain of RAI’s subsidiaries, including its material domestic subsidiaries, will guarantee RAI’s obligations under the RAI notes. RAI’s operations are conducted through certain of its subsidiaries. RAI’s cash flow and its ability to service its debt, including the RAI notes, depends upon the earnings of its subsidiaries and their loans, dividends, distributions or other payments to or for the benefit of RAI. This structure may impair RAI’s ability to make payments on the RAI notes. The ability of RAI’s subsidiaries to pay dividends and make other distributions is subject to applicable law. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of those non-guarantor subsidiaries over the claims of creditors of RAI and the guarantors, including holders of the RAI notes. The RAI notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.

The guarantees may be terminated without the consent of the RAI noteholders.
      RAI’s obligations under the RAI notes will be guaranteed by RAI’s material domestic subsidiaries. These subsidiaries guarantee the obligations of RAI under the credit facilities. Under the terms of the RAI indenture, if any guarantor of the RAI notes ceases to be a guarantor under the credit facilities, that guarantor will be automatically released from all of its obligations under both the RAI indenture and its guarantee of the RAI notes, and, as a result, that guarantee will terminate. No noteholder consent is required in this event. It is possible that the lenders under RAI’s credit facilities may release some or all of the guarantees thereunder or such credit facilities may be terminated, and any replacement credit facilities may not require guarantees of RAI’s obligations thereunder. Therefore, the RAI notes may not continue to be guaranteed to the same extent as they will be upon issuance, or at all.

The security for the obligations of RAI and the guarantors under the RAI notes may be released.
      Under the terms of the RAI indenture, if, for any reason, the assets specified therein are no longer pledged to secure the obligations of RAI and the guarantors under RAI’s credit facilities (or any other indebtedness), such assets will be released as security for the RAI notes and related guarantees. Under the terms of RAI’s credit facilities, provided certain defaults do not exist under the RAI indenture at such time as (1) RAI’s term loan is paid in full and (2) RAI obtains investment grade corporate ratings (with not worse than stable outlooks) from each of Moody’s and S&P, the security for RAI’s credit facilities automatically will be released and the obligations thereunder will become unsecured.
      In the event the RAI notes no longer have the benefit of the security described in this prospectus, the RAI notes will be unsecured obligations and such obligations will rank equally with all other existing and future unsecured, unsubordinated obligations of such entity (except those obligations preferred by operation of law).

Substantially all of the assets of RAI and the guarantors secure the obligations of these entities under RAI’s credit facilities, while only certain assets of RAI and the guarantors will secure the RAI notes. The RAI notes will be effectively subordinated to RAI’s credit facilities to the extent of the value of such assets that do not also secure the RAI notes.
      If RAI or a guarantor becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. Certain assets of RAI and the guarantors secure or will secure the obligations of these entities under:

•	RAI’s $1.55 billion six-year senior secured term loan facility;

•	RAI’s $550 million five-year senior secured revolving credit facility;

•	the RAI notes and related guarantees;

•	other existing notes of RAI and related guarantees in the aggregate principal amount of $2.939 billion; and

•	any future secured obligations of RAI.
      The proceeds of such security, upon liquidation, will be shared equally and ratably among the holders of these secured obligations. See “Description of Material Indebtedness” and “Description of the RAI Notes.” Additional assets of RAI and the guarantors secure RAI’s credit facilities but will not secure the RAI notes. The assets that secure the credit facilities that will not secure the RAI notes include, among other assets, intellectual property, inventory, cash and accounts receivable and pledges of securities other than the stock of RJR Tobacco. Consequently, with respect to the exercise of remedies by the lenders under the credit facilities, the proceeds of those assets of RAI and the guarantors that secure the obligations under these facilities, but not under the RAI notes, will, upon liquidation, not be available to the holders of the RAI notes. As a result, the RAI notes are effectively subordinated to the obligations under RAI’s credit facilities to the extent of the value of those assets which secure the credit facilities but do not secure the RAI notes.

The credit ratings assigned to the RAI notes may not reflect all risks of an investment in the RAI notes.
      The credit ratings assigned to the RAI notes reflect the rating agencies’ assessments of the ability of RAI to make payments on the RAI notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the RAI notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the RAI notes.

RAI is not required to repurchase or redeem the RAI notes upon a change of control of RAI or other events involving RAI that may affect its creditworthiness.
      The RAI indenture does not require RAI to repurchase or redeem or otherwise modify the terms of the RAI notes upon the occurrence of certain events involving RAI that may affect its creditworthiness. These events include certain consolidations, mergers, sales of assets or other similar transactions, or a change of control of RAI.

The RAI notes lack some covenants typically found in other comparably rated debt securities.
      Although, upon issuance, the RAI notes will be rated below investment grade by both Moody’s and S&P, they lack the protection of several financial and other restrictive covenants typically associated with comparably rated debt securities. In particular, the RAI indenture does not contain restrictions on RAI’s ability to incur additional debt, pay dividends or make distributions or repurchase stock, make investments, enter into transactions with affiliates or sell less than substantially all of its assets.

The value of the collateral securing the RAI notes and related guarantees may not be sufficient to satisfy the obligations of RAI and the guarantors thereunder.
      In the event of foreclosure on the collateral for the RAI notes and the related guarantees, the proceeds from the sale of this collateral may not be sufficient to satisfy the RAI notes. To the extent that the collateral securing the RAI notes is insufficient to satisfy the obligations under the RAI notes, the RAI notes would become unsecured and pari passu with the other unsecured debt of RAI. In addition, your rights to the collateral would be diluted by any further increase in the indebtedness secured by the collateral. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value or realizable value apart from use in the businesses of RAI’s operating subsidiaries.

Even if RAI defaults in its payment of the RAI notes, holders of the RAI notes cannot foreclose on the security for the RAI notes and the guarantees until the lenders under RAI’s credit facilities do so, except in limited circumstances.
      Upon a default under the RAI notes, the holders thereof may only seek enforcement of the remedies set forth in the security documents if:

•	the required lenders under RAI’s credit facilities have required the collateral agent to take action against the collateral following a default under the term loan and the revolver; or

•	a payment default with respect to at least $300 million aggregate principal amount of indebtedness under the RAI indenture (or a substantially similar indenture) occurs and continues in existence for at least 180 days, following which the holders of such indebtedness can direct the collateral agent to enforce the remedies under the security documents, independent of a default under the term loan and the revolver; provided that, following the initiation of such enforcement, the required lenders under the credit facilities may direct the collateral agent as to the enforcement process, and the collateral agent shall comply with such directions (without any opportunity for consent or direction from the holders of the RAI notes) so long as such directions are not adverse to the directions of the holders of the RAI notes.

Since there are no cross-default provisions in the RAI indenture related to the RAI notes, a default under RAI’s credit facilities will not permit the holders of the RAI notes to declare a default unless independent grounds exist.
      Upon a default occurring under the RAI indenture, the lenders under RAI’s credit facilities may declare a default thereunder. Upon a default under RAI’s credit facilities, the lenders may require the collateral agent to pursue the remedies set forth in the security documents. However, unless a default has independently occurred with respect to the RAI notes, a default under RAI’s credit facilities does not cause a default under the RAI indenture, or give the holders of the RAI notes thereunder a right to accelerate such debt. As a result, if RAI defaults in its obligations under its credit facilities but does not default in its obligations under the RAI notes, the lenders under the credit facilities can exercise their remedies under the security documents with respect to the collateral provided for in such facilities, including those assets that also secure the RAI notes, at a time when the holders of the RAI notes would have no similar enforcement rights, potentially reducing or eliminating the security for the RAI notes.

Your right to be repaid would be adversely affected if a court determined that any of the guarantors of the RAI notes made any guarantee for inadequate consideration or with the intent to defraud creditors.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer or conveyance laws, a guarantee made by any of the guarantors could be voided, or claims on the guarantees made by any of the guarantors could be subordinated to all other obligations of any such guarantor, if the guarantor, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors;

•	received less than reasonably equivalent value in exchange for incurring those obligations, and was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.
      Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. RAI cannot be certain what standard a court would apply to determine whether a guarantor was “insolvent” as of the date it guarantees the RAI notes, and cannot assure you that, regardless of the method of valuation, a court would not determine that such guarantor was insolvent on that date. Nor can RAI assure you that a court would not determine, regardless of whether such guarantor was insolvent on the date of such guarantee of the RAI notes, that the payments constituted fraudulent transfers on another ground.

      The liability of each guarantor under the RAI indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor. If a court were to void a guarantor’s obligations under a guarantee, any grant of security by such guarantors would also be extinguished.

There is a limited trading market for the existing notes of RAI of the series offered hereby, which could adversely affect the market price and liquidity of the RAI notes.
      You may find it difficult to sell your RAI notes because an active trading market for the RAI notes may not develop. There is a limited trading market for the existing securities of the series of notes offered hereby. The existing series are not listed on any securities exchange or quoted on any quotation system, and we do not intend to apply for listing of the RAI notes on any exchange or for inclusion of the RAI notes in any automated quotation system. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be in the RAI notes. As a result, the market price of the RAI notes, as well as your ability to sell the RAI notes, could be adversely affected.
Risks Related to the Exchange Offer

The RJR notes do not have the collateral and additional guarantees that the RAI notes will have.
      The RAI notes will be guaranteed by all of the subsidiaries of RJR that currently guarantee the RJR notes. In addition, Santa Fe, Lane, Conwood Holdings, Conwood Company, Conwood Sales, Rosswil and Scott Tobacco, as well as RJR, will guarantee the RAI notes. Further, the RAI notes and related guarantees will be secured by certain assets of RAI and the guarantors, including RJR, while the RJR notes and related guarantees are unsecured. Consequently, in the event RJR defaults on the RJR notes, the holders of the RJR notes will not have potential recourse to as many guarantors to collect on the obligations under the RJR notes as would holders of the RAI notes in the event of a default by RAI thereon. In addition, in the event of such default, the holders of RJR notes would not have recourse to any collateral to satisfy defaulted obligations thereunder and under the related guarantees, as would similarly situated holders of notes issued by RAI under the RAI indenture, including the RAI notes.

RAI noteholders will have the benefit of certain restrictive covenants and an additional bankruptcy event of default under the RAI indenture that holders of the RJR notes do not have under the RJR indentures.
      Holders of RAI notes will have the benefit of, among other things, limitations set forth in the RAI indenture on the ability of RAI and certain of its subsidiaries to:

•	mortgage or pledge as security for indebtedness shares of stock, indebtedness or other obligations of a subsidiary or certain principal property of RAI or certain of its subsidiaries;

•	enter into certain sale-leaseback transactions; and

•	enter into mergers, consolidations or sale or conveyance of RAI as an entirety or substantially as an entirety.
The RJR indentures have no such restrictions. In addition, unlike the RJR indentures, the RAI indenture provides that it shall be an event of default if RAI or certain of its subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of an order for relief in an involuntary case under any such law. It is consequently possible that RJR or certain of its subsidiaries could take actions that could adversely affect the credit risk of the RJR notes that are nonetheless permitted under the RJR indentures, but would be forbidden to RAI and certain of its subsidiaries under the RAI indenture.

As a result of the Conwood transactions, RJR has incurred obligations in addition to its obligations under the RJR notes.
      RJR has guaranteed the obligations of RAI under RAI’s credit facilities and under existing notes of RAI, and will guarantee the RAI notes offered hereby. RJR has secured RAI’s new credit facilities and RAI’s existing notes and its guarantee of the credit facilities and such notes, and will secure the RAI notes offered hereby and its guarantee of such notes, with a pledge of certain of its assets, while the RJR notes will remain unsecured. Consequently, although RJR’s obligations as a principal obligor under the RJR notes will decrease to the extent the holders thereof participate in the exchange offer, its guarantee obligations with respect to RAI’s new credit facilities have significantly increased its overall obligations.

The RJR notes are effectively subordinated to RJR’s secured obligations.
      The RJR notes are unsecured. RJR has guaranteed RAI’s obligations under RAI’s existing notes and its new credit facilities and has provided security for such guarantees. The RJR notes are effectively subordinated to those obligations of RJR which are secured (including RJR’s guarantees and security provided for RAI’s new credit facilities, existing notes and the RAI notes offered hereby) to the extent of the value of the collateral securing such obligations.

RAI’s guarantee of the RJR notes will be effectively subordinated to the RAI notes.
      The RJR notes are guaranteed by RAI. The RAI notes and related guarantees will be secured by certain assets, while RAI’s guarantee of the RJR notes will remain unsecured. The obligations of RAI under its guarantee of the RJR notes will be effectively subordinated to the RAI notes to the extent of the value of the collateral securing the RAI notes.

There is a limited trading market for the RJR notes; that market may be limited further as a result of the exchange offer.
      To the extent that the RJR notes are tendered and accepted in the exchange offer, any existing trading market for the RJR notes will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Consequently, the liquidity, market value and price volatility of RJR notes that remain outstanding may be adversely affected. Holders of RJR notes may attempt to obtain quotations for the RJR notes from their brokers. However, there can be no assurance that any trading market will exist for the RJR notes following consummation of the exchange offer. The extent of the public market for the RJR notes following consummation of the exchange offer will depend upon the number of holders remaining at such time, the interest in maintaining a market in the RJR notes on the part of securities firms and other factors.

You must comply with the exchange offer procedures in order to receive RAI notes.
      We will not accept your RJR notes for exchange if you do not follow the exchange offer procedures. Delivery of RAI notes in exchange for RJR notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for RJR notes or a confirmation of a book-entry transfer of RJR notes into the exchange agent’s account at DTC, as depository;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of tender through DTC’s ATOP program, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.
      Therefore, holders of RJR notes who would like to tender RJR notes in exchange for RAI notes should be sure to allow enough time to comply with the exchange offer procedures. Neither we nor the exchange agent are required to notify you of defects or irregularities in tenders of RJR notes for exchange. RJR notes that are not tendered or that are tendered but we do not accept for exchange will, following completion of the exchange offer, continue to be outstanding. See “The Exchange Offer — Procedures for Tendering RJR Notes” and “The Exchange Offer — Consequences of Failure to Exchange.”

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain or incorporate by reference forward-looking statements that relate to future events or the future financial performance of Reynolds American Inc. and its subsidiaries. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other matters. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “could,” “plan,” “intend” or similar expressions in this prospectus or in documents incorporated by reference in this prospectus.
      These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this prospectus and in the documents referred to and incorporated by reference in this prospectus, could affect the future results of RAI and its subsidiaries and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the risk factors described under “Risk Factors” beginning on page 17;

•	the substantial and increasing regulation and taxation of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements;

•	the continuing decline in volume in the domestic cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors and the growth of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the failure to realize the anticipated benefits arising from the Conwood acquisition;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the ratings of the securities of RAI and RJR;

•	any restrictive covenants imposed under debt agreements of RAI and RJR;

•	the possibility of fire, violent weather and other disasters that may adversely affect the manufacturing facilities;

•	adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging to the buyers of RJR Packaging’s businesses, and the recent shortage of packaging materials causing incomplete deliveries to RJR Tobacco’s customers of certain brand styles;

•	any adverse effects arising out of the implementation of an SAP enterprise business system in the third quarter of 2006; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
      Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the dates of those documents.
      Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written or oral forward-looking statements attributable to RAI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
INDUSTRY DATA
      When we make statements in this prospectus and in the documents incorporated by reference herein about the position of our operating subsidiaries in their respective industries or about their market share, we are making statements of our belief. This belief is based on data from IRI and from MSAi, with respect to our operating subsidiaries other than Conwood, and distributor reported data processed by MSAi with respect to Conwood. With respect to all of our operating subsidiaries, this belief is also based on estimates and assumptions that we have made based on the IRI and MSAi data and our knowledge of the markets for our products. We have not independently verified market and industry data provided by third parties. With respect to the data from IRI, in April 2006, IRI revised its market share data to better reflect industry dynamics. Had these revisions been applied to data for periods prior to April 2006, such application would not have resulted in any material changes to such data.

THE EXCHANGE OFFER
Background, Purpose and Effect of the Exchange Offer
      Prior to July 30, 2004, RJR was a publicly traded holding company. RAI was incorporated as a holding company in 2004 to facilitate the transactions to combine the U.S. assets, liabilities and operations of B&W with RJR’s direct, wholly owned subsidiary, RJR Tobacco. In connection with the business combination, RJR became a direct, wholly owned subsidiary of RAI, and RAI replaced RJR as the publicly traded entity. The RJR notes outstanding at that time remained primary obligations of RJR and were guaranteed by RAI. A subsequent issuance of notes also was conducted by RJR pursuant to an RJR indenture.
      In connection with the Conwood financing transactions, RAI determined to issue senior secured notes in the RAI new notes offering and to be the borrower under its credit facilities. RAI currently anticipates that any future debt financings will be conducted directly by RAI.
      RAI conducted the prior RJR exchange offer in order to simplify the capital structure of RAI and its consolidated subsidiaries, and to give certain holders of notes issued by RJR the opportunity to obtain securities similar to those issued in the RAI new notes offering. By limiting eligibility to participate in the prior RJR exchange offer to certain qualified institutional holders and structuring the prior RJR exchange offer as a private offering, RAI was able to commence the prior RJR exchange offer near in time to the Conwood transactions, thereby helping to achieve those benefits soon after RAI’s incurrence of long-term debt obligations in connection therewith pursuant to the RAI new notes offering and the credit facilities. The exchange offer described in this prospectus is intended to further accomplish those objectives by extending the opportunity to obtain securities similar to those issued in the RAI new notes offering and the prior RJR exchange offer to the holders of the RJR notes not eligible to participate in the prior RJR exchange offer, as well as those who were eligible to participate but did not.
      As a result of a consent solicitation undertaken simultaneously with the prior RJR exchange offer, previous provisions in the RJR indentures that required RJR and its subsidiaries to pledge certain assets to secure the RJR notes and related guarantees if such assets are pledged to secure other indebtedness were eliminated, and the security for such RJR notes and related guarantees was released. As a result, the RJR notes and related guarantees are currently unsecured. The RJR notes are guaranteed by RAI and certain of RJR’s subsidiaries; however, the RAI notes will be guaranteed by additional subsidiaries of RAI that do not guarantee the RJR notes.
      As a result of the foregoing, this exchange offer should continue to help make the overall long-term debt of RAI and its subsidiaries more uniform in character and easier to administer.
      None of RAI, its subsidiaries (including RJR), the trustee or the exchange agent makes any recommendation in connection with the exchange offer as to whether any holder of the RJR notes should tender or refrain from tendering all or any portion of the principal amount of such holder’s note, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender RJR notes in exchange for RAI notes, and, if so, the principal amount of RJR notes to tender.
Eligibility
      All holders of the RJR notes are eligible to participate in this exchange offer.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, RAI is offering to exchange any and all outstanding RJR notes of the series listed below for a like principal amount of our RAI notes. RJR notes may be tendered only in minimum denominations of $1,000 and additional integral multiples of $1,000. As of the date of this prospectus, the following principal amounts of RJR notes are outstanding:

Aggregate		Issued Under	RJR
Principal	Series of	RJR Indenture	Notes CUSIP	Series of	Maturity
Amount	RJR Notes	Dated	Nos.	RAI Notes	Date

$63,551,000	6.500% Notes due 2007	May 20, 2002	76182KAM7	6.500% Senior Secured Notes due 2007	June 1, 2007
$14,269,000	7.875% Notes due 2009	May 15, 1999	76182KAL9 74960LBN5	7.875% Senior Secured Notes due 2009	May 15, 2009
$735,000	6.500% Secured Notes due 2010	May 20, 2002	76182KAR6	6.500% Senior Secured Notes due 2010	July 15, 2010
$82,073,000	7.250% Notes due 2012	May 20, 2002	76182KAN5	7.250% Senior Secured Notes due 2012	June 1, 2012
$555,000	7.300% Secured Notes due 2015	May 20, 2002	76182KAS4	7.300% Senior Secured Notes due 2015	July 15, 2015
      RAI will accept for exchange any and all RJR notes properly tendered and not validly withdrawn before the expiration of the exchange offer. For each RJR note exchanged pursuant to the exchange offer, the holder of the RJR note will receive an RAI note having a principal amount equal to that of the exchanged RJR note. The RAI notes will be issued and delivered promptly following the expiration of the exchange offer.
      Each RAI note will have terms identical to the RJR note for which it is exchanged with respect to principal amounts, interest rates, redemption terms and interest payment and maturity dates. The RAI notes will be guaranteed by additional guarantors as compared with the RJR notes. RAI will secure its obligations under the RAI notes with a pledge of certain assets, and the guarantors of the RAI notes will secure the RAI notes and their guarantees with certain assets. Generally, each RAI note will provide for accrued interest from the last date for which interest was paid on the RJR note for which it is exchanged. The RAI notes will be issued under and entitled to the benefits of the RAI indenture. See “Description of the RAI Notes” and “Comparison of RAI Notes with RJR Notes.”
      This prospectus and the letter of transmittal are being sent to all registered holders of the RJR notes. There will be no fixed record date for determining registered holders of the RJR notes entitled to participate in the exchange offer.
      RAI intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, referred to as the Exchange Act, and the rules and regulations of the SEC. RJR notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest, and will be entitled to the rights and benefits their holders have under the RJR indentures.
Conditions to the Exchange Offer
      Notwithstanding any other provision of this prospectus, we will not be required to accept for exchange, or to issue RAI notes in exchange for, any outstanding RJR notes, and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer, or before the acceptance of any outstanding RJR notes for exchange in the case of conditions dependent upon the receipt of necessary government approvals, there shall have occurred any one or more of the following conditions of the exchange offer:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

•	there shall have been instituted, threatened, or pending any action or proceeding before or by any court, government, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, our subsidiaries or our affiliates or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	a legal event, such as an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction, shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

•	there shall have occurred or there shall be likely to occur (1) any event affecting our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or our subsidiaries or our affiliates, that in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or (2) any legal event, as described above, which in our reasonable judgment is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or our subsidiaries or our affiliates;

•	the trustee under the RAI indenture or RJR indentures shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the acceptance of the RJR notes; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in the U.S. securities or financial markets;

•	any significant changes in the price of the RJR notes which is adverse to us or any of our affiliates;

•	a material impairment in the trading market for debt securities;

•	a declaration of a banking moratorium or suspension of payments in respect of banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental administrative or regulatory authority or agency, domestic or foreign, or other events that, in our reasonable judgment, might affect the extension of credit by banks or other lending instructions;

•	any (1) outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (2) other calamity or crisis or any change in political, financial, or economic conditions, if the effect of any such event in (1) or (2), in our reasonable judgment, makes it impracticable or inadvisable to proceed with the exchange offer; or

•	in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.
      These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time before the expiration of the exchange offer these conditions in our sole discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed to be ongoing rights which may be asserted at any time. Any waiver by us will be made by written notice or public announcement to the registered holders of the RJR notes. If such waiver constitutes a material change in this exchange offer, we will extend the exchange offer period if necessary to ensure that at least five business days remain following notice of the material change.
      The conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer, or prior to acceptance of any outstanding RJR notes for exchange in the case of conditions dependent upon the receipt of necessary government approvals. We will not accept for exchange any RJR notes tendered, and no RAI notes will be issued in exchange for any RJR notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the RAI indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding RJR notes being tendered for exchange.
Expiration Date; Extensions; Amendment; Termination
      The exchange offer will expire at 5:00 p.m., New York City time on                     , 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer. In the case of any extension, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will also notify the registered holders of RJR notes by public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.
      To the extent we are permitted to do so by applicable law, regulation or interpretation of the staff of the SEC, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any RJR note if we extend the exchange offer;

•	amend the exchange offer;

•	waive any condition to the exchange offer; and

•	if any condition described above under “— Conditions to the Exchange Offer” has occurred, to terminate the exchange offer.
      Any delay in acceptance or termination will be followed as promptly as practicable by notice to the registered holders of RJR notes by public announcement thereof. If we consider an amendment to the exchange offer, including a waiver of the conditions, to be material, we will promptly inform the registered holders of RJR notes of such amendment in a reasonable manner. In addition, in the event of a material change to the exchange offer (other than a change covered by Rule 14e-1(b) under the Exchange Act), including a material waiver of the conditions to the exchange offer, within five business days of the scheduled expiration date, we will extend the exchange offer period to ensure that there are at least five business days between the date we provide notice of such material change and the expiration of the exchange offer. In the event of a change covered by Rule 14e-1(b), such as a change in the percentage of any series of RJR notes being sought for exchange, we will extend the exchange offer as necessary to ensure that there are at least ten business days between the date we provide notice of such material change and the expiration of the exchange offer.
      Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, material amendment, including a material waiver or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
      We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the RJR notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer.
Interest on the RAI Notes
      Interest on each RAI note will accrue from the last interest payment date on which interest was paid on the outstanding RJR note surrendered in exchange for the RAI note. Notwithstanding the foregoing, if RAI notes are issued in exchange for RJR notes between a record date for the payment of interest on the notes and the interest payment date following such record date, interest on the RAI notes will begin to accrue from such interest payment date. If your RJR notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the RJR notes (other than, in the event RAI notes are issued in exchange for RJR notes between a record date for the payment of interest on the notes and the interest payment date following such record date, your right as a holder of RJR notes on such record date to receive an interest payment on the RJR notes related to such record date). Consequently, holders of RAI notes will receive the same interest payments that they would have received had they not exchanged their RJR notes in the exchange offer.
Procedures for Tendering RJR Notes
      Only a holder of record of RJR notes may tender RJR notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile so that the exchange agent receives it prior to the expiration of the exchange offer; or

•	comply with DTC’s ATOP procedures described below.
      In addition, to tender RJR notes effectively, before the expiration of the exchange offer, either:

•	the exchange agent must receive RJR notes along with the letter of transmittal; or

•	the exchange agent must receive a properly transmitted agent’s message or a timely confirmation of book-entry transfer of RJR notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below.
      If you desire to tender RJR notes pursuant to the exchange offer and you cannot comply with the procedures described above on or prior to the expiration of the exchange offer, you may nevertheless tender such notes if you comply with the procedures described under “— Guaranteed Delivery Procedures” below.
      The tender of RJR notes by a holder that is not withdrawn before the expiration of the exchange offer and the acceptance of the tender by us will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of RJR notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, RAI recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure that the exchange agent receives such items before expiration of the exchange offer. Holders should not send the letter of transmittal or RJR notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose RJR notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its RJR notes, either:

•	make appropriate arrangements to register ownership of the RJR notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of RJR notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration of the exchange offer.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of

Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the RJR notes surrendered for exchange are tendered:

•	by a registered holder who has not completed the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by the registered holder(s) of the RJR notes tendered, the signature must correspond with the name(s) written on the face of the RJR note. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the RJR notes. If the letter of transmittal is signed by a person other than the registered holder of any RJR notes, the RJR notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the RJR notes, and an eligible institution must guarantee the signature on the bond power. If the letter of transmittal or any certificates representing RJR notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
      We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt, of the tender and acceptance of RJR notes. We reserve the right to reject any RJR notes not properly tendered or any RJR notes the acceptance of which would, in the opinion of our counsel, be unlawful. We will interpret, in our reasonable discretion, the terms and conditions of the exchange offer, including the instructions in the letter of transmittal.
      Unless waived, any defects or irregularities in connection with tenders of RJR notes must be cured prior to the expiration of the exchange offer. Although we intend to notify holders of defects or irregularities with respect to tenders of RJR notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of RJR notes will not be deemed made until those defects or irregularities have been cured or waived. Any RJR notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the exchange offer.
Book-Entry Transfers; Tender of RJR Notes Using DTC’s Automated Tender Offer Program
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the RJR notes at the book-entry transfer facility, DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of RJR notes by causing DTC to transfer the RAI notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. Any participant in Euroclear or Clearstream, Luxembourg may make book-entry delivery of Regulation S RJR notes by causing Euroclear or Clearstream, Luxembourg to transfer such RJR notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream, Luxembourg for transfer.
      If you desire to tender RJR notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of RJR notes into the exchange agent’s account at DTC, and either:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s ATOP program.
      DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer RJR notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message, to the exchange agent. If you use ATOP procedures to tender RJR notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.
      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment, which may be through Euroclear or Clearstream, Luxembourg, from a participant in DTC tendering RJR notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and RAI and the guarantors may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream, Luxembourg participant, as the case may be, that the representations contained in the letter of transmittal described above are true and correct.
      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.
Guaranteed Delivery Procedures
      If you desire to tender RJR notes pursuant to the exchange offer and (1) certificates representing such RJR notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such RJR notes and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration of the exchange offer, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration of the exchange offer if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•	a properly completed and duly executed notice of guaranteed delivery, in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three trading days (on the New York Stock Exchange) after the date of execution of the notice of guaranteed delivery.
      The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Acceptance of Tendered RJR Notes
      Subject to the satisfaction or waiver of the conditions to the exchange offer, RAI will accept for exchange any and all RJR notes properly tendered in the exchange offer and not validly withdrawn prior to the expiration of the exchange offer. RAI shall be deemed to have accepted validly tendered RJR notes when and if it has given written notice to the exchange agent of its acceptance. The exchange agent will act as agent for the holders of RJR notes who surrender them in the exchange offer for the purposes of receiving the RAI notes from RAI and delivering the RAI notes to such holders. RAI will issue and deliver the RAI notes promptly following the expiration of the exchange offer.
      If any tendered RJR notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or non-exchanged RJR notes will be returned without expense to the tendering holder thereof, or, in the case of RJR notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such non-exchanged RJR notes will be credited to an account maintained with DTC, promptly after the expiration of the exchange offer.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, holders of RJR notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under the caption “— Exchange Agent;” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the RJR notes to be withdrawn;

•	identify the RJR notes to be withdrawn, including the principal amount of the RJR notes to be withdrawn;

•	be signed by the person who tendered the RJR notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the RJR notes are to be re-registered, if different from that of the withdrawing holder.
      If RJR notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn RJR notes and otherwise comply with the procedures of the facility.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any RJR notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any RJR notes that have been tendered for exchange but that are not exchanged for any reason without cost to the holder promptly following withdrawal, rejection of tender or termination of the exchange offer. In the case of RJR notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those RJR notes will be credited to an account maintained with DTC for RJR notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn RJR notes by following one of the procedures described under the caption “— Procedures for Tendering RJR Notes” above at any time on or before expiration of the exchange offer.
      A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed below under the caption “— Exchange Agent.”

Consequences of Failure to Exchange
      If you do not exchange your RJR notes for RAI notes in the exchange offer:

•	you will not receive the additional guarantees of the RAI notes as compared with the RJR notes;

•	you will not benefit from security interests in collateral that will secure the RAI notes and related guarantees, as compared with the unsecured RJR notes and related guarantees; and

•	you will not benefit from certain restrictive covenants and a bankruptcy event of default contained in the RAI indenture which are not included in the RJR indentures. These additional restrictive covenants, among other things, limit the ability of RAI and certain of its subsidiaries to (1) mortgage or pledge as security for indebtedness shares of stock, indebtedness or other obligations of a subsidiary or certain principal property of RAI or certain of its subsidiaries, (2) enter into certain sale-leaseback transactions and (3) enter into mergers, consolidations or sale or conveyance of RAI as an entirety or substantially as an entirety. The additional bankruptcy event of default in the RAI indenture provides that it shall be an event of default if RAI or certain of its subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of an order for relief in an involuntary case under any such law.
      In addition, the trading market for any RJR notes not validly tendered is likely to be more limited in the future if the exchange offer is consummated. See “Risk Factors — Risks Related to the Exchange Offer” and “Comparison of RAI Notes with RJR Notes.”
Exchange Agent
      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer and is receiving a customary fee therefor, as well as reimbursement for reasonable out-of-pocket expenses. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail, Overnight Courier or Hand Delivery:	By Facsimile:
The Bank of New York Trust Company, N.A. 101 Barclay Street Floor 7E Reorganization Unit Attn.: New York, New York 10286	The Bank of New York Trust Company, N.A. Reorganization Unit Attn.: Confirm by Telephone:
      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
      In addition to serving as the exchange agent, The Bank of New York Trust Company, N.A. is the trustee under three indentures of RJR and under the RAI indenture. The exchange agent and its affiliates have in the past provided, and are currently providing, banking, trust and other services to RAI and its affiliates, including as participants in RAI’s credit facilities and as transfer agent for RAI’s common stock. The exchange agent is serving as exchange agent in the exchange offer RAI is undertaking to fulfill its obligations under registration rights agreements entered into in connection with the RAI new notes offering and prior RJR exchange offer, served as the exchange agent in the prior RJR exchange offer, and an affiliate of the exchange agent was an initial purchaser of the notes of RAI sold in the RAI new notes offering. From time to time, RAI or its affiliates may enter into other relationships with the exchange agent or its affiliates.

Fees and Expenses
      We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.
      We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by facsimile transmission, telephone or in person.
      We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers or others soliciting tenders of RJR notes pursuant to the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.
      Holders who tender their RJR notes for exchange will not be required to pay any transfer taxes, except that holders who instruct us to register RAI notes in the name of, or request that RJR notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The costs of the exchange offer will be expensed in the period incurred.
Other

•	Other than the federal securities laws, we are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

•	Participation in the exchange offer is voluntary.

•	Holders of RJR notes have no appraisal or dissenters’ rights in connection with the exchange offer.

•	Holders of the RJR notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See “Material U.S. Federal Income Tax Consequences.”
USE OF PROCEEDS
      We will not receive any cash proceeds from the exchange offer. In exchange for issuing the RAI notes, we will receive a like principal amount of RJR notes. We will bear the expenses of the exchange offer.

CAPITALIZATION
      The following table sets forth the cash and cash equivalents and short-term investments and capitalization of RAI and its subsidiaries as of June 30, 2006. Any RJR notes that are properly tendered and exchanged for RAI notes pursuant to the exchange offer will be retired and cancelled. Accordingly, the exchange offer will not result in any change to our capitalization. This table should be read in conjunction with the consolidated financial statements and the notes thereto appearing in the RAI June 30, 2006, Form 10-Q, incorporated by reference herein. All dollar amounts are in millions.

As of
June 30, 2006

Cash and cash equivalents and short-term investments	$1,822

Long-term debt, less current maturities:
Term loan	$1,535
Existing notes of RAI, less current maturities	2,692
RJR notes, less current maturities	186

Total long-term debt, less current maturities	4,413
Total shareholders’ equity	6,912

Total capitalization	$11,325

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
      The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006, gives effect to the Conwood transactions as if they had been completed on January 1, 2006. The unaudited pro forma condensed combined financial information for the year ended December 31, 2005, incorporated by reference herein from RAI’s Current Report on Form 8-K/ A filed on August 4, 2006, gives effect to the Conwood transactions as if they had been completed on January 1, 2005. The Conwood transactions were actually completed on May 31, 2006.
      This unaudited pro forma condensed combined statement of income should be read in conjunction with the historical financial statements of RAI and of Conwood (and of three non-operating subsidiaries of Conwood Holdings — Conwood LLC, Conwood-1 LLC and Conwood-2 LLC — that were merged into Conwood Holdings effective August 11, 2006) incorporated by reference herein.
      This unaudited pro forma condensed combined statement of income has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RAI and Conwood (and of the three non-operating subsidiaries described above), which have been prepared in accordance with Regulation S-X promulgated by the SEC. It is based on certain assumptions and adjustments as discussed in the accompanying notes to unaudited pro forma condensed combined statement of income. The combined condensed consolidated balance sheet (unaudited) as of June 30, 2006, is included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein, with the purchase price allocated to certain assets acquired and liabilities assumed based on their historical book values as of the acquisition date. Due to the limited amount of available information concerning Conwood’s operations prior to the completion of the acquisition, the fair value of assets acquired and liabilities assumed, including trademarks and other intangibles, has not yet been determined. The excess of the amount paid over net assets acquired has been allocated to goodwill in RAI’s condensed consolidated balance sheet (unaudited) as of June 30, 2006.
      The adjustments in this unaudited pro forma condensed combined statement of income reflect adjustments necessary to account for the Conwood transactions as described herein. Further adjustments will be required pending allocation of the purchase price resulting from the determination of fair value of assets acquired and liabilities assumed. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be finalized when all information is received, but not later than one year from the date of the completion of the Conwood transactions.
      This unaudited pro forma condensed combined statement of income does not reflect operating efficiencies, if any, that may result from the completion of the Conwood acquisition and does not include any transition costs. For these and other reasons, this unaudited pro forma condensed combined statement of income is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined as of January 1, 2006, or the results of operations or financial position that RAI will experience now that the Conwood transactions are completed. In addition, the preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined statement of income. Actual results could differ materially from these estimates and assumptions.

REYNOLDS AMERICAN INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(Dollars in millions, except per share amounts)

	For the Six Months Ended June 30, 2006

	Historical		Historical	Pro Forma		Pro Forma
	RAI		Conwood	Adjustments		Combined

Net Sales	$4,251		$202	$—		$4,453
Costs and expenses:
Cost of products sold	2,441		41	—		2,482
Selling, general and administrative expenses	734		45	—		779
Amortization expense	14		3	(3	)(A)	14

Operating income	1,062		113	3		1,178
Interest and debt expense	87		—	98	(B)
				3	(B)	188
Interest Income	(59)		(2)	2	(A)
				5	(C)	(54)
Other income, net	(3)		—	—		(3)

Income from continuing operations before taxes	1,037		115	(105)		1,047
Provision for income taxes	390		2	(2	)(A)
				4	(D)	394

Income from continuing operations	$647		$113	$(107)		$653

Basic income per share from continuing operations	$2.19	(E)				$2.21	(E)
Diluted income per share from continuing operations	$2.19	(E)				$2.21	(E)
Basic average shares outstanding, in thousands	294,991	(E)				294,991	(E)
Diluted average shares outstanding, in thousands	295,322	(E)				295,322	(E)
Note A — Elimination of Historical Conwood Items
      Pro forma adjustments include the elimination of Conwood’s historical amortization expense due to applying the purchase method of accounting for the Conwood transactions, Conwood’s historical interest income due to the exclusion of the historical cash balances, and Conwood’s historical provision for income taxes due to the application of the new expected effective rate. Prior to the acquisition, Conwood was an “S” corporation for federal income tax purposes.
Note B — Increase in Interest and Debt Expense
      Interest expense increased based on $3.2 billion of additional debt at interest rates ranging from 7.1875% to 7.750%. Debt expense of $3.0 million relates to the $52 million of debt issuance costs to be amortized over five to 12 years.
Note C — Reduction in Interest Income due to Acquisition
      Interest income has been reduced to reflect an average cash balance reduced by approximately $380 million, which is the amount of cash on hand used in connection with the Conwood acquisition.
Note D — Income Taxes
      The pro forma adjustment to provision for income taxes represents the application of the expected effective rate of 39.0% to the Conwood historical earnings and pro forma adjustments.
Note E — Stock Split
      On July 19, 2006, RAI announced that its board of directors had declared a two-for-one stock split to be effected in the form of a 100% stock dividend of its common stock to shareholders of record on July 31, 2006. The stock dividend was distributed to shareholders on August 14, 2006. All share and per share amounts have been adjusted to reflect this stock split.

SELECTED FINANCIAL DATA
      The selected historical consolidated financial data of RAI as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, are derived from RAI’s audited consolidated financial statements and accompanying notes incorporated by reference herein from RAI’s Annual Report on Form 10-K for the year ended December 31, 2005. The selected historical consolidated financial data of RAI as of December 31, 2001, 2002 and 2003, and for each of the years ended December 31, 2001 and 2002, are derived from RJR’s audited consolidated financial statements and notes not incorporated by reference herein. The selected historical consolidated financial data as of June 30, 2006, and for each of the six-month periods ended June 30, 2005 and 2006, are derived from, and are qualified by reference to, RAI’s unaudited financial statements included in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein. The balance sheet data as of June 30, 2005, are derived from unaudited financial statements not incorporated by reference herein. The unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The consolidated financial statements of RAI include the results of RJR through July 30, 2004, of RAI and the acquired operations of B&W and Lane subsequent to July 30, 2004, and of these entities and Conwood subsequent to May 31, 2006. For further information, including the impact of new accounting developments, acquisitions and restructuring and impairment charges, you should read this selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RAI’s June 30, 2006, Form 10-Q and the consolidated financial statements and notes thereto incorporated by reference herein. All dollar amounts (other than per share amounts) are in millions.

										Six Months Ended
	Year Ended December 31,									June 30,

	2001		2002		2003	2004		2005		2005		2006

										(Unaudited)
Results of Operations:
Net sales(1)	$6,269		$6,211		$5,267	$6,437		$8,256		$4,060		$4,251
Cost of products sold(1)(2)	3,560		3,732		3,218	3,872		4,919		2,352		2,441
Selling, general and administrative expenses	1,429		1,463		1,327	1,455		1,611		776		734
Amortization expense	362		—		—	24		41		24		14
Fixture impairment	—		—		106	—		—		—		—
Restructuring and asset impairment charges	—		224		368	5		2		(1)		—
Loss on sale of assets	—		—		—	—		24		25		—
Goodwill and trademark impairment charges	—		13		4,089	199		200		—		—
Operating income (loss)	918		779		(3,841)	882		1,459		884		1,062
Interest and debt expense	150		147		111	85		113		50		87
Interest income	(137)		(62)		(29)	(30)		(85)		(30)		(59)
Provision for (benefit from) income taxes	448		265		(229)	202		431		325		390
Income (loss) from continuing operations	444		418		(3,689)	627		985		532		647
Income (loss) from discontinued operations	(9)		40		122	12		2		—		—
Extraordinary items — gain	—		—		121	49		55		—		74
Cumulative effect of accounting change	—		(502)		—	—		—		—		—
Net income (loss)	435		(44)		(3,446)	688		1,042		532		721
Cash Flow Data:
Net cash from (used in) operating activities	$626		$489		$581	$736		$1,273		$(40)		$103
Net cash from (used in) investing activities(3)	(307)		(901)		641	260		(989)		(224)		(2,921)
Net cash from (used in) financing activities	(842)		(105)		(1,122)	(467)		(450)		209		2,590
Other Data (unaudited):
Ratio of earnings to fixed charges(4)	6.4	x	5.2	x	—	9.5	x	12.2	x	16.2	x	12.2	x
Deficiency in the coverage of fixed charges by earnings before fixed charges (in millions)(4)	$—		$—		$(3,913)	$—		$—		$—		$—

						Six Months Ended
	Year Ended December 31,					June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
Per Share Data: (5)
Basic income (loss) from continuing operations	$2.29	$2.36	$(22.04)	$2.83	$3.34	$1.80	$2.19
Diluted income (loss) from continuing operations	2.24	2.32	(22.04)	2.81	3.34	1.80	2.19
Basic weighted average shares, in thousands	194,087	177,467	167,394	221,556	294,790	294,766	294,991
Diluted average shares, in thousands	197,973	180,351	167,394	222,873	295,172	295,159	295,322
Cash dividends declared per share of common stock	$1.65	$1.865	$1.90	$1.90	$2.10	$0.95	$1.25

	As of December 31,					As of June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,227	$2,179	$1,630	$1,972	$2,706	$2,138	$1,822
Total current assets	3,928	3,992	3,331	4,624	5,065	4,490	4,083
Property, plant and equipment, net	1,050	940	894	1,129	1,053	1,094	1,065
Trademarks, net	2,773	2,085	1,759	2,403	2,188	2,395	2,182
Goodwill, net	6,875	7,090	3,292	5,685	5,672	5,684	9,059
Total assets	15,122	14,651	9,677	14,428	14,519	14,205	16,934
Tobacco settlement and related accruals	1,520	1,543	1,629	2,381	2,254	1,463	1,499
Current maturities	43	741	56	50	190	555	314
Total current liabilities	2,792	3,427	2,865	4,055	4,149	3,668	3,549
Long-term debt, less current maturities	1,631	1,755	1,671	1,595	1,558	1,580	4,413
Total liabilities	7,096	7,935	6,620	8,252	7,966	8,011	10,022
Shareholders’ equity	8,026	6,716	3,057	6,176	6,553	6,194	6,912

(1)	Net sales and cost of products sold exclude excise taxes of $1.067 billion and $1.069 billion for the six months ended June 30, 2005 and 2006, respectively, and $1.529 billion, $1.751 billion, $1.572 billion, $1.850 billion and $2.175 billion for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively.

(2)	Cost of products sold includes settlement expense of $1.218 billion and $1.327 billion for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes federal tobacco buyout expense of $142 million and $126 million for the six months ended June 30, 2005 and 2006, respectively. Cost of products sold includes settlement expense of $2.6 billion, $2.5 billion, $1.9 billion, $2.2 billion and $2.6 billion for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively. Cost of products sold includes federal tobacco buyout expense of $70 million and $345 million during 2004 and 2005, respectively. See “Litigation Affecting the Cigarette Industry — Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements” and “Tobacco Buyout Legislation” in note 8 to the unaudited financial statements appearing in RAI’s June 30, 2006, Form 10-Q, incorporated by reference herein.

(3)	Reflects reclassification of auction rate notes from cash and cash equivalents to short-term investments, resulting in an increase of $81 million in net cash flows used in investing activities in 2002 and an increase of $161 million in net cash flows from investing activities in 2003. Reclassifications in 2001 were not included, as information was not practically available.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges and fixed charges consist of interest on indebtedness, amortization of debt issuance costs and one-third of operating rental expense, representative of the interest factor.

(5)	On July 19, 2006, RAI announced that its board of directors had declared a two-for-one stock split, to be effected in the form of a 100% stock dividend of its common stock, to shareholders of record on July 31, 2006. The stock dividend was distributed to RAI’s shareholders on August 14, 2006. All share and per share amounts have been adjusted to reflect this stock split.

BUSINESS
Introduction
      RAI was incorporated as a holding company in 2004 to facilitate transactions to combine the U.S. cigarette and tobacco assets, liabilities and operations of B&W with RJR Tobacco. RAI’s wholly owned subsidiaries include its operating subsidiaries, RJR Tobacco, Santa Fe, Lane and GPI, as well as Conwood, which RAI acquired on May 31, 2006.
      RJR Tobacco is the second largest cigarette manufacturer in the United States. Its largest selling cigarette brands, CAMEL, KOOL, WINSTON, SALEM and DORAL, were five of the ten best-selling brands of cigarettes in the United States in 2005. Those brands, and its other brands, including PALL MALL, ECLIPSE, MISTY, CAPRI, CARLTON, VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. RJR Tobacco also manufactures tobacco products on a contract basis for BAT and certain of its affiliates. Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand. Santa Fe markets its products primarily in the United States, and has a small, but growing, international tobacco business. Lane manufactures or distributes cigars, roll-your-own, cigarette and pipe tobacco brands, including DUNHILL and CAPTAIN BLACK tobacco products. GPI manufactures and exports cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and manages a contract manufacturing business. For the years ended December 31, 2005, 2004 and 2003, RAI’s operating subsidiaries (excluding Conwood) had net sales to foreign countries of $548 million, $304 million and $94 million, respectively.
      Conwood is the second largest smokeless tobacco products manufacturer in the United States. Conwood’s largest selling moist snuff brands, KODIAK and GRIZZLY, were two of the six best-selling brands of moist snuff in the United States in 2005. Its other products include loose leaf chewing tobacco, dry snuff, plug and twist tobacco products and held the first or second position in market share in each category in 2005. Conwood markets its products only in the United States.
RJR Tobacco
      RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, includes three categories of brands: investment, selective support and non-support. The investment brands are CAMEL and KOOL, which receive significant resources focused on accelerating their share-of-market growth. The selective support brands include two full-price brands, WINSTON and SALEM, and two savings brands, DORAL and PALL MALL, all of which receive limited support in an effort to optimize profitability. ECLIPSE, a full-price brand of cigarettes that primarily heats rather than burns tobacco, is also a selective support brand. The non-support brands, comprised of all remaining brands, are managed to maximize near-term profitability. RJR Tobacco expects that, over a four- to six-year time frame, this focused portfolio strategy will result in growth in total company share, as gains on investment brands more than offset declines among other brands.
      During 2005, CAMEL’s filtered styles accelerated their growth based on the strength of the brand’s equity, driven by its “Pleasure to Burn” positioning. In addition, RJR Tobacco launched Turkish Silver in April 2005. Initiatives launched in prior years to actively market CAMEL’s three distinct product families — Classic, Turkish and Exotic Blends — also contributed to the brand’s performance in 2005. During 2005, RJR Tobacco introduced KOOL’s “Be True” advertising campaign to support KOOL’s future growth potential. KOOL’s full-year share of market increased in 2005 to its highest level since 1999 due to this and other initiatives to strengthen its appeal among adult menthol smokers.
      The combined share of market of the investment brands showed improvement during 2005 over 2004, and during the first six months of 2006 over the first six months of 2005. However, the decline in share of selective support and non-support brands more than offset the gains on the investment brands. This decline was partially driven by RJR Tobacco’s strategic shifts in 2005 to give significant resources to the investment brands. Within the selective support brands, PALL MALL savings continued to show slight share growth in 2005 and in the first six months of 2006. ECLIPSE continues to be sold in limited distribution throughout the country and is supported by a cost-efficient marketing plan.
      In the first quarter of 2006, CAMEL introduced new CAMEL Wides packaging and initiated efforts to enhance the performance of the brand’s menthol styles, including new packaging. In the second quarter of 2006, CAMEL introduced CAMEL SNUS, a smokeless, spitless tobacco product, in test markets. KOOL continued to maintain its appeal among adult menthol smokers and increased its share in the second quarter of 2006 over the prior-year quarter. In the first six months of 2006, share loss of non-investment brands moderated, and overall share results were in line with the current brand portfolio strategy.
      RJR Tobacco’s marketing programs are designed to strengthen brand image, build brand awareness and loyalty and switch adult smokers of competing brands. In addition to building strong brand equity, RJR Tobacco’s marketing approach utilizes a retail pricing strategy, including discounting at retail, to defend certain brands’ shares of market against competitive pricing pressure. RJR Tobacco’s competitive pricing includes list price changes, discounting programs, such as retail buydowns, free product promotions and consumer coupons. RJR Tobacco provides trade incentives through trade terms, wholesale partner programs and retail incentives.
      Anti-smoking groups have attempted to restrict cigarette sales, cigarette advertising and the testing and introduction of new cigarette products. The MSA and other federal, state and local laws restrict utilization of television, radio or billboard advertising or certain other marketing and promotional tools for cigarettes. RAI’s operating subsidiaries continue to advertise their cigarettes in magazines where the vast majority of readers are adults 18 years of age or older, direct mailings and other means to market their cigarette brands and enhance their appeal among age-verified adult smokers. RAI’s operating subsidiaries continue to advertise and promote at retail cigarette locations and in adult venues where permitted.
      Primary competitors of RJR Tobacco include Philip Morris USA Inc., a subsidiary of Altria Group, Inc., referred to as Philip Morris, Lorillard Tobacco Company, an indirect subsidiary of the Loews Corporation, and manufacturers of deep-discount brands. From 1998 through 2002, the premium or full-price tier was negatively impacted by widening price gaps between those brands and the deep-discount brands. Since 2003, the price gap has remained relatively level.
      Based on data collected by IRI during 2005, 2004 and 2003, the combined retail share of RJR Tobacco and B&W of the U.S. cigarette market was 29.98%, 30.82% and 32.09%, respectively. During these same years, Philip Morris’ share was 50.73%, 50.00% and 49.37%, respectively, and the remaining participants held lesser shares. This data does not reflect revisions made by IRI to its market share data in April 2006 to better estimate participants’ shares of U.S. retail cigarette sales. The use of IRI’s revised methodology would not have had a material impact on the foregoing percentages. You should not rely on the market share data reported by IRI as being precise measurements of actual market share, however, because IRI’s reporting is based on sampling and, in addition, IRI is not able to effectively track the volume of all deep-discount brands. RAI believes that deep-discount brands made by small manufacturers have a combined market share of 13% to 15% of U.S. industry unit sales. Accordingly, the retail share of market of RAI’s operating subsidiaries and their brands as reported by IRI may overstate their actual market share.
      Cigarette competition is based primarily on brand positioning and price, as well as product attributes and packaging, consumer loyalty, promotions, advertising and retail presence. Cigarette brands produced by the major manufacturers generally require competitive pricing, substantial marketing support, retail programs and other incentives to maintain or improve a brand’s market position or to introduce a new brand.
Conwood
      Moist snuff accounts for more than 70% of Conwood’s sales, led by both the premium-priced KODIAK brand and value-priced GRIZZLY brand. In 2005, Conwood had 23% by volume of the

U.S. moist snuff category, which has had an average growth rate of approximately 4% per year over the past four years. Loose leaf accounted for 20% of Conwood’s sales in 2005, led by the LEVI GARRETT brand. Conwood’s recent growth has been driven by the introduction of the GRIZZLY brand, which was the first significant brand launched in the sub-price value tier. Despite the introductions of sub-price value brands by two major competitors in the last three years, GRIZZLY has continued to increase its market share, holding approximately a 45% share of the price-value tier for the first six months of 2006. KODIAK has also been a well-recognized premium brand for the past 25 years, holding approximately a 9% share of the premium tier for the first six months of 2006. During the first half of 2006, the premium tier and the price-value tier represented approximately 58% and 42% of the U.S. moist snuff market, respectively.
      Conwood’s largest competitor is UST, Inc., whose share of the U.S. smokeless tobacco market for the first six months of 2006 was roughly 62%. Conwood also competes in the U.S. smokeless tobacco market with both domestic and international companies marketing and selling price-value and sub-price-value smokeless tobacco products. In addition, RJR Tobacco’s largest competitor in the cigarette market, Philip Morris, has recently begun test marketing smokeless tobacco products. As smokers continue to switch from cigarettes to smokeless tobacco products, other companies may test or enter the smokeless tobacco marketplace.

DESCRIPTION OF MATERIAL INDEBTEDNESS
RAI Credit Facilities
      Concurrently with the closing of the Conwood acquisition, RAI entered into new $2.1 billion senior secured credit facilities consisting of:

•	a $1.55 billion six-year senior secured term loan; and

•	a $550 million five-year senior secured revolving credit facility (which may be increased to $800 million at the discretion of the lenders and at the request of RAI).
      RAI used borrowings under the term loan, together with the net proceeds from the sale of notes in the RAI new notes offering and available cash, to pay the $3.5 billion purchase price for the Conwood acquisition and the fees and expenses related to the Conwood transactions.
      The term loan requires quarterly, mandatory repayments of approximately $4 million, beginning September 30, 2006. An additional mandatory repayment is due 110 days after the last day of each year, commencing December 31, 2007, equal to excess cash flow as defined in the credit agreement, including reductions for, among other things, capital expenditures, cash dividends, debt principal payments and pension funding. The revolver is available for borrowings and issuances of letters of credit, at RAI’s option. At June 30, 2006, RAI had $25 million in letters of credit outstanding under its revolver. No borrowings were outstanding, and the remaining $525 million of the revolver was available for borrowing. Under the terms of its credit facilities, RAI is not required to maintain compensating balances; however, RAI is required to pay a commitment fee ranging from 0.75% to 1.50% per annum on the unused portion of the revolver. RAI can prepay the term loan at any time; provided, however, that if new indebtedness is incurred in connection with such prepayment, unless otherwise consented to by the lenders under RAI’s credit facilities, such indebtedness must have terms substantially identical to the notes, other than with respect to principal amounts, interest rates and payment and maturity dates, and any maturity date for such indebtedness cannot be prior to one year following the maturity date of the term loan.
      Borrowings under the credit facilities bear interest, at the option of RAI, at a rate equal to an applicable margin plus:

•	the reference rate, which is the higher of (1) the federal funds effective rate from time to time plus 0.5% and (2) the prime rate; or

•	the Eurodollar rate, which is the rate at which Eurodollar deposits for one, two, three or six months are offered in the interbank Eurodollar market.
      The credit facilities’ applicable margin is subject to adjustment based upon RAI’s consolidated leverage ratio and the credit ratings assigned to the RAI credit facilities. At June 30, 2006, RAI had the following term loan amounts outstanding: $700 million bearing interest at the June 1, 2006, three-month LIBOR rate plus 1.875% and $850 million bearing interest at the June 1, 2006, six-month LIBOR rate plus 1.875%. Overdue principal and, to the extent permitted by law, overdue interest outstanding under the credit facilities bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum.
      The credit facilities have restrictive covenants that limit RAI’s and its subsidiaries’ ability to pay dividends and repurchase stock, make investments, prepay certain indebtedness, incur indebtedness, engage in transactions with affiliates, create liens, acquire, sell or dispose of specific assets and engage in specified mergers or consolidations.
      Certain of RAI’s domestic subsidiaries, including its material domestic subsidiaries, have guaranteed RAI’s obligations under the credit facilities. RAI has pledged substantially all of its assets, including the stock of its direct subsidiaries, to secure such obligations. The guarantors have also pledged substantially all of their assets (including the stock, indebtedness and other obligations held by or owing to such guarantor of a subsidiary, other than for RJR and its direct and indirect subsidiaries, which pledge is limited to the stock, indebtedness and other obligations of RJR Tobacco held by or owing to RAI or any of the guarantors) to secure such obligations; provided, however, the pledge of assets by Lane, Santa Fe and Scott Tobacco is limited to certain personal property.
      Under the terms of RAI’s credit facilities, at such time, if any, as RAI has repaid the term loan in full and has obtained a corporate rating of investment grade from each of Moody’s and S&P (with not worse than stable outlooks), the security for RAI’s credit facilities will automatically be released and the obligations thereunder will become unsecured; provided, however, that if certain defaults exist under the RAI indenture at such time, the collateral will not be released until these defaults are cured or waived. The guarantees of RAI’s obligations under the credit facilities, however, will not be automatically released under these circumstances.
      Pursuant to documents relating to the credit facilities, in the event of RAI’s exposure under any hedging arrangement with a lender under the credit facilities (or any affiliate of such lender), RAI’s obligations with respect to such hedging arrangement will be guaranteed by the same entities and secured by the same assets as under RAI’s credit facilities.
Notes Issued by RAI
      RAI’s long-term indebtedness includes outstanding senior secured notes of RAI in the aggregate principal amount of $2.939 billion issued in the RAI new notes offering and in the prior RJR exchange offer. These existing notes of RAI are guaranteed by certain of RAI’s subsidiaries, including its material domestic subsidiaries. These notes and the related guarantees are secured by certain assets of RAI and the guarantors. The notes issued by RAI in the prior RJR exchange offer, in the aggregate principal amount of $1.29 billion, are the same series of notes that RAI is offering hereby. The aggregate principal amount of these series of existing notes of RAI currently outstanding is as follows:

Aggregate Principal
Currently Outstanding Series of RAI Notes	Amount Outstanding

6.500% Senior Secured Notes due 2007	$236,449,000
7.875% Senior Secured Notes due 2009	$185,731,000
6.500% Senior Secured Notes due 2010	$299,265,000
7.250% Senior Secured Notes due 2012	$367,927,000
7.300% Senior Secured Notes due 2015	$199,445,000
Notes Issued by RJR
      As of June 30, 2006, RAI’s long-term indebtedness included outstanding unsecured notes of RJR in the aggregate principal amount of approximately $250 million, consisting of the RJR notes subject to this exchange offer, in the aggregate principal amount of $161 million, that are guaranteed by RAI and by certain of RJR’s subsidiaries, and additional notes of RJR not subject to this exchange offer in the aggregate principal amount of $89 million that are not guaranteed or secured.

DESCRIPTION OF THE RAI NOTES
General
      The RAI notes will be the direct obligations of RAI and will consist of the series of debt securities set forth in the table below. The maximum aggregate principal amount of RAI notes that may be issued in exchange for RJR notes is also set forth in the table below. The RAI notes consist of the same series of notes issued in the prior RJR exchange offer. See “Description of Material Indebtedness — Notes Issued by RAI.” Each new RAI note will bear the same interest rate, maturity date and interest payment dates as the corresponding RJR note for which it is being offered in exchange.

	Maximum
	Aggregate	Maturity	Annual Interest	Annual Interest
RAI Notes	Principal Amount	Date	Payment Record Dates	Payment Dates

6.500% Senior Secured Notes due 2007	$63,551,000	June 1, 2007	May 15 and November 15	June 1 and December 1
7.875% Senior Secured Notes due 2009	$14,269,000	May 15, 2009	May 1 and November 1	May 15 and November 15
6.500% Senior Secured Notes due 2010	$735,000	July 15, 2010	January 1 and July 1	January 15 and July 15
7.250% Senior Secured Notes due 2012	$82,073,000	June 1, 2012	May 15 and November 15	June 1 and December 1
7.300% Senior Secured Notes due 2015	$555,000	July 15, 2015	January 1 and July 1	January 15 and July 15
      The RAI notes will be issued in fully registered form, without coupons, only in minimum denominations of $1,000, increased in multiples of $1,000. Interest on the RAI notes issued in exchange for RJR notes will accrue from the last interest payment date on which interest was paid on such RJR notes. Notwithstanding the foregoing, if RAI notes are issued in exchange for RJR notes between a record date for the payment of interest on the RJR notes and the interest payment date following such record date, interest on the RAI notes will begin to accrue from such interest payment date. Interest will be payable semiannually, in arrears, on the interest payment dates set forth in the table below, to the persons in whose names the RAI notes are registered at the close of business on the interest payment record dates set forth below preceding the respective interest payment dates, except that interest payable at maturity of the notes shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months. The RAI notes are redeemable at the option of RAI as described under “— Optional Redemption.” The RAI notes will not be subject to any sinking fund.
      The RAI notes will be issued under the RAI indenture. The following summary highlights selected provisions of the RAI indenture (which includes the guarantees) and the RAI notes and may not contain all the information that is important to you. For a complete description of the RAI indenture and the RAI notes, you should read carefully all of their provisions. A copy of the foregoing is available upon request to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. In addition, this summary is qualified in its entirety by reference to the Trust Indenture Act.
      Certain capitalized terms used in this section are defined below under “— Certain Definitions.”
      The RAI indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The RAI notes and any additional notes subsequently issued under the RAI indenture will rank equally with each other and will be treated as a single class for certain purposes under the RAI indenture, including with respect to amendments of the RAI indenture and defaults affecting all series of notes issued under the RAI indenture. The RAI indenture contains covenants that:

•	restrict the ability of RAI and certain of its subsidiaries to:

•	mortgage or pledge certain of their assets to secure indebtedness;

•	engage in sale and leaseback transactions; or

•	consolidate, merge or transfer all or substantially all of their property and assets; and

•	prohibit RJR, at any time in the future that it does not guarantee the obligations of RAI under the RAI notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the guarantors (excluding accounts payable), other than securities issued under the RAI indenture, including the RAI notes, existing notes of RAI and RAI’s credit facilities.
      The RAI indenture does not contain any cross-default or cross-acceleration provisions, and does not limit the ability of RAI or any of its subsidiaries (other than RJR, as described above) to incur additional indebtedness.
The Guarantees
      Certain of RAI’s direct and indirect subsidiaries — RJR, Conwood Company, Conwood Holdings, Conwood Sales, FHS, GMB, Lane, RJR Acquisition, RJR Packaging, GPI, RJR Tobacco Co., RJR Tobacco, RJR, Rosswil, Santa Fe and Scott Tobacco (collectively referred to as the guarantors) — will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the RAI notes on an unsubordinated basis. All of the entities that guarantee RAI’s obligations under its credit facilities will guarantee the obligations of RAI under the RAI notes.
      If a guarantor of the RAI notes ceases to be a guarantor under RAI’s credit facilities for any reason, such guarantor will be deemed released from all its obligations under the RAI indenture and its guarantee of the RAI notes will terminate. In addition, if the lenders under RAI’s credit facilities release the security interest in the assets of a guarantor (whether prior to or following a termination of the guarantee), any collateral pledged by such guarantor to secure the RAI notes and its guarantee of the RAI notes will automatically be released. RAI’s credit facilities do not provide for any automatic release of the guarantees of RAI’s obligations thereunder.
      The RAI indenture provides that the obligations of each guarantor are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such guarantor (including, without limitation, any guarantees under the credit facilities) and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the RAI indenture, would cause the obligations of such guarantor under its guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.
Security for the RAI Notes and the Guarantees
      Upon issuance, the RAI notes will be secured by certain assets of RAI and certain of the guarantors pursuant to the security documents discussed below.
      Stock of RJR Tobacco. The stock of RJR Tobacco owned by RJR will be pledged to the collateral agent under the credit facilities to secure the RAI notes. No shares of stock or any other equity interest of any other guarantor of the RAI notes will be pledged to the collateral agent under the credit facilities to secure the RAI notes.

      Principal Property. Upon issuance, the RAI notes will be secured by any Principal Property (as defined below under “— Certain Definitions”) of RAI and the guarantors other than, pursuant to the terms of the RAI indenture, any property owned by Santa Fe or Lane and their respective subsidiaries.
      RAI and the guarantors, including Santa Fe, Lane and Scott Tobacco, have pledged substantially all their assets to secure their obligations under RAI’s credit facilities. However, these entities will pledge only a portion of their assets to secure the RAI notes. The assets pledged to secure their obligations under RAI’s credit facilities that will not be pledged to secure the obligations under the RAI notes include, among other assets:

•	stock, indebtedness and other obligations of subsidiaries held by or owing to RAI or a RAI subsidiary (other than the stock, indebtedness or other obligations of RJR Tobacco, which will be pledged to secure the RAI notes);

•	intellectual property;

•	inventory;

•	cash; and

•	accounts receivable.
The stock, indebtedness and other obligations of subsidiaries held by or owing to RAI or a RAI subsidiary (other than the stock, indebtedness or other obligations of RJR Tobacco, which will be pledged to secure the RAI notes) have not been and will not be pledged to secure obligations under the RAI notes.
      The RAI indenture provides that, except as discussed under “— Covenants — Restrictions on Liens,” if RAI or any of its Restricted Subsidiaries, as defined below, mortgage or pledge as security for any indebtedness any Principal Property of RAI or such Restricted Subsidiary, then RAI will secure or cause such Restricted Subsidiary to secure the RAI notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured.
      Further, the RAI indenture provides that if RAI and its Restricted Subsidiaries mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligation of a subsidiary other than RJR Tobacco held by or owed to any of RAI or such Restricted Subsidiary, then RAI will secure or cause such Restricted Subsidiary to secure the RAI notes equally and ratably with all public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured. At such time as the assets described above are no longer pledged to secure public bonds or notes, as the case may be, of RAI other than the RAI notes, such assets automatically will be released as collateral for the RAI notes. RAI and the guarantors have pledged substantially all of their assets to secure their respective obligations under RAI’s credit facilities and thus, with the exception of Santa Fe, Lane and Scott Tobacco, also will pledge their Principal Property to secure their respective obligations under the RAI indenture.
      Currently, RAI has no subordinated debt. Therefore, all of its debt, including its guarantee obligations with respect to the RJR notes, is senior debt. As of June 30, 2006, RAI had approximately $5.185 billion in senior obligations (not including RAI’s guarantee obligations with respect to the RJR notes) that would be pari passu in right of payment with the RAI notes.
      As of the date of this prospectus, the minimum investment grade rating of S&P is BBB- and of Moody’s is Baa3. At such time as RAI has repaid the term loan in full and has obtained a corporate rating of investment grade from each of S&P and Moody’s (with not worse than stable outlooks), the security granted to secure the obligations under the credit facilities will automatically be released and, under the terms of the RAI indenture, the collateral securing the RAI notes will be released. Thereafter, at such time as RAI receives a corporate rating at least one level below investment grade from both S&P and Moody’s, or a corporate rating at least two levels below investment grade from either of S&P or Moody’s, RAI and the guarantors are required to repledge the security granted to secure the obligations under the credit facilities and thus repledge the collateral described above to secure their obligations with respect to the RAI notes. In addition, whether or not there is any change in RAI’s corporate rating, the lenders under RAI’s credit facilities have the right, at any time, in their sole discretion, to instruct the collateral agent to release all or any portion of the security for both the credit facilities and the RAI notes without obtaining any consent or approval from any holders of the RAI notes.
Documents Creating the Security Interests; Exercise of Remedies
Description of the Security Documents
      The assets described above which secure the obligations of RAI and the guarantors under RAI’s credit facilities and the notes of RAI issued under the RAI indenture (under which the RAI notes will be issued), and the guarantees of these notes, are pledged under the terms of security documents in favor of the collateral agent under RAI’s credit facilities. These documents grant, in favor of the collateral agent and for the express benefit of the lenders under RAI’s credit facilities and the notes of RAI issued under the RAI indenture, a security interest in each of the categories of assets described above with respect to the credit facilities and these notes. The collateral agent, pursuant to the terms of the security documents, acts as agent for the lenders under RAI’s credit facilities and acts as agent for the holding and liquidation of rights in the assets pledged to secure RAI’s credit facilities and these notes.
No Ability to Declare a Cross-Default Under the RAI Indenture
      Upon a default occurring under the RAI indenture, the lenders under RAI’s credit facilities also may declare a default under the credit facilities.
      Upon a default under RAI’s credit facilities, the lenders thereunder may require the collateral agent to pursue the remedies set forth in the security documents. However, a default under RAI’s credit facilities does not cause a default under the RAI indenture, or give the noteholders thereunder a right to accelerate such debt.
Enforcement of Remedies Following a Default Under the RAI indenture
      Upon a default under the notes issued under the RAI indenture, the holders thereof may only seek enforcement of the remedies set forth in the security documents if the lenders under the credit facilities have required the collateral agent to take action against the collateral following a default under the credit facilities, unless a payment default with respect to at least $300 million of the principal amount of indebtedness under the RAI indenture occurs and continues in existence for at least 180 days, following which the holders of such indebtedness can direct the collateral agent to enforce the remedies under the security documents, independent of a default under the credit facilities; provided that, following the initiation of such enforcement, the required lenders under the credit facilities may direct the collateral agent as to the enforcement process, and the collateral agent shall comply with such directions (without any opportunity for consent or direction from the holders of the notes issued under the RAI indenture), so long as such directions are not contrary to the directions of the holders of the notes.
Ranking
      The RAI notes will be the senior secured obligations of RAI, and the guarantees will be the senior secured obligations of each guarantor (except in each case those obligations preferred by operation of law).
While Secured
      The RAI notes will be the direct, senior secured obligations of RAI and will rank equally in right of payment with RAI’s existing and future senior obligations and, while secured, equally in right of security and priority with RAI’s existing and future senior obligations that are secured by the same assets. As of June 30, 2006, not including RAI’s guarantee of the RJR notes, RAI had senior obligations of $5.185 billion (including current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of RAI; existing notes of RAI in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets; and $671 million are unsecured. In addition, as of June 30, 2006, RAI had obligations of $161 million related to its guarantee of RJR’s obligations under the RJR notes.
      The RAI notes will rank senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the notes of RAI issued under the RAI indenture, including the RAI notes. As of June 30, 2006, RAI had no subordinated obligations.
      RAI’s obligations under the RAI notes will be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of June 30, 2006, RAI’s non-guarantor subsidiaries had obligations of $98 million.
      RAI’s obligations under the RAI notes will be effectively subordinated to RAI’s obligations under its credit facilities and any future obligations of RAI to the extent of the value of those assets securing the credit facilities and such future obligations that do not also secure the notes. As of June 30, 2006, RAI had $1.575 billion of indebtedness (consisting of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all the assets of RAI. Only a portion of these same assets secures existing notes of RAI in the aggregate principal amount of $2.939 billion as of June 30, 2006, and will secure the RAI notes. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RAI.
      The guarantees related to the RAI notes will be senior secured obligations of the guarantors and will rank equally in right of payment with the existing and future senior obligations of the guarantors and, while secured, equally in right of security and priority with the guarantors’ other existing and future senior obligations that are secured by the same assets. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006), the guarantors had senior obligations of $11.823 billion (including the RJR notes, tobacco settlement and related accruals and current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of the guarantors; guarantees of existing notes of RAI, in the aggregate principal amount of $2.939 billion, are secured by a first priority security interest in only a portion of these same assets of the guarantors; and $7.309 billion are unsecured.
      The guarantors’ obligations related to the RAI notes will rank senior to any existing and future subordinated obligations from time to time of the guarantors that are, by their terms, expressly subordinated in right of payment to the notes. As of June 30, 2006, the guarantors did not have any obligations that would have been subordinated to guarantees of the RAI notes.
      The guarantors’ obligations related to the RAI notes will be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors. As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $98 million.
      The guarantors’ obligations related to the RAI notes will be effectively subordinated to their guarantees of RAI’s current and future obligations under the credit facilities and any future additional obligations of RAI to the extent of the value of those assets securing the guarantee of the credit facilities and such other future obligations that do not also secure the guarantee of the RAI notes. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets. Only a portion of these same assets secures the notes and related guarantees issued under the RAI indenture in the aggregate principal amount of $2.939 billion as of June 30, 2006, and will secure the RAI notes. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of the guarantors.
      If any secured obligation is accelerated, the lenders under that secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing that obligation. The ability of holders of the notes to exercise remedies is limited as discussed above. To the extent of those assets that secure the obligations under RAI notes issued under the RAI indenture, including the RAI notes offered hereby, and credit facilities, the proceeds of such security, upon liquidation, will be shared equally and ratably among the holders of such secured obligations (subject, in the case of the holders of the notes, to the limitations on enforcement of remedies contained in the security documents and described under “— Documents Creating the Security Interests; Exercise of Remedies”). With respect to the exercise of remedies by the lenders under RAI’s credit facilities, those assets of RAI and the guarantors that secure the obligations under the credit facilities, but not the RAI notes and the proceeds thereof, will, upon any liquidation thereof, be unavailable to the holders of such notes.
While Unsecured
      Upon any release of the collateral securing the obligations of RAI and the guarantors under the RAI notes and guarantees thereof and any other indebtedness of RAI secured by such collateral, the RAI notes will be unsecured obligations of RAI and the guarantees thereof will be unsecured obligations of the relevant guarantor, and such obligations will rank equally in right of payment with all other existing and future unsubordinated, unsecured obligations of RAI and such guarantor, respectively (except those obligations preferred by operation of law).
Same-Day Settlement and Payment
      The RAI notes will trade in the same-day funds settlement system of DTC until maturity or until RAI issues the notes in definitive form. DTC will therefore require secondary market trading activity in the RAI notes to settle in immediately available funds. RAI can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the RAI notes.
Optional Redemption
      The RAI notes will be redeemable, in whole at any time or in part from time to time, at the option of RAI, at a redemption price equal to the greater of (1) 100% of the principal amount of the RAI notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the RAI notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date, plus the following amounts:

Optional Redemption
Notes	Spread (In Basis Points)

6.500% Senior Secured Notes due June 1, 2007	25
7.875% Senior Secured Notes due May 15, 2009	37.5
6.500% Senior Secured Notes due July 15, 2010	50
7.250% Senior Secured Notes due June 1, 2012	30
7.300% Senior Secured Notes due July 15, 2015	50
      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediate preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the

Comparable Treasury Issue, calculated using a price for the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.
      “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the RAI notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Independent Investment Banker” means any of Lehman Brothers Securities Inc., J.P. Morgan Securities Inc. or Citigroup Global Markets Inc. or, if all such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with RAI.
      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
      “Reference Treasury Dealer” means (1) Lehman Brothers Securities Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), RAI will substitute for such firm another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with RAI.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
      Holders of RAI notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the RAI notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular RAI notes or portions thereof for redemption from the outstanding and not previously called RAI notes by such method as the trustee deems fair and appropriate.
Covenants
      The following restrictions will apply to the RAI notes.
Restrictions on Liens
      The RAI indenture provides that RAI will not, and will not permit any Restricted Subsidiary to:

•	mortgage or pledge as security for any indebtedness any Principal Property of RAI or a Restricted Subsidiary, whether such Principal Property is owned at the date of the RAI indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the RAI notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured;

•	mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of RJR Tobacco, unless RAI pledges or secures or causes such Restricted Subsidiary to pledge or secure (1) such shares of stock, indebtedness or other obligations of RJR Tobacco to RAI equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, and assign RAI’s security interest in such assets to the collateral agent to secure the RAI notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, or (2) the RAI notes equally and ratably with all indebtedness secured with such mortgage or pledge, so long as such indebtedness shall be so secured; or

•	mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligations of a subsidiary (other than that of RJR Tobacco) held by or owed to any of RAI or such Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations are owned at the date of the RAI indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the RAI notes equally and ratably with all such public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured.

      These covenants regarding liens do not apply in the case of:

•	the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the RAI indenture (including acquisitions by way of merger or consolidation) by RAI or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the RAI indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof; provided, that every such mortgage, pledge or lien referred to in this clause shall attach only to the shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property so acquired and fixed improvements thereon;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property existing at the date of the RAI indenture;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property in favor of RAI or any Restricted Subsidiary;

•	any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

•	any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property incurred in connection with the issuance of tax exempt governmental obligations; and

•	any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses; provided, that in the case of a mortgage, pledge or other lien permitted under the second, third or fifth clauses above, the debt secured is not increased nor the lien extended to any additional assets.
      Notwithstanding the foregoing, RAI or any Restricted Subsidiary may create or assume liens in addition to the permitted liens described above, and renew, extend or replace such liens; provided, that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt, as defined below, does not exceed 10% of Consolidated Net Worth, as defined below.
Restrictions on Sale and Lease-Back Transactions
      The RAI indenture provides that RAI will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to RAI or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that RAI or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period if:

•	RAI or such Restricted Subsidiary would be entitled, pursuant to the provisions of the RAI indenture described above under “— Covenants — Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities issued under the RAI indenture; or

•	RAI promptly informs the trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by resolution of the Board of Directors of RAI) of such property, and RAI causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt, as defined below, incurred or assumed by RAI or a Restricted Subsidiary (including the debt securities);
provided, further, that in lieu of applying all of or any part of such net proceeds to such retirement, RAI may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of RAI (which may include the outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If RAI so delivers debentures or notes to the applicable trustee with an Officers’ Certificate, the amount of cash which RAI will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.
      Notwithstanding the foregoing, RAI or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted in the foregoing paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt; provided, that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.
Restrictions on Incurrence of Indebtedness by RJR
      The RAI indenture prohibits RJR, at any time in the future that it does not guarantee the obligations of RAI under the RAI notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the guarantors (excluding accounts payable) other than notes issued under the RAI indenture, including the RAI notes offered hereby, the RJR notes and RAI’s credit facilities.
Restrictions on Mergers and Sales of Assets
      Nothing contained in the RAI indenture or in the RAI notes will prevent any consolidation or merger of RAI into any other corporation or corporations (whether or not affiliated with RAI), or successive consolidations or mergers to which RAI or its successor will be a party, or will prevent any sale, lease or conveyance of the property of RAI, as an entirety or substantially as an entirety; provided, that upon any such consolidation, merger, sale, lease or conveyance to which RAI is a party and in which RAI is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the RAI indenture to be performed or observed by RAI and the due and punctual payment of the principal of and interest on all of the debt securities and the guarantees, according to their tenor, shall be expressly assumed by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the corporation formed by such consolidation, or into which RAI shall have been merged, or which shall have acquired such property.
      The RAI indenture does not contain provisions which would afford the holders of RAI notes protection in the event of a decline in RAI’s credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving RAI or any of the Restricted Subsidiaries.
Events of Default
      An event of default with respect to any series of the notes is defined under the RAI indenture in relevant part as being:

•	default in payment of any principal of such series when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on the notes of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the notes of such series;

•	certain events of bankruptcy, insolvency or reorganization;

•	any guarantee ceasing to be in full force and effect (except as contemplated by the terms of the RAI indenture) or any guarantor denying or disaffirming in writing its obligations under the RAI indenture or its guarantee; and

•	at any time as such security is required under the RAI indenture, any security document ceasing to be in full force and effect or ceasing to give the collateral agent the liens or any of the material rights, powers and privileges purported to be created thereby in favor of the collateral agent and such default continuing unremedied for a period of at least 30 days after written notice to RAI by the collateral agent.
      The RAI indenture provides that:

•	if an event of default due to the default in payment of principal of, premium, if any, or any interest on, the notes of any series or due to the default in the performance, or breach of any other covenant or warranty of RAI applicable to the notes of such series but not applicable to other outstanding notes issued under the RAI indenture shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of each series affected by the default issued under the RAI indenture then outstanding (voting as a single class) by notice in writing may then declare the principal of all debt securities of all such affected series and interest accrued thereon to be due and payable immediately; and

•	if an event of default due to a default in the performance of any of the other covenants or agreements in the RAI indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization of RAI or any other event of default provided in a supplemental indenture or board resolution relating to the debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the RAI indenture then outstanding (treated as one class) by notice in writing may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

      The RAI indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the RAI indenture at the request of such holders. Subject to such provisions in the RAI indenture for the indemnification of the trustee and certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
      The RAI indenture provides that no holder of notes may institute any action against RAI under the RAI indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series then outstanding (treated as a single class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class). The RAI indenture contains a covenant that RAI will file annually, not more than four months after the end of its fiscal year, with the trustee a certificate that no default existed or a certificate specifying any default that existed.
Modification of the RAI Indenture
      The RAI indenture provides that RAI, the guarantors (each when authorized by a board resolution) and the trustee may enter into supplemental indentures without the consent of the holders of RAI notes to:

•	add security in respect of notes issued under the RAI indenture;

•	evidence the assumption by a successor corporation of the obligations of RAI and the guarantors;

•	add covenants for the protection of the holders of notes issued under the RAI indenture or to add events of default;

•	cure any ambiguity or correct any inconsistency in the RAI indenture or to make other changes not materially adverse to the interest of holders of the debt securities;

•	establish the forms or terms of additional series of debt securities;

•	provide for uncertificated debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	add an additional guarantor; or

•	comply with the Trust Indenture Act.
      The RAI indenture also contains provisions permitting RAI, the guarantors (each when authorized by a board resolution) and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the RAI indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided, that RAI and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof, premium, if any (including any amount in respect of original issue discount), or any interest thereon is payable, or reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the RAI indenture relating to debt securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any debt security when due or any right of repayment at the option of the holder of a debt security; or

•	reduce the aforesaid percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any such modification.

Transfer and Exchange
      A holder may transfer or exchange debt securities in accordance with the RAI indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and RAI may require a holder to pay any taxes required by law or permitted by the RAI indenture, including any transfer tax or other similar governmental charge payable in connection therewith. RAI is not required to transfer or exchange any RAI note selected for redemption or to transfer or exchange any RAI note for a period of 15 days prior to a selection of debt securities to be redeemed. The debt securities will be issued in registered form and the registered holder of an RAI note will be treated as the owner of such note for all purposes.
Defeasance
      The RAI indenture provides with respect to each series of RAI notes that RAI and the guarantors, as applicable, may elect:

•	to be released from any and all obligations (except for the obligations to register the transfer or exchange of the debt securities of such series and RAI’s rights of optional redemption, if any, to replace mutilated, destroyed, lost or stolen debt securities of such series, rights of holders of debt securities to receive payments of principal thereof, premium, if any, and interest thereon, upon the original stated due dates therefor (but not upon acceleration), to maintain an office or agency in respect of the debt securities of such series and to hold moneys for payment in trust) with respect to debt securities of any series for which the exact amount of principal and interest due can be determined at the time of the deposit with the trustee as described below and all the debt securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption (the foregoing referred to as one-year defeasance);

•	to defease and be discharged from any and all obligations with respect to the debt securities of such series on the 91st day after the deposit with the trustee as described below (except for the obligations set forth as exceptions in the preceding clause) (the foregoing referred to as legal defeasance); or

•	to be released from their obligations with respect to the debt securities of such series (except for the obligations set forth as exceptions in the first clause and the obligations to compensate and indemnify the trustee, to appoint a successor trustee, to repay certain moneys held by the paying agent and to return certain unclaimed moneys held by the trustee and to comply with the Trust Indenture Act) (the foregoing referred to as covenant defeasance), upon the deposit with the trustee, in trust for such purpose, of cash or, in the case of debt securities payable in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will insure the availability of monies sufficient, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, premium, if any, and any interest on the debt securities of such series, and any mandatory sinking fund thereon, on the due date thereof. Such a trust may (except with respect to one-year defeasance or to the extent the terms of the debt securities of such series otherwise provide) only be established, if among other things, RAI has delivered to the trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under the second clause above, must (except to the extent the terms of the debt securities of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the RAI indenture. If RAI exercises its legal defeasance or covenant defeasance option, the guarantees in effect at such time will terminate.
Book-Entry System; Delivery and Form

General
      RAI notes of each series will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons, which we refer to as the Global Notes, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC or another nominee designated by DTC (such nominee referred to as a Global Note Holder).
      Beneficial interests in the Global Notes may not be exchanged for Certificated Notes (as defined below) except in the circumstances described below.
      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream, Luxembourg (referred to herein, collectively, as the Participants or the Depositary’s Participants), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, referred to as the Indirect Participants or the Depositary’s Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the RAI notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the RAI notes will be limited to such extent.
      So long as the Global Note Holder is the registered owner of any RAI notes, the Global Note Holder will be considered the sole holder of outstanding notes represented by such Global Notes under the RAI indenture. Except as provided below, owners of RAI notes will not be entitled to have the RAI notes registered in their names and will not be considered the owners or holders thereof under the RAI indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of RAI or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of RAI notes held by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the RAI notes.
      Payments in respect of the principal of, premium, if any, and interest on any RAI notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the RAI indenture. Under the terms of the RAI indenture, RAI and the trustee may treat the persons in whose names any RAI notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither RAI nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the RAI notes (including principal, premium, if any, and interest). RAI believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of the RAI notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.
      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of such beneficial interest by the depositary or its Participants or Indirect Participants, exchange such beneficial interest for RAI notes in definitive form. Upon any such issuance, the trustee is required to register such RAI notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such RAI notes would be issued in fully registered form.
      If the depositary for the RAI notes represented by a Global Note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the Global Note that had been held by the depositary. In addition, the RAI indenture permits RAI at any time and in RAI’s sole discretion to decide not to have the RAI notes represented by one or more Global Notes. DTC has advised us that, under its current practices, it would notify its Participants of RAI’s request, but will only withdraw beneficial interest from the Global Notes at the request of each Participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any RAI notes issued in definitive form in exchange for the Global Notes will be registered in the name or names that the depositary gives to the trustee or other relevant agent of theirs or ours. It is expected that the depositary’s instructions will be based upon directions received by the depositary from Participants with respect to ownership of beneficial interests in the Global Note that had been held by the depositary.
      Neither RAI nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the RAI notes and RAI and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.
Concerning the Trustee
      The Bank of New York Trust Company, N.A. is the trustee under the RAI indenture and is serving as exchange agent for this exchange offer. The trustee and its affiliates have in the past provided, and are currently providing, banking, trust and other services to RAI and its affiliates, including as participants in RAI’s credit facilities and as transfer agent for RAI’s common stock. The trustee is serving as exchange agent in the exchange offer RAI is undertaking to fulfill its obligations under registration rights agreements entered into in connection with the RAI new notes offering and prior RJR exchange offer, served as the exchange agent in the prior RJR exchange offer, and an affiliate of the exchange agent was an initial purchaser of the notes of RAI sold in the RAI new notes offering. From time to time, RAI or its affiliates may enter into other relationships with the trustee or its affiliates.
Certain Definitions
      “Attributable Debt” means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of:

•	the net proceeds from such sale and lease-back transaction multiplied by

•	a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

      “Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of RAI, as set forth on the then most recently available consolidated balance sheet of RAI and its consolidated Subsidiaries.
      “Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

•	indebtedness of RAI and the Restricted Subsidiaries incurred after the date of the RAI indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the RAI indenture described above under “— Covenants — Restrictions on Liens;” and

•	Attributable Debt of RAI and the Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the RAI indenture described above under “— Covenants — Restrictions on Sale and Lease-Back Transactions.”
      “Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.
      “guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

•	to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

•	entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by RAI or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by resolution of the Board of Directors of RAI not to be of material importance to the respective businesses conducted by RAI or such Restricted Subsidiary effective as of the date such resolution is adopted, provided, that “Principal Property” shall not include any property owned by Santa Fe or Lane.
      “Restricted Subsidiary” means (i) any Subsidiary (other than Lane or Santa Fe and their respective subsidiaries) organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America, which owns or is a lessee pursuant to a capital lease of any Principal Property, and in which the investment of RAI and all its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than:

•	each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

•	each Subsidiary formed or acquired after the date of the RAI indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of RAI or any Restricted Subsidiary; and
      (ii) RJR and Conwood.
      However, the board of directors of RAI may declare any such Subsidiary to be a Restricted Subsidiary.
      “Subsidiary” means any corporation of which at least a majority of all outstanding stock having by the terms thereof ordinary voting power in the election of directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by RAI, or by one or more Subsidiaries of RAI or by RAI and one or more Subsidiaries.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at RAI’s option.

COMPARISON OF RAI NOTES WITH RJR NOTES
      Each RAI note will have an identical interest rate, maturity and interest payment dates and principal amount as the RJR note for which it is being offered in exchange. The RAI notes will be guaranteed by additional guarantors as compared with the RJR notes, and the RAI notes and related guarantees will be secured by certain assets of RAI and these guarantors. The RJR notes and related guarantees are not secured.
      The following is a summary of the material differences between the RAI notes and RJR notes.

RJR Notes	RAI Notes

Guarantors of RJR Notes	Guarantors of RAI Notes
The full and prompt payment of the principal of, premium, if any, and interest on the RJR notes is jointly, severally and unconditionally guaranteed on an unsubordinated basis by RAI and by certain of RJR’s direct and indirect subsidiaries — RJR Tobacco, RJR Acquisition, RJR Tobacco Co., FHS, GMB, GPI and RJR Packaging. Any RJR direct or indirect subsidiary that becomes a guarantor under RAI’s credit facilities, or replacements thereof, in the future must be added as a guarantor of the RJR notes. If such subsidiaries cease to be guarantors of the credit facilities, they also will be released as guarantors of the RJR notes.	Upon issuance, the full and prompt payment of the principal of, premium, if any, and interest on the RAI notes will be jointly, severally and unconditionally guaranteed on an unsubordinated basis by the entities listed to the left that currently guarantee the RJR notes, as well as by RJR, Santa Fe, Lane, Conwood Holdings, Conwood Company, Conwood Sales, Rosswil and Scott Tobacco. Similar to the RJR indentures, the RAI indenture provides that any RAI direct or indirect subsidiary that becomes a guarantor under RAI’s credit facilities is also obligated to guarantee the RAI notes. As is the case under the RJR indentures, if such subsidiaries cease to be guarantors of the RAI credit facilities, they also will be released as guarantors of the RAI notes.
Security for the RJR Notes and Related Guarantees	Security for RAI Notes and Related Guarantees
The RJR notes and related guarantees are unsecured.	Upon issuance, the RAI notes and related guarantees will be secured by:
• a pledge by RJR of the stock of RJR Tobacco and indebtedness and other obligations owed by RJR Tobacco to RAI or its Restricted Subsidiaries; and
• Principal Property (as defined in the RAI indenture) of RAI, RJR, RJR Tobacco, RJR Acquisition, RJR Tobacco Co., FHS, GMB, GPI, RJR Packaging, Conwood Holdings, Conwood Company, Conwood Sales and Rosswil.
Provisions in RJR Indentures	Provisions in RAI Indenture
The restrictive covenants and event of default described in the column to the right are not included in the RJR indentures.	The RAI indenture contains covenants that provide that RAI will not, and will not permit certain of its subsidiaries to:
• mortgage or pledge as security for any indebtedness any Principal Property of RAI or certain of its subsidiaries, whether such Principal Property is owned at the date of the RAI indenture or thereafter acquired, unless RAI secures or causes such subsidiaries to secure the

RJR Notes	RAI Notes

outstanding RAI notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, subject to exceptions stated in the RAI indenture;
• mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of RJR Tobacco, unless RAI pledges or secures or causes such subsidiaries to pledge or secure (1) such shares of stock, indebtedness or other obligations of RJR Tobacco to RAI equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured and assign RAI’s security interest in such assets to the collateral agent under RAI’s credit facilities to secure the RAI notes equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, or (2) the outstanding RAI notes equally and ratably with all indebtedness secured with such mortgage or pledge, so long as such indebtedness shall be so secured, subject to exceptions stated in the RAI indenture;
• mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligations of a subsidiary (other than that of RJR Tobacco) held by or owed to any of RAI or such subsidiaries, whether such shares of stock, indebtedness or other obligations are owned at the date of the RAI indenture or thereafter acquired, unless RAI secures or causes such subsidiaries to secure the RAI notes equally and ratably with all such public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured, subject to exceptions stated in the RAI indenture; or
• sell or transfer, directly or indirectly, except to RAI or certain of its subsidiaries, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, subject to exceptions stated in the RAI indenture.
The RAI indenture also contains covenants that require RAI:
• to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and that of certain of its subsidiaries, and the corporate rights (charter and statutory), licenses and franchises of RAI and

RJR Notes	RAI Notes

each such subsidiary, subject to exceptions stated in the RAI indenture;
• to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon RAI or any subsidiary or upon the income, profits or property of RAI or any subsidiary and all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of RAI or certain subsidiaries, subject to exceptions stated in the RAI indenture; and
• to not at any time (to the extent it may lawfully covenant to refrain from doing so) insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive RAI from paying all or any portion of the principal of, premium, if any, or interest, on the RAI notes, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance under the RAI indenture. In this covenant, RAI also expressly waives (to the extent that it may lawfully do so) all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power granted to the trustee in the RAI indenture, but will suffer and permit the execution of every such power as though no such law had been enacted.
The RAI indenture also provides that in the event of any consolidation or merger of RAI into any other corporation or corporations (whether or not affiliated with RAI), or successive consolidations or mergers to which RAI or its respective successor or successors shall be a party or parties, or any sale, lease or conveyance of the property of RAI as an entirety or substantially as an entirety, in which RAI is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the RAI indenture to be performed or observed by RAI and the due and punctual payment of the principal of, interest and premium, if any, on all of the RAI notes shall be expressly assumed by the corporation formed by such consolidation, or into which RAI shall have been merged, or which shall have acquired such property.
In addition, it is an event of default under the RAI

RJR Notes	RAI Notes

indenture if RAI or certain of its subsidiaries commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or timely consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of RAI or for any substantial part of its property, or make any general assignment for the benefit of creditors.
See “Description of the RAI Notes” for further description of certain covenants and events of default under the RAI indenture.
Ranking of RJR Notes	Ranking of RAI Notes
RJR’s obligations under the RJR notes are guaranteed by RAI and by RJR’s direct and indirect material domestic subsidiaries.	Upon issuance, RAI’s obligations under the RAI notes will be guaranteed by certain of its direct and indirect domestic subsidiaries, including its material domestic subsidiaries.
The RJR notes are the direct, senior unsecured obligations of RJR and:	The RAI notes will be the direct, senior secured obligations of RAI and will:
• rank equally in right of payment with RJR’s existing and future senior obligations. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006, and RJR becoming a guarantor of the existing notes of RAI, but without giving effect to this exchange offer), RJR had senior obligations of $5.373 billion (including current liabilities and intercompany obligations). These obligations are unsecured;

• rank senior to any existing and future obligations from time to time of RJR that are, by their terms, expressly subordinated in right of payment to the RJR notes. As of June 30, 2006, RJR had no subordinated obligations;

• are structurally subordinated to the obligations of any non-guarantor subsidiaries of RJR. As of June 30, 2006, RJR’s non-guarantor subsidiaries had obligations of $80 million; and

• are effectively subordinated to RJR’s current and future obligations as guarantor under RAI’s credit facilities and existing notes and any additional future obligations of RJR to the extent of those assets securing such obligations. As of June 30, 2006, the RJR notes were unsecured and were	• rank equally in right of payment with RAI’s existing and future senior obligations and, while secured, equally in right of security and priority with RAI’s existing and future senior obligations that are secured by the same assets. As of June 30, 2006, not including RAI’s guarantee of the RJR notes, RAI had senior obligations of $5.185 billion (including current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of RAI; existing notes of RAI, in the aggregate principal amount of $2.939 billion, are, and the RAI notes will be, secured by a first priority security interest in only a portion of these same assets; and $671 million are unsecured. In addition, as of June 30, 2006, RAI had obligations of $161 million related to its guarantee of RJR’s obligations under the RJR notes;

• rank senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the RAI notes. As of June 30, 2006, RAI had no subordinated obligations;

• be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of June 30, 2006, RAI’s non-guarantor subsidiaries

RJR Notes	RAI Notes

effectively subordinated to $1.575 billion of RJR’s obligations as guarantor under RAI’s credit facilities (secured by substantially all the assets of RJR) and (after giving effect to RJR becoming a guarantor of the RAI notes, effective September 30, 2006) $2.939 billion of RJR’s obligations as a guarantor of RAI’s existing notes (secured by only a portion of RJR’s assets). In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RJR.
had obligations of $98 million; and

• be effectively subordinated to RAI’s obligations under its credit facilities and any future obligations of RAI to the extent of the value of those assets securing the credit facilities and such future obligations that do not secure the RAI notes. As of June 30, 2006, RAI had $1.575 billion of indebtedness (consisting of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all the assets of RAI. Only a portion of these same assets secures existing notes of RAI, in the aggregate principal amount of $2.939 billion, and will secure the RAI notes. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RAI.
See “Description of the RAI Notes — Ranking.”
Ranking of the Guarantees of RJR Notes	Ranking of the Guarantees of RAI Notes
The guarantees related to the RJR notes are the senior unsecured obligations of the guarantors and:	The guarantees related to the RAI notes will be the senior secured obligations of the guarantors and will:
• rank equally in right of payment with the existing and future senior obligations of the guarantors. As of June 30, 2006 (without giving effect to this exchange offer), the guarantors, including RAI, had senior obligations of $9.838 billion (including tobacco settlement and related accruals and current liabilities and intercompany obligations). All of these obligations are unsecured;

• rank senior to any existing and future subordinated obligations from time to time of the guarantors (other than RAI). As of June 30, 2006, the guarantors did not have any obligations that were subordinated to their guarantees of the RJR notes;

• are structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors (other than RAI). As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $80 million; and

• are effectively subordinated to their guarantees of the current and future obligations under RAI’s credit facilities and existing notes, and any additional future secured obligations of the	• rank equally in right of payment with the existing and future senior obligations of the guarantors and, while secured, equally in right of security and priority with the guarantors’ other existing and future senior obligations that are secured by the same assets. As of June 30, 2006 (after giving effect to certain transactions that occurred effective September 30, 2006, relating to intercompany obligations that existed on June 30, 2006), the guarantors had senior obligations of $11.823 billion (including the RJR notes, tobacco settlement and related accruals and current liabilities and intercompany obligations). Of these obligations, $1.575 billion are secured by a first priority security interest in substantially all the assets of the guarantors; existing notes of RAI, in the aggregate principal amount of $2.939 billion, and related guarantees are, and the RAI notes and related guarantees will be, secured by a first priority security interest in only a portion of these same assets of the guarantors; and $7.309 billion are unsecured;

• rank senior to any existing and future subordinated obligations from time to time of the guarantors that are, by their terms, expressly

RJR Notes	RAI Notes

guarantors to the extent of those assets securing the guarantees of such obligations. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets and $2.939 billion of indebtedness (consisting of their guarantees of the existing notes of RAI) secured by only a portion of these assets. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of RJR.
subordinated in right of payment to the RAI notes. As of June 30, 2006, the guarantors did not have any obligations that would be subordinated to their guarantees of the RAI notes;

• be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the guarantors. As of June 30, 2006, the guarantors’ non-guarantor subsidiaries had obligations of $98 million; and

• be effectively subordinated to their guarantees of RAI’s current and future obligations under the credit facilities and any future additional obligations of RAI to the extent of the value of those assets securing the guarantees of the credit facilities and such other future obligations that do not secure the guarantees of the RAI notes. As of June 30, 2006, the guarantors had $1.575 billion of indebtedness (consisting of their guarantees of borrowings and letters of credit issued under RAI’s credit facilities) secured by substantially all their assets. Existing notes of RAI, in the aggregate principal amount of $2.939 billion, and related guarantees are, and the RAI notes and related guarantees will be, secured by only a portion of these assets. In addition, as of June 30, 2006, RAI had $525 million of availability under its revolver, all of which, if borrowed, would be secured by substantially all the assets of the guarantors.
See “Description of the RAI Notes — Ranking.”
      The preceding summary of the material differences between the RAI notes and RJR notes is qualified in its entirety by reference to the RJR indentures and RAI indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax considerations to holders relating to the exchange of the RJR notes by such holders for RAI notes pursuant to the exchange offer and to the ownership and disposition of RAI notes after the exchange offer. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, and existing and proposed tax regulations, published rulings, and judicial decisions all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. Neither RJR nor RAI has sought any ruling from the Internal Revenue Service, referred to as the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary assumes that the RJR notes and RAI notes are held by the holders as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.
      If a partnership holds the RJR notes or RAI notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding RJR notes, you should consult your tax advisor.
      This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Consequences to Holders Who Participate in the Exchange Offer
      Under applicable Treasury Regulations, a significant modification of a debt instrument will be treated as a taxable exchange if the modified debt instrument differs materially either in kind or in extent from the original debt instrument.
      In general, a modification of a debt instrument will not be treated as a “significant modification” and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.”

      Each RAI note will bear the same interest rate, maturity date and interest payment dates as the corresponding RJR note for which it is being offered in exchange. Holders of RAI notes will receive the same interest payments that they would have received had they not exchanged their RJR notes in the exchange offer. Because RAI is presently a guarantor of all of the RJR notes, RAI and RJR are in substance co-obligors under the RJR notes. After the exchange, RJR will continue to be obligated under the RAI notes as a guarantor. The RAI notes will be guaranteed by additional guarantors, and will be secured by additional assets, as compared with the RJR notes.
      The Treasury Regulations provide that the addition or deletion of a co-obligor on a debt instrument, and the addition of collateral for, or a guarantee on, a recourse debt instrument will not be a significant modification unless the modification results in a change in payment expectations. The Treasury Regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is a substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification, or there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification.
      We intend to treat the exchange of RJR notes for RAI notes pursuant to the exchange offer as not causing a significant modification of the RJR notes, and therefore as not causing a deemed exchange of RAI notes for the RJR notes, under the Treasury Regulations because the addition of collateral and guarantees does not result in a change in payment expectations. No assurance can be given, however, that the IRS would not seek to treat the exchange of RJR notes for RAI notes pursuant to the exchange offer as requiring holders to recognize gain (or possibly loss), equal to the difference between the holder’s adjusted tax basis in the RJR notes and the fair market value of the RAI notes received pursuant to the exchange offer.
Consequences to U.S. Holders of Holding RAI Notes
      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a U.S. holder of the RAI notes. Certain consequences to “non-U.S. holders” of the RAI notes are described under “ — Consequences to Non-U.S. Holders of Holding RAI Notes” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable regulations to be treated as a U.S. person.

Payments of Interest
      Stated interest on the RAI notes will generally be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition of RAI Notes
      You will generally recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a RAI note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition (less an amount attributable to any accrued but unpaid stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a RAI note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss and will be long-term capital gain or loss if your holding period for the note is more than one year. The ability to deduct capital losses is subject to limitations under U.S. federal income tax laws.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to certain payments of principal and interest on the RAI notes and the proceeds of sale of a note unless you are an exempt recipient (such as a corporation). A backup withholding tax at the rate of 28% will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.
      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
Consequences to Non-U.S. Holders of Holding RAI Notes
      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of RAI notes. The term “non-U.S. holder” means a beneficial owner of a note that is (1) a foreign corporation, (2) a foreign partnership all of whose partners are non-U.S. holders, (3) a non-resident alien individual or (4) a foreign estate or trust all of whose beneficiaries are non-U.S. holders. Special rules may apply to certain non-U.S. holders such as certain expatriates, “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest
      The U.S. federal withholding tax will not apply to any payment to you of interest on a RAI note because of the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you provide to us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN); or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business and holds the note on your behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.
      If you hold your RAI notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable regulations in order to be exempt from withholding tax.
      If you are engaged in a trade or business in the United States and interest on a RAI note is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax if you provide us with a properly executed IRS Form W-8ECI, but you will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Disposition of RAI Notes
      Any gain realized upon the sale, exchange or other disposition of a RAI note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
      A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding
      Information returns will be filed with the IRS in connection with payments on the RAI notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the non-U.S. holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.
LEGAL MATTERS
      The enforceability of the RAI notes and related guarantees offered hereby is being passed upon for us by Kilpatrick Stockton LLP, Charlotte, NC. Matters of New Mexico law are being passed upon for us by Betzer, Roybal & Eisenberg P.C., Albuquerque, NM.
EXPERTS
      The consolidated financial statements of Reynolds American Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, are incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The combined financial statements of Conwood Company, L.P., Conwood Sales Co., L.P., Scott Tobacco LLC, Rosswil LLC, Conwood LLC, Conwood-1 LLC and Conwood-2 LLC as of and for the year ended December 31, 2005, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      RAI is subject to the informational requirements of the Exchange Act, and, in accordance with the requirements of the Exchange Act, files reports, proxy statements and other information with the SEC. You may read and copy this information or obtain copies of this information at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov.
      RAI and the guarantors have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the RAI notes and related guarantees to be issued in the exchange offer. This prospectus does not contain all of the information in the registration statement. You will find additional information about RAI, the guarantors and the exchange offer in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reference Room located at 100 F Street, NE, Washington D.C. 20549 or at the SEC’s web site at http://www.sec.gov.
      RAI’s SEC filings are also available at its web site at http://www.reynoldsamerican.com. Information with respect to RAI may also be obtained by writing or calling the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.
INCORPORATION BY REFERENCE
      RAI (SEC file number 1-32258) “incorporates by reference” into this prospectus certain information that it files with the SEC, which means that it discloses important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus and in earlier filings with the SEC. RAI incorporates by reference the information and documents listed below, which have been filed with the SEC, and any documents that RAI files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this exchange offer:

•	RAI’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 27, 2006;

•	RAI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the SEC on May 5, 2006 and August 4, 2006, respectively; and

•	RAI’s Current Reports on Form 8-K, and amendments thereto, filed with the SEC on February 7, 2006, February 15, 2006, April 25, 2006, May 24, 2006, June 6, 2006, June 26, 2006, August 4, 2006, August 24, 2006, September 19, 2006, October 2, 2006, October 2, 2006, and October 5, 2006.
      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162. You may also obtain the documents incorporated by reference in this prospectus from the SEC as described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
North Carolina Registrants
      The following registrants are corporations incorporated under the laws of the state of North Carolina: Reynolds American Inc., referred to as RAI, R. J. Reynolds Tobacco Company, referred to as RJR Tobacco, and GMB Inc., referred to as GMB.
      Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.
      Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he or she was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the NCBCA.
      Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.
      Section 55-2-02 of the NCBCA enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the NCBCA; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective.
      The articles of incorporation of RAI provide that RAI will indemnify, to the fullest extent permitted by the NCBCA, any person who was or is a director or officer of RAI who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person was or is a director or officer of RAI or, while a director or officer of RAI, was serving at the request of RAI as a director, officer, partner, trustee, employee or agent of any other enterprise. RAI’s articles of incorporation also provide that RAI shall pay expenses incurred in connection with any such action, suit or proceeding in advance provided the director or officer agrees in writing to repay such amount if such person is ultimately determined not entitled to be indemnified against such expenses.
      RAI has entered into separate indemnification agreements with its directors and executive officers. These agreements require, among other things, RAI to maintain, for so long as such person could be subject to claims based upon such person’s status as a director or officer of RAI, directors’ and officers’ liability insurance that is comparable in scope and amount to former policies of insurance of R.J. Reynolds Tobacco Holdings, referred to as RJR. In no event will RAI be required to spend in any one year an amount more than 200% of the annual premiums paid by RAI or RJR, as the case may be, five years prior to the then-existing policy period; provided, however, that RAI will use commercially reasonable efforts to obtain and maintain policies of insurance with coverage having features as similar as reasonably practical to the features of the prior policies.
      Pursuant to the agreement related to the B&W business combination, RAI agreed to maintain, for a period of six years following the completion, on July 30, 2004, of such combination, policies of directors’ and officers’ liability insurance maintained by RJR at the time of such completion, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before October 27, 2003, the date of the business combination agreement. RAI is not required to spend in any one year an amount more than 200% of the annual premiums paid by RJR as of the date of the combination agreement for such insurance and if the annual premiums of such insurance coverage exceed this amount, RAI will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
      RAI’s articles of incorporation further provide that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.
      The provisions in articles of incorporation of RJR Tobacco with respect to indemnification of officers and directors and elimination of personal liability of directors are identical to those contained in RAI’s articles of incorporation.
      The articles of incorporation of GMB, Inc. provide that the corporation will, to the fullest extent permitted by the NCBCA, indemnify all persons it shall have the power to indemnify under the provisions of the NCBCA from and against any and all expenses and liabilities covered by such provisions. The articles of incorporation of GMB, Inc. also provide for the elimination of the personal liability of directors to the fullest extent permitted by the NCBCA.
Delaware Registrants
      The following registrants are corporations incorporated in the State of Delaware: RJR, Conwood Holdings, Inc., referred to as Conwood, RJR Acquisition Corp., referred to as RJR Acquisition, R. J. Reynolds Tobacco Co., referred to as RJR Tobacco Co., and FHS, Inc., referred to as FHS.
      Section 145 of the Delaware General Corporation Law, referred to as the DGCL, provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for payments of unlawful dividends or unlawful stock repurchases or redemptions or for any transaction from which the director derived an improper personal benefit.
      The certificate of incorporation of RJR provides that RJR will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a director or officer of RJR who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person was or is a director or officer of RJR or, while a director or officer of RJR, was serving at the request of RJR as a director, officer, partner, trustee, employee or agent of any other enterprise. RJR’s certificate of incorporation also provides that RJR shall pay expenses incurred in connection with any such action, suit or proceeding in advance provided the director or officer agrees in writing to repay such amount if such person is ultimately determined not entitled to be indemnified against such expenses. RJR’s certificate of incorporation further provides that, to the fullest extent permitted by the DGCL, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.
      The bylaws of RJR Acquisition provide that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer of RJR Acquisition or is or was serving at the request of RJR Acquisition as a director or officer of another entity, shall be indemnified and held harmless by RJR Acquisition to the fullest extent permitted by Delaware law. This right to indemnification also includes the right to be paid expenses incurred in connection with that proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The certificate of incorporation of RJR Acquisition provides the no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except as otherwise provided by the DGCL.
      The certificate of incorporation of Conwood provides that Conwood will indemnify, to the fullest extent permitted under the DGCL or any other applicable laws, any person who is a director, or officer of the corporation, or each person who is or was serving or who has agreed to serve at the request of the board of directors of the corporation as an officer of the corporation or as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise (including the heirs, executors, administrators or estate of such person). The certificate of incorporation of Conwood also provides that Conwood may enter into one or more agreements with any person to provide for indemnification greater or different than that provided in its certificate of incorporation.
      The certificate of incorporation of FHS provides for the indemnification of the corporation’s directors and officers to the fullest extent permitted by law and eliminates the personal liability of its directors to the corporation or its stockholders for any breach of fiduciary duty as a director other than any breach of the duty of loyalty, for acts not in good faith or which involve intentional misconduct or knowing violation of law, for acts of omissions arising under Section 174 of the DGCL (payment of dividends) or for any transaction for which the directors derived an improper personal benefit. The bylaws of FHS provide that its officers and directors shall be indemnified against reasonable expense and any liability paid or incurred in connection with any actual or threatened claim, action suit or proceeding, whether brought by or in the right of the corporation or otherwise by reason of serving or having served as an officer or director of the company or an officer, director, employee, fiduciary or other representative of another entity at the request of FHS, so long as such indemnification does not contravene the DGCL or other applicable law and provided such officer or director acted in good faith and in a manner reasonably believed was in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The bylaws of FHS also provide that the indemnification provided for therein shall include the right to have expenses incurred by such person in connection with an action paid in advance of a final disposition of such action, subject to subsequent determination of the right to be so indemnified.
      The following registrants are limited liability companies formed in the state of Delaware: Conwood Sales Co., LLC, referred to as Conwood Sales, Conwood Company, LLC, referred to as Conwood Company, Rosswil LLC, referred to as Rosswil, RJR Packaging, LLC, referred to as RJR Packaging, and Scott Tobacco LLC, referred to as Scott Tobacco.
      Section 18-108 of the Delaware Limited Liability Company Act grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
      The limited liability company agreement of each of Conwood Sales and Conwood Company provides that each of these entities will to the full extent permitted by the Delaware Limited Liability Company Act or other applicable law, indemnify, any of its managers, officers or members for any loss, damage or claim incurred by such person in good faith on behalf of Conwood Sales or Conwood Company, as the case may be, and in a manner reasonably believed to be within the scope of the authority conferred on such person under the entity’s operating agreement, other than for any loss, damage or claim incurred by such person by reason of gross negligence or willful misconduct. The limited liability company agreements further provide that none of such persons shall be liable to Conwood Sales or Conwood Company, as the case may be, or their members for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of Conwood Sales or Conwood Company, as the case may be, and in a manner reasonably believed to be within the scope of the authority conferred on such person, other than for any such loss, damage or claim incurred by reason of such person’s gross negligence or willful misconduct.
      The limited liability company agreement of each of Rosswil and Scott Tobacco provides that no manager shall have any liability to Rosswil or Scott Tobacco, as the case may be, or any member for monetary damages for breach of fiduciary duty as a manager other than for any breach of such manager’s duty of loyalty to the entity or its members, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transactions from which such manager derived an improper personal benefit. These agreements also provide that each of these entities will, except as discussed below, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Rosswil or Scott Tobacco, as the case may be, because such a person is or was a member, manager or officer, or is or was serving at the request of Rosswil or Scott Tobacco, as the case may be, as a manager, director, officer or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Rosswil or Scott Tobacco, as the case may be, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which a member, manager or officer shall have been adjudged to be liable to the entity unless and to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The limited liability company agreement of each of Rosswil and Scott Tobacco also provides that expenses (including attorneys’ fees) incurred by a member, manager or officer shall be paid by Rosswil in advance of the final disposition of such action, suit or proceeding, subject to subsequent determination of the right to be so indemnified.
      RJR Packaging’s operating agreement provides that RJR Packaging will indemnify, save harmless and pay all expenses of its sole member, RJR Tobacco, any stockholder, member, partner, beneficiary and other equity holder of its member, and any officers, directors, employees and agents of any of them, incurred by reason of any act performed or omitted in connection with the business of RJR Packaging.
      In addition to the foregoing, pursuant to the purchase agreement entered into by RAI in connection with its acquisition of Conwood Sales, Conwood Company, Rosswil and Scott Tobacco, until May 31, 2012, each of these entities agreed to indemnify, to the maximum extent permitted by applicable law, any person who, as of May 31, 2006, was a current or former manager or officer of any of these entities, against all losses arising out of acts or omissions (or alleged acts or omissions) of any such person in the foregoing capacities, and further agreed that, prior to May 31, 2012, the provisions of the limited liability company agreements of these entities concerning the indemnification and elimination of liability of managers and officers would not be amended in any manner that would adversely affect the rights of such persons thereunder.
New York Registrant
      Lane, Limited, referred to as Lane, is a corporation incorporated under the laws of the state of New York.
      Article 7, Sections 721-726 of the New York Business Corporation Law, referred to as the NYBCL, provides for the indemnification and advancement of expenses to officers and directors for actions in their capacity as such. Under the NYBCL, a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may obtain indemnification insurance indemnifying itself and its directors and officers. Indemnification and advancement pursuant to the NYBCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.
      The bylaws of Lane provide that Lane shall, to the fullest extent permitted by applicable law, indemnify or advance expenses on behalf of a director or officer of Lane in connection with any threatened, pending or completed action, suit or proceeding, including an action by or in the right of Lane to procure a judgment in its favor, and an action by or in the right of any other corporation of any type or kind, domestic or foreign or in any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of Lane, by reason of the fact that he or she is or was or has agreed to become a director or officer of Lane, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, for or against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties or costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therefrom. No indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. In addition, the bylaws of Lane provide that the right to be indemnified and the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of Lane’s certificate of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
New Mexico Registrant
      Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, is a corporation incorporated under the laws of the state of New Mexico.
      Section 53-11-4.1 of the New Mexico Business Corporation Act, referred to as the NMBCA, empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. This section empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance on behalf of any officer of director against any liability asserted against and incurred by the person in such capacity whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section. The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.
      The restated articles of incorporation of Santa Fe provide for the indemnification of each of the corporation’s directors, officers and/or employees or any former director, officer and/or employee, or any person who has served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of stock or of which it is a creditor, and the personal representative of any such persons, against costs and expenses actually and necessarily incurred by such person in connection with the defense of any action or proceeding in which such person is made a party by reason of being or having been a director, officer and/or employee, except in relation to matters as to which such person is adjudged in such action or proceeding to be liable for actual fraud in the performance of his of her duties. The right to indemnification also includes the right to be paid immediately the costs and expenses of any such action or proceeding upon the incurrence of any such cost or expense. The indemnification shall not be limited to reimbursement only of such cost or expense incurred and paid by any such director, officer and/or employee. If such director, officer and/employee or former director, officer and/or employee is adjudged in any action or proceeding to be liable of actual fraud in the performance of his or her duties, such person shall be liable to repay the corporation for any such costs or expenses incurred and paid by the corporation.
      The bylaws of Santa Fe provide that Santa Fe shall indemnify its past, present and future directors and officers (and their executors, administrators, or other legal representative) and hold them harmless to the fullest extent of Santa Fe’s power to do so under the NMBCA, from and against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, to the extent that any such director or officer is made a party to such proceeding by reason of the fact that the person is or was a director of Santa Fe (or served at the request of Santa Fe as a director, officer partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other incorporated or unincorporated enterprise including service with respect to employee benefit plans or trusts), except in relation to matters as to which any such officer of director shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct of his or her duties. The bylaws of

Santa Fe further provide that Santa Fe shall indemnify its past, present and future directors and officers (and their executors, administrators, or other legal representative) from and against all reasonable expense incurred by any such person in defending claims made or suits or proceedings brought against him or her as a director or officer.
Directors’ and Officers’ Insurance
      Under insurance policies maintained by RAI, the directors and officers of RAI and the other registrants are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceeding, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers, including liabilities under the Securities Act. These insurance policies are designed to make payments on behalf of RAI and the other registrants to their directors and officers pursuant to the indemnification provisions described above as well as with respect to non-indemnifiable claims. These insurance policies maintained by RAI satisfy its obligations under its indemnification agreements with directors and officers relating to directors’ and officers’ liability insurance under the 2004 agreement relating to the B&W business combination.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits.

Exhibit No.	Description of Document

2.1	Purchase Agreement dated April 24, 2006 by and among Reynolds American Inc., Reynolds American Inc.’s direct, wholly owned acquisition subsidiary, Pinch Acquisition Corporation, Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, not individually, but solely as co-trustees of those certain separate and distinct trusts listed therein, and GP Investor, L.L.C. (incorporated by reference to Exhibit 2.1 to Reynolds American Inc.’s Form 8-K dated April 24, 2006).
2.2	Amendment No. 1, dated as of May 31, 2006, to the Purchase Agreement, dated as of April 24, 2006, by and among Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, as trustees, GP Investor, L.L.C., Reynolds American Inc. and Conwood Holdings, Inc. (f/k/a Pinch Acquisition Corporation) (incorporated by reference to Exhibit 2.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
3.1	Amended and Restated Certificate of Incorporation of Reynolds American Inc. (incorporated by reference to Exhibit 1 to Reynolds American Inc.’s Form 8-A filed July 29, 2004).
3.2	Amended and Restated Bylaws of Reynolds American Inc. (incorporated by reference to Exhibit 3.1 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
3.3	Amended and Restated Certificate of Incorporation of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.4	Amended and Restated Bylaws of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.4 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.5	Amended and Restated Certificate of Incorporation of RJR Acquisition Corp. (incorporated by reference to Exhibit 3.5 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.6	Bylaws of RJR Acquisition Corp. (incorporated by reference to Exhibit 3.6 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.7	Amended and Restated Articles of Incorporation of R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 3.7 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.8	Amended and Restated Bylaws of R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 3.8 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).

Exhibit No.	Description of Document

3.9	Certificate of Incorporation of R. J. Reynolds Tobacco Co. (formerly R. J. Reynolds Company), as amended (incorporated by reference to Exhibit 3.9 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.10	By-Laws of R. J. Reynolds Tobacco Co. (formerly R. J. Reynolds Company) (incorporated by reference to Exhibit 3.10 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.11	Certificate of Formation of RJR Packaging, LLC (incorporated by reference to Exhibit 3.11 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.12	Operating Agreement of RJR Packaging, LLC (incorporated by reference to Exhibit 3.12 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.13	Certificate of Incorporation of FHS, Inc. (incorporated by reference to Exhibit 3.13 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.14	Bylaws of FHS, Inc. (incorporated by reference to Exhibit 3.14 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.15	Articles of Incorporation of GMB, Inc. (formerly Interim, Inc.), as amended (incorporated by reference to Exhibit 3.15 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.16	Bylaws of GMB, Inc. (formerly Interim, Inc.) (incorporated by reference to Exhibit 3.16 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.17	Restated Articles of Incorporation of Santa Fe Natural Tobacco Company, Inc., as amended (incorporated by reference to Exhibit 3.17 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.18	Restated By-Laws of Santa Fe Natural Tobacco Company, Inc. (incorporated by reference to Exhibit 3.18 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.19	Certificate of Incorporation of Lane, Limited (formerly M.D. Tabac, LTD.) (incorporated by reference to Exhibit 3.19 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.20	By-Laws of Lane, Limited (incorporated by reference to Exhibit 3.20 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.21	Certificate of Incorporation of Conwood Holdings, Inc. (formerly Pinch Acquisition Corporation), as amended (incorporated by reference to Exhibit 3.21 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.22	Bylaws of Conwood Holdings, Inc. (formerly Pinch Acquisition Corporation), as amended (incorporated by reference to Exhibit 3.22 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.23	Certificate of Formation of Conwood Company, LLC (incorporated by reference to Exhibit 3.23 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.24	Limited Liability Company Agreement of Conwood Company, LLC (incorporated by reference to Exhibit 3.24 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.25	Certificate of Formation of Conwood Sales Co., LLC (incorporated by reference to Exhibit 3.25 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.26	Limited Liability Company Agreement of Conwood Sales Co., LLC (incorporated by reference to Exhibit 3.26 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.27	Certificate of Formation of Rosswil LLC (incorporated by reference to Exhibit 3.27 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.28	Limited Liability Company Agreement of Rosswil LLC (incorporated by reference to Exhibit 3.28 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.29	Restated Certificate of Incorporation of R. J. Reynolds Global Products, Inc. (formerly MSSH, Inc. and R.J. Reynolds International Business Group, Inc.), as amended (incorporated by reference to Exhibit 3.29 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.30	Bylaws of R. J. Reynolds Global Products, Inc. (formerly MSSH, Inc. and R.J. Reynolds International Business Group, Inc.), as amended (incorporated by reference to Exhibit 3.30 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).

Exhibit No.	Description of Document

3.31	Certificate of Formation of Scott Tobacco LLC (incorporated by reference to Exhibit 3.31 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.32	Limited Liability Company Agreement of Scott Tobacco LLC (incorporated by reference to Exhibit 3.32 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
4.1	Rights Agreement, between Reynolds American Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 3 to Reynolds American Inc.’s Form 8-A filed July 29, 2004).
4.2	Amended and Restated Indenture dated as of July 24, 1995, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to RJR Nabisco, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 8, 1995).
4.3	First Supplemental Indenture and Waiver dated as of April 27, 1999, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Amended and Restated Indenture dated as of July 24, 1995, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).
4.4	Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).
4.5	Guarantee dated as of May 18, 1999, by R. J. Reynolds Tobacco Company to the holders and to The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, issued in connection with the Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.6 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).
4.6	First Supplemental Indenture dated as of December 12, 2000, among RJR Acquisition Corp., R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000, filed March 1, 2001).
4.7	Second Supplemental Indenture dated as of June 30, 2003, among GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., Santa Fe Natural Tobacco Company, Inc., RJR Packaging, LLC, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 8, 2003).
4.8	Third Supplemental Indenture, dated as of July 30, 2004, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp., GMB, Inc., FHS, Inc., R. J. Reynolds Tobacco Co., RJR Packaging, LLC, BWT Brands, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).

Exhibit No.	Description of Document

4.9	Fourth Supplemental Indenture, dated July 6, 2005, to Indenture dated May 15, 1999, by and among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and various subsidiaries of Reynolds American Inc. as guarantors, and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s From 8-K dated July 11, 2005).
4.10	Fifth Supplemental Indenture dated May 31, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.11	Sixth Supplemental Indenture dated June 20, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).
4.12	Seventh Supplemental Indenture dated September 30, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
4.13	Indenture dated as of May 20, 2002, by and among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).
4.14	First Supplemental Indenture dated as of June 30, 2003, among GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., Santa Fe Natural Tobacco Company, Inc., RJR Packaging, LLC, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated as of May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 8, 2003).
4.15	Second Supplemental Indenture, dated as of July 30, 2004, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc., R. J. Reynolds Tobacco Company, RJR Acquisition, GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., RJR Packaging, LLC, BWT Brands, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
4.16	Third Supplemental Indenture dated May 31, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.17	Fourth Supplemental Indenture dated June 20, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).

Exhibit No.		Description of Document

4.18		Fifth Supplemental Indenture dated September 30, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s form 8-K dated October 2, 2006).
4.19		Indenture dated May 31, 2006, among Reynolds American Inc. and certain of its subsidiaries as guarantors and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.20		First Supplemental Indenture dated September 30, 2006, to Indenture dated May 31, 2006, among Reynolds American Inc. and certain of its subsidiaries as guarantors and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
4.21		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 6.500% Notes due 2007 (incorporated by reference to Exhibit 4.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).
4	.22*	Forms of R.J. Reynolds Tobacco Holdings, Inc.’s 7.875% Notes due 2009.
4.23		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 6.500% Secured Notes due 2010 (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated June 29, 2005).
4.24		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 7.250% Notes due 2012 (incorporated by reference to Exhibit 4.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).
4.25		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 7.300% Secured Notes due 2015 (incorporated by reference to Exhibits 4.2 and 4.3 to Reynolds American Inc.’s Form 8-K dated June 29, 2005).
4.26		Form of Reynolds American Inc. 6.500% Senior Secured Notes due 2007, 7.875% Senior Secured Notes due 2009, 6.500% Senior Secured Notes due 2010, 7.250% Senior Secured Notes due 2012 and 7.300% Senior Secured Notes due 2015.
5	.1**	Opinion of Kilpatrick Stockton LLP regarding the validity of securities being registered.
5	.2*	Opinion of Betzer, Roybal & Eisenberg P.C., special New Mexico counsel.
8	.1*	Opinion of Kilpatrick Stockton LLP regarding certain tax matters.
10.1		Fourth Amended and Restated Credit Agreement, dated as of May 31, 2006, among Reynolds American Inc., the agents and other parties named therein, and the lending institutions listed from time to time on Annex I thereto (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.2		Second Amended and Restated Pledge Agreement, dated as of May 31, 2006, among Reynolds American Inc., certain of its subsidiaries as pledgors and JPMorgan Chase Bank, N.A. as collateral agent (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.3		Second Amended and Restated Security Agreement, dated as of May 31, 2006, among Reynolds American Inc., certain of its subsidiaries as assignors and JPMorgan Chase Bank, N.A. as collateral agent (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.4		Fifth Amended and Restated Subsidiary Guaranty, dated as of May 31, 2006, among certain of the subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.5		Form of First Amended and Restated Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing (North Carolina) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Trustor, to The Fidelity Company, as Trustee (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).

Exhibit No.	Description of Document

10.6	Form of First Amended and Restated Deed to Secure Debt, Security Agreement, Assignment of Leases, Rents and Profits (Bibb County, Georgia) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Grantor, to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Creditors, as the Grantee (incorporated by reference to Exhibit 10.6 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.7	Form of First Amended and Restated Mortgage, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing (Cherokee County, South Carolina) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Mortgagor, to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Creditors, as the Mortgagee (incorporated by reference to Exhibit 10.7 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.8	Formation Agreement, dated as of July 30, 2004, among Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.), Brown & Williamson U.S.A., Inc. (n/k/a R. J. Reynolds Tobacco Company) and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.9	Governance Agreement, dated as of July 30, 2004, among British American Tobacco p.l.c., Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) and Reynolds American Inc. (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.10	Amendment No. 1 to the Governance Agreement, dated as of November 18, 2004, among British American Tobacco p.l.c., Brown & Williamson Holdings, Inc. and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated November 18, 2004).
10.11	Non-Competition Agreement, dated as of July 30, 2004, between Reynolds American Inc. and British American Tobacco p.l.c. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.12	Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc. (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.13	October 2005 Amendments to the Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc. (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed November 3, 2005).
10.14	Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and B.A.T. (U.K. & Export) Limited (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.15	Purchase Agreement dated as of March 9, 1999, as amended and restated as of May 11, 1999, among R. J. Reynolds Tobacco Company, RJR Nabisco, Inc. and Japan Tobacco Inc. (incorporated by reference to Exhibit 2.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 12, 1999).
10.16	Tax Sharing Agreement dated as of June 14, 1999, among RJR Nabisco Holdings Corp., R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and Nabisco Holdings Corp. (incorporated by reference to Exhibit 10.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated June 14, 1999).
10.17	Amendment to Tax Sharing Agreement dated June 25, 2000, among Nabisco Group Holdings Corp., R.J. Reynolds Tobacco Holdings, Inc., Nabisco Holdings Corp. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 7, 2000).

Exhibit No.	Description of Document

10.18	Agreement dated as of May 20, 1999, among Pension Benefit Guaranty Corporation, RJR Nabisco Holdings Corp. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.16 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.19	Amendment effective as of June 14, 1999, to the Agreement effective as of May 20, 1999, by and among the Pension Benefit Guaranty Corporation, R.J. Reynolds Tobacco Holdings, Inc. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 7, 2000).
10.20	Second Amendment effective as of January 7, 2002, to the Agreement effective as of May 20, 1999, by and among the Pension Benefit Guaranty Corporation, R.J. Reynolds Tobacco Holdings, Inc. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.9 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed February 28, 2002).
10.21	Settlement Agreement dated August 25, 1997, between the State of Florida and settling defendants in The State of Florida v. American Tobacco Co. (incorporated by reference to Exhibit 2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated August 25, 1997).
10.22	Comprehensive Settlement Agreement and Release dated January 16, 1998, between the State of Texas and settling defendants in The State of Texas v. American Tobacco Co. (incorporated by reference to Exhibit 2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated January 16, 1998).
10.23	Settlement Agreement and Release in re: The State of Minnesota v. Philip Morris, Inc., by and among the State of Minnesota, Blue Cross and Blue Shield of Minnesota and the various tobacco company defendants named therein, dated as of May 8, 1998 (incorporated by reference to Exhibit 99.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).
10.24	Settlement Agreement and Stipulation for Entry of Consent Judgment in re: The State of Minnesota v. Philip Morris, Inc., by and among the State of Minnesota, Blue Cross and Blue Shield of Minnesota and the various tobacco company defendants named therein, dated as of May 8, 1998 (incorporated by reference to Exhibit 99.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).
10.25	Form of Consent Judgment by Judge Kenneth J. Fitzpatrick, Judge of District Court in re: The State of Minnesota v. Philip Morris, Inc. (incorporated by reference to Exhibit 99.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).
10.26	Stipulation of Amendment to Settlement Agreement and for Entry of Agreed Order dated July 2, 1998, by and among the Mississippi Defendants, Mississippi and the Mississippi Counsel in connection with the Mississippi Action (incorporated by reference to Exhibit 99.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.27	Stipulation of Amendment to Settlement Agreement and for Entry of Consent Decree dated July 24, 1998, by and among the Texas Defendants, Texas and the Texas Counsel in connection with the Texas Action (incorporated by reference to Exhibit 99.4 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.28	Stipulation of Amendment to Settlement Agreement and for Entry of Consent Decree dated September 11, 1998, by and among the State of Florida and the tobacco companies named therein (incorporated by reference to Exhibit 99.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed November 12, 1998).

Exhibit No.	Description of Document

10.29	Master Settlement Agreement, referred to as the MSA, dated November 23, 1998, between the Settling States named in the MSA and the Participating Manufacturers also named therein (incorporated by reference to Exhibit 4 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated November 23, 1998).
10.30	Amended and Restated Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.31	Reynolds American Inc. Outside Directors’ Benefit Summary (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated September 13, 2006).
10.32	Amended and Restated Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP (incorporated by reference to Exhibit 10.32 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
10.33	Form of Deferred Stock Unit Agreement between Reynolds American Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated August 30, 2004).
10.34	Form of Deferred Stock Unit Agreement between R.J. Reynolds Tobacco Holdings, Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.9 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.35	Form of Stock Option Agreement (Initial) between R.J. Reynolds Tobacco Holdings, Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.10 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.36	Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.37	Amendment No. 1 to Deferred Compensation Plan for Directors of Reynolds American Inc., amended and restated effective February 2, 2005, dated July 19, 2006 (incorporated by reference to Exhibit 10.12 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.38	Amended and Restated Reynolds American Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.42 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.39	Form of Tandem Restricted Stock/ Stock Option Agreement dated July 28, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and the grantee named therein (incorporated by reference to Exhibit 10.4 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed November 12, 1999).
10.40	Amendment No. 1 to Tandem Restricted Stock/ Stock Option Agreement dated July 28, 1999, dated December 5, 2001 (incorporated by reference to Exhibit 10.32 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed February 28, 2002).
10.41	Form of Amendment No. 2 to Tandem Restricted Stock/ Stock Option Agreement dated as of April 24, 2002, amending the Tandem Restricted Stock/ Stock Option Agreements dated June 15 and July 28, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and the grantee named therein (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed August 6, 2002).
10.42	Amendment No. 3 to Tandem Restricted Stock/ Stock Option Agreements dated December 10, 2002, amending the Tandem Restricted Stock/ Stock Option Agreements dated June 15 and July 28, 1999 (incorporated by reference to Exhibit 10.35 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 3, 2003).

Exhibit No.	Description of Document

10.43	Form of Performance Unit Agreement (one-year vesting) dated February 9, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated February 9, 2006).
10.44	Form of Performance Share Agreement dated August 31, 2004, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated August 31, 2004).
10.45	Form of Performance Unit Agreement (three-year vesting) dated March 2, 2005, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated March 2, 2005).
10.46	Form of Performance Share Agreement, dated March 2, 2005, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K, dated March 2, 2005).
10.47	Offer of Employment Letter, dated July 29, 2004, by Reynolds American Inc. and Susan M. Ivey, accepted by Ms. Ivey on July 30, 2004 (incorporated by reference to Exhibit 10.22 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed November 5, 2004).
10.48	Letter Agreement regarding Severance Benefits and Change of Control Protections dated October 7, 2004, between Reynolds American Inc. and Susan M. Ivey (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated October 7, 2004).
10.49	Offer of Employment Letter dated July 29, 2004, by Reynolds American Inc. and Jeffrey A. Eckmann, accepted by Mr. Eckmann on July 29, 2004 (incorporated by reference to Exhibit 10.24 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed November 5, 2004).
10.50	Letter Agreement, dated February 2, 2005, between Reynolds American Inc. and Jeffrey A. Eckmann, amending July 29, 2004 offer letter (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.51	Offer of Employment Letter dated August 18, 2006, by Reynolds American Inc. and E. Julia Lambeth, accepted by Ms. Lambeth on August 19, 2006 (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated August 19, 2006).
10.52	Form of Amended Letter Agreement regarding Severance Benefits and Change of Control Protections between Reynolds American Inc. and the officer named therein (incorporated by reference to Exhibit 10.6 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.53	Reynolds American Inc. Annual Incentive Award Plan, as amended (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated November 30, 2005).
10.54	Amendment No. 1 to Annual Incentive Award Plan, amended and restated as of January 1, 2006, dated July 18, 2006 (incorporated by reference to Exhibit 10.11 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.55	Retention Trust Agreement dated May 13, 1998, by and between RJR Nabisco, Inc. and Wachovia Bank, N.A. (incorporated by reference to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.56	Amendment No. 1 to Retention Trust Agreement dated October 1, 2006, by and between R.J. Reynolds Tobacco Holdings, Inc. (formerly RJR Nabisco, Inc.) and Wachovia Bank, N.A. (incorporated by reference to Exhibit 10.56 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
10.57	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) (as amended through July 29, 2004) (incorporated by reference to Exhibit 10.67 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).

Exhibit No.	Description of Document

10.58	Form of Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Trust Agreement for the executive officer named therein (incorporated by reference to Exhibit 10.68 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.59	Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Health Care Plan for Salaried Employees (as amended through July 29, 2004 by amendment nos. 1 and 2) (incorporated by reference to Exhibit 10.69 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.60	Amendment No. 3, entered into as of December 31, 2004, to the Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Health Care Plan for Salaried Employees (incorporated by reference to Exhibit 10.70 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.61	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Alcan Packaging Food and Tobacco Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.62	First Amendment to Supply Agreement, dated September 16, 2005, by and between R. J. Reynolds Tobacco Company and Alcan Packaging Food and Tobacco Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed November 3, 2005).
10.63	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Alcoa Flexible Packaging, LLC (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.64	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Mundet Inc. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.65	Registration Rights Agreement dated June 29, 2005, by and among R.J. Reynolds Tobacco Holdings, Inc, the guarantors listed in Schedule 1 thereto, Citigroup Capital Markets Inc., J.P. Morgan Securities Inc. and the initial purchasers named in Schedule 2 thereto (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s Form 8-K dated July 6, 2005).
10.66	Performance Unit Agreement, dated March 6, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 5, 2006).
10.67	Restricted Stock Agreement, dated March 6, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 5, 2006).
10.68	Commitment Letter dated April 24, 2006, by and among Lehman Brothers Commercial Bank, Lehman Brothers Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated April 24, 2006).
10.69	Purchase Agreement, dated May 18, 2006, by and among Reynolds American Inc., the guarantors listed therein, and Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., for themselves and as representatives of the initial purchasers listed therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.70	Registration Rights Agreement, dated May 31, 2006, by and among Reynolds American Inc., the guarantors listed in Schedule 1 thereto, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., and the initial purchasers named in Schedule 2 thereto (incorporated by reference to Exhibit 10.8 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).

Exhibit No.		Description of Document

10.71		Registration Rights Agreement, dated June 20, 2006, by and among Reynolds American Inc., the guarantors listed in Schedule 1 thereto, and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).
10.72		Subsidiary Assumption and Joinder Agreement dated as of September 30, 2006, among JPMorgan Chase Bank, N.A., as administrative agent, R. J. Reynolds Global Products, Inc., RJR Packaging, LLC and Scott Tobacco LLC (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
21.1		Subsidiaries of Reynolds American Inc. (incorporated by reference to Exhibit 21.1 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
23	.1**	Consent of KPMG LLP, Greensboro, North Carolina.
23	.2**	Consent of KPMG LLP, Memphis, Tennessee.
23	.3**	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).
23	.4*	Consent of Kilpatrick Stockton LLP (included in Exhibit 8.1).
23	.5*	Consent of Betzer, Roybal & Eisenberg P.C. (included in Exhibit 5.2).
24	.1*	Powers of Attorney of the Registrants (included on signature pages of this Part II).
25	.1*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 6.500% Senior Secured Notes due 2007.
25	.2*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.875% Senior Secured Notes due 2009.
25	.3*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 6.500% Senior Secured Notes due 2010.
25	.4*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.250% Senior Secured Notes due 2012.
25	.5*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.300% Senior Secured Notes due 2015.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Notice to Investors.
99	.4*	Form of Notice to Broker Dealers.

 * Previously filed.
** Filed herewith.
      (b) Financial Statement Schedules.
      Not applicable.

Item 22.	Undertakings.
      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end or the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Reynolds American Inc. pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

REYNOLDS AMERICAN INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Senior Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature	Title

* Susan M. Ivey	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

* Dianne M. Neal	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael S. Desmond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Betsy S. Atkins	Director

* John T. Chain, Jr.	Director

* Martin D. Feinstein	Director

* E.V. Goings	Director

* Nana Mensah	Director

* Antonio Monteiro de Castro	Director

* H.G.L. (Hugo) Powell	Director

* Joseph P. Viviano	Director

Signature		Title

* Thomas C. Wajnert		Director

* Neil R. Withington		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Susan M. Ivey		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andrew D. Gilchrist Andrew D. Gilchrist		Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Lynn J. Beasley		Director

* Daniel D. Snyder		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

R. J. REYNOLDS TOBACCO CO.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Treasurer and Vice President
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Luis R. Davila		President (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer)

* Angel L. Soto		Comptroller (Principal Accounting Officer)

* McDara P. Folan, III		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

RJR ACQUISITION CORP.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Assistant Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* McDara P. Folan, III		President and Director (Principal Executive Officer)

* Caroline M. Price		Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* Kathryn A. Premo		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

FHS, INC.

By:	/s/ Kathryn A. Premo

Name: Kathryn A. Premo

Title:	Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Caroline M. Price		President and Director (Principal Executive Officer)

* Kathryn A. Premo		Treasurer and Director (Principal Financial Officer)

* Vernon A. Stewart		Vice President and Director (Principal Accounting Officer)

* Gordon W. Stewart		Director

* Mark R. Tolland		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

GMB, INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Steven F. Gentry		President and Director (Principal Executive Officer)

* Daniel A. Fawley		Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Guy M. Blynn		Director

* Randel S. Springer		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

LANE, LIMITED

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Assistant Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Nicholas A. Bumbacco		President and Chief Executive Officer (Principal Executive Officer)

* Mark A. Peters		Vice President-Finance, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

* Jeffrey A. Eckmann		Director

* McDara P. Folan, III		Director

* William McNeeley Rosson		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Assistant Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Richard M. Sanders		President and Chief Executive Officer (Principal Executive Officer)

* John E. Franzino		Senior Vice President-Finance and Accounting, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* McDara P. Folan, III		Director

* Michael O. Johnson		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

ROSSWIL LLC

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Marshall J. Gerber		President (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* McDara P. Folan, III		Manager

* Jeffrey A. Eckmann		Manager

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

CONWOOD COMPANY, LLC

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* William McNeeley Rosson		President, Chief Executive Officer and Manager (Principal Executive Officer)

* Mark A. Peters		Vice President, Chief Financial Officer and Manager (Principal Financial Officer and Principal Accounting Officer)

* William M. Rosson		Manager

* Jeffrey A. Eckmann		Manager

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

CONWOOD SALES CO., LLC

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* William McNeeley Rosson		President, Chief Executive Officer and Manager (Principal Executive Officer)

* Mark A. Peters		Vice President, Chief Financial Officer and Manager (Principal Financial Officer and Principal Accounting Officer)

* William M. Rosson		Manager

* Jeffrey A. Eckmann		Manager

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

CONWOOD HOLDINGS, INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Jeffrey A. Eckmann		President (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* McDara P. Folan, III		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Senior Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Dianne M. Neal		President (Principal Executive Officer)

* Daniel A. Fawley		Senior Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* McDara P. Folan, III		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

RJR PACKAGING, LLC

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title: Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Andrew D. Gilchrist		President (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

R. J. Reynolds Tobacco Company

By: *		Sole Member

Name: Daniel A. Fawley Title: Senior Vice President and Treasurer

* Susan M. Ivey		Director of Sole Member

* Lynn J. Beasley		Director of Sole Member

* Daniel D. Snyder		Director of Sole Member

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

R. J. REYNOLDS GLOBAL PRODUCTS, INC.

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Luis R. Davila		President and Director (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer)

* R. Scott Schmalfeldt		Vice President-Finance (Principal Accounting Officer)

* Jeffrey A. Eckmann		Director

* McDara P. Folan, III		Director

* Marcus S. Shore		Director

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 2, 2006.

SCOTT TOBACCO LLC

By:	/s/ Daniel A. Fawley

Name: Daniel A. Fawley

Title:	Vice President and Treasurer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of November 2, 2006.

Signature		Title

* Danny A. Howell		President and Manager (Principal Executive Officer)

* Daniel A. Fawley		Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* William McNeeley Rosson		Manager

* Jeffrey A. Eckmann		Manager

*By:	/s/ McDara P. Folan, III McDara P. Folan, III Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Purchase Agreement dated April 24, 2006 by and among Reynolds American Inc., Reynolds American Inc.’s direct, wholly owned acquisition subsidiary, Pinch Acquisition Corporation, Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, not individually, but solely as co-trustees of those certain separate and distinct trusts listed therein, and GP Investor, L.L.C. (incorporated by reference to Exhibit 2.1 to Reynolds American Inc.’s Form 8-K dated April 24, 2006).
2.2	Amendment No. 1, dated as of May 31, 2006, to the Purchase Agreement, dated as of April 24, 2006, by and among Karl J. Breyer, Marshall E. Eisenberg and Thomas J. Pritzker, as trustees, GP Investor, L.L.C., Reynolds American Inc. and Conwood Holdings, Inc. (f/k/a Pinch Acquisition Corporation) (incorporated by reference to Exhibit 2.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
3.1	Amended and Restated Certificate of Incorporation of Reynolds American Inc. (incorporated by reference to Exhibit 1 to Reynolds American Inc.’s Form 8-A filed July 29, 2004).
3.2	Amended and Restated Bylaws of Reynolds American Inc. (incorporated by reference to Exhibit 3.1 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
3.3	Amended and Restated Certificate of Incorporation of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.4	Amended and Restated Bylaws of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.4 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.5	Amended and Restated Certificate of Incorporation of RJR Acquisition Corp. (incorporated by reference to Exhibit 3.5 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.6	Bylaws of RJR Acquisition Corp. (incorporated by reference to Exhibit 3.6 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.7	Amended and Restated Articles of Incorporation of R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 3.7 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.8	Amended and Restated Bylaws of R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 3.8 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.9	Certificate of Incorporation of R. J. Reynolds Tobacco Co. (formerly R. J. Reynolds Company), as amended (incorporated by reference to Exhibit 3.9 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.10	By-Laws of R. J. Reynolds Tobacco Co. (formerly R. J. Reynolds Company) (incorporated by reference to Exhibit 3.10 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.11	Certificate of Formation of RJR Packaging, LLC (incorporated by reference to Exhibit 3.11 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.12	Operating Agreement of RJR Packaging, LLC (incorporated by reference to Exhibit 3.12 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.13	Certificate of Incorporation of FHS, Inc. (incorporated by reference to Exhibit 3.13 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.14	Bylaws of FHS, Inc. (incorporated by reference to Exhibit 3.14 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.15	Articles of Incorporation of GMB, Inc. (formerly Interim, Inc.), as amended (incorporated by reference to Exhibit 3.15 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.16	Bylaws of GMB, Inc. (formerly Interim, Inc.) (incorporated by reference to Exhibit 3.16 to Reynolds American Inc.’s Form S-4 filed December 7, 2005).
3.17	Restated Articles of Incorporation of Santa Fe Natural Tobacco Company, Inc., as amended (incorporated by reference to Exhibit 3.17 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.18	Restated By-Laws of Santa Fe Natural Tobacco Company, Inc. (incorporated by reference to Exhibit 3.18 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).

Exhibit No.	Description of Document

3.19	Certificate of Incorporation of Lane, Limited (formerly M.D. Tabac, LTD.) (incorporated by reference to Exhibit 3.19 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.20	By-Laws of Lane, Limited (incorporated by reference to Exhibit 3.20 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.21	Certificate of Incorporation of Conwood Holdings, Inc. (formerly Pinch Acquisition Corporation), as amended (incorporated by reference to Exhibit 3.21 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.22	Bylaws of Conwood Holdings, Inc. (formerly Pinch Acquisition Corporation), as amended (incorporated by reference to Exhibit 3.22 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.23	Certificate of Formation of Conwood Company, LLC (incorporated by reference to Exhibit 3.23 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.24	Limited Liability Company Agreement of Conwood Company, LLC (incorporated by reference to Exhibit 3.24 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.25	Certificate of Formation of Conwood Sales Co., LLC (incorporated by reference to Exhibit 3.25 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.26	Limited Liability Company Agreement of Conwood Sales Co., LLC (incorporated by reference to Exhibit 3.26 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.27	Certificate of Formation of Rosswil LLC (incorporated by reference to Exhibit 3.27 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.28	Limited Liability Company Agreement of Rosswil LLC (incorporated by reference to Exhibit 3.28 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.29	Restated Certificate of Incorporation of R. J. Reynolds Global Products, Inc. (formerly MSSH, Inc. and R.J. Reynolds International Business Group, Inc.), as amended (incorporated by reference to Exhibit 3.29 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.30	Bylaws of R. J. Reynolds Global Products, Inc. (formerly MSSH, Inc. and R.J. Reynolds International Business Group, Inc.), as amended (incorporated by reference to Exhibit 3.30 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.31	Certificate of Formation of Scott Tobacco LLC (incorporated by reference to Exhibit 3.31 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
3.32	Limited Liability Company Agreement of Scott Tobacco LLC (incorporated by reference to Exhibit 3.32 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
4.1	Rights Agreement, between Reynolds American Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 3 to Reynolds American Inc.’s Form 8-A filed July 29, 2004).
4.2	Amended and Restated Indenture dated as of July 24, 1995, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to RJR Nabisco, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 8, 1995).
4.3	First Supplemental Indenture and Waiver dated as of April 27, 1999, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Amended and Restated Indenture dated as of July 24, 1995, between RJR Nabisco, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).
4.4	Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).

Exhibit No.	Description of Document

4.5	Guarantee dated as of May 18, 1999, by R. J. Reynolds Tobacco Company to the holders and to The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, issued in connection with the Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 10.6 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-A filed May 19, 1999).
4.6	First Supplemental Indenture dated as of December 12, 2000, among RJR Acquisition Corp., R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated as of May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000, filed March 1, 2001).
4.7	Second Supplemental Indenture dated as of June 30, 2003, among GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., Santa Fe Natural Tobacco Company, Inc., RJR Packaging, LLC, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 8, 2003).
4.8	Third Supplemental Indenture, dated as of July 30, 2004, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp., GMB, Inc., FHS, Inc., R. J. Reynolds Tobacco Co., RJR Packaging, LLC, BWT Brands, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 15, 1999, among RJR Nabisco, Inc., R. J. Reynolds Tobacco Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
4.9	Fourth Supplemental Indenture, dated July 6, 2005, to Indenture dated May 15, 1999, by and among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and various subsidiaries of Reynolds American Inc. as guarantors, and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s From 8-K dated July 11, 2005).
4.10	Fifth Supplemental Indenture dated May 31, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.11	Sixth Supplemental Indenture dated June 20, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).
4.12	Seventh Supplemental Indenture dated September 30, 2006, to Indenture dated May 15, 1999, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
4.13	Indenture dated as of May 20, 2002, by and among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).

Exhibit No.		Description of Document

4.14		First Supplemental Indenture dated as of June 30, 2003, among GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., Santa Fe Natural Tobacco Company, Inc., RJR Packaging, LLC, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated as of May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed August 8, 2003).
4.15		Second Supplemental Indenture, dated as of July 30, 2004, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc., R. J. Reynolds Tobacco Company, RJR Acquisition, GMB, Inc., FSH, Inc., R. J. Reynolds Tobacco Co., RJR Packaging, LLC, BWT Brands, Inc. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, to the Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp. and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
4.16		Third Supplemental Indenture dated May 31, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.6 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.17		Fourth Supplemental Indenture dated June 20, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).
4.18		Fifth Supplemental Indenture dated September 30, 2006, to Indenture dated May 20, 2002, among R.J. Reynolds Tobacco Holdings, Inc., Reynolds American Inc. and certain subsidiaries of R.J. Reynolds Tobacco Holdings, Inc. as guarantors and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s form 8-K dated October 2, 2006).
4.19		Indenture dated May 31, 2006, among Reynolds American Inc. and certain of its subsidiaries as guarantors and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
4.20		First Supplemental Indenture dated September 30, 2006, to Indenture dated May 31, 2006, among Reynolds American Inc. and certain of its subsidiaries as guarantors and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
4.21		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 6.500% Notes due 2007 (incorporated by reference to Exhibit 4.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).
4	.22*	Forms of R.J. Reynolds Tobacco Holdings, Inc.’s 7.875% Notes due 2009.
4.23		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 6.500% Secured Notes due 2010 (incorporated by reference to Exhibit 4.1 to Reynolds American Inc.’s Form 8-K dated June 29, 2005).
4.24		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 7.250% Notes due 2012 (incorporated by reference to Exhibit 4.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 15, 2002).
4.25		Form of R.J. Reynolds Tobacco Holdings, Inc.’s 7.300% Secured Notes due 2015 (incorporated by reference to Exhibits 4.2 and 4.3 to Reynolds American Inc.’s Form 8-K dated June 29, 2005).
4.26		Form of Reynolds American Inc. 6.500% Senior Secured Notes due 2007, 7.875% Senior Secured Notes due 2009, 6.500% Senior Secured Notes due 2010, 7.250% Senior Secured Notes due 2012 and 7.300% Senior Secured Notes due 2015.

Exhibit No.		Description of Document

5	.1**	Opinion of Kilpatrick Stockton LLP regarding the validity of securities being registered.
5	.2*	Opinion of Betzer, Roybal & Eisenberg P.C., special New Mexico counsel.
8	.1*	Opinion of Kilpatrick Stockton LLP regarding certain tax matters.
10.1		Fourth Amended and Restated Credit Agreement, dated as of May 31, 2006, among Reynolds American Inc., the agents and other parties named therein, and the lending institutions listed from time to time on Annex I thereto (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.2		Second Amended and Restated Pledge Agreement, dated as of May 31, 2006, among Reynolds American Inc., certain of its subsidiaries as pledgors and JPMorgan Chase Bank, N.A. as collateral agent (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.3		Second Amended and Restated Security Agreement, dated as of May 31, 2006, among Reynolds American Inc., certain of its subsidiaries as assignors and JPMorgan Chase Bank, N.A. as collateral agent (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.4		Fifth Amended and Restated Subsidiary Guaranty, dated as of May 31, 2006, among certain of the subsidiaries of Reynolds American Inc. as guarantors and JPMorgan Chase Bank, N.A. as administrative agent (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.5		Form of First Amended and Restated Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing (North Carolina) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Trustor, to The Fidelity Company, as Trustee (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.6		Form of First Amended and Restated Deed to Secure Debt, Security Agreement, Assignment of Leases, Rents and Profits (Bibb County, Georgia) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Grantor, to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Creditors, as the Grantee (incorporated by reference to Exhibit 10.6 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.7		Form of First Amended and Restated Mortgage, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing (Cherokee County, South Carolina) made as of May 31, 2006, by R. J. Reynolds Tobacco Company, as the Mortgagor, to JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Secured Creditors, as the Mortgagee (incorporated by reference to Exhibit 10.7 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.8		Formation Agreement, dated as of July 30, 2004, among Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.), Brown & Williamson U.S.A., Inc. (n/k/a R. J. Reynolds Tobacco Company) and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.9		Governance Agreement, dated as of July 30, 2004, among British American Tobacco p.l.c., Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) and Reynolds American Inc. (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.10		Amendment No. 1 to the Governance Agreement, dated as of November 18, 2004, among British American Tobacco p.l.c., Brown & Williamson Holdings, Inc. and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated November 18, 2004).
10.11		Non-Competition Agreement, dated as of July 30, 2004, between Reynolds American Inc. and British American Tobacco p.l.c. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.12		Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc. (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).

Exhibit No.	Description of Document

10.13	October 2005 Amendments to the Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc. (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed November 3, 2005).
10.14	Contract Manufacturing Agreement, dated as of July 30, 2004, by and between R. J. Reynolds Tobacco Company and B.A.T. (U.K. & Export) Limited (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated July 30, 2004).
10.15	Purchase Agreement dated as of March 9, 1999, as amended and restated as of May 11, 1999, among R. J. Reynolds Tobacco Company, RJR Nabisco, Inc. and Japan Tobacco Inc. (incorporated by reference to Exhibit 2.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated May 12, 1999).
10.16	Tax Sharing Agreement dated as of June 14, 1999, among RJR Nabisco Holdings Corp., R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and Nabisco Holdings Corp. (incorporated by reference to Exhibit 10.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated June 14, 1999).
10.17	Amendment to Tax Sharing Agreement dated June 25, 2000, among Nabisco Group Holdings Corp., R.J. Reynolds Tobacco Holdings, Inc., Nabisco Holdings Corp. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 7, 2000).
10.18	Agreement dated as of May 20, 1999, among Pension Benefit Guaranty Corporation, RJR Nabisco Holdings Corp. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.16 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.19	Amendment effective as of June 14, 1999, to the Agreement effective as of May 20, 1999, by and among the Pension Benefit Guaranty Corporation, R.J. Reynolds Tobacco Holdings, Inc. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 7, 2000).
10.20	Second Amendment effective as of January 7, 2002, to the Agreement effective as of May 20, 1999, by and among the Pension Benefit Guaranty Corporation, R.J. Reynolds Tobacco Holdings, Inc. and R. J. Reynolds Tobacco Company (incorporated by reference to Exhibit 10.9 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed February 28, 2002).
10.21	Settlement Agreement dated August 25, 1997, between the State of Florida and settling defendants in The State of Florida v. American Tobacco Co. (incorporated by reference to Exhibit 2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated August 25, 1997).
10.22	Comprehensive Settlement Agreement and Release dated January 16, 1998, between the State of Texas and settling defendants in The State of Texas v. American Tobacco Co. (incorporated by reference to Exhibit 2 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated January 16, 1998).
10.23	Settlement Agreement and Release in re: The State of Minnesota v. Philip Morris, Inc., by and among the State of Minnesota, Blue Cross and Blue Shield of Minnesota and the various tobacco company defendants named therein, dated as of May 8, 1998 (incorporated by reference to Exhibit 99.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).
10.24	Settlement Agreement and Stipulation for Entry of Consent Judgment in re: The State of Minnesota v. Philip Morris, Inc., by and among the State of Minnesota, Blue Cross and Blue Shield of Minnesota and the various tobacco company defendants named therein, dated as of May 8, 1998 (incorporated by reference to Exhibit 99.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).

Exhibit No.	Description of Document

10.25	Form of Consent Judgment by Judge Kenneth J. Fitzpatrick, Judge of District Court in re: The State of Minnesota v. Philip Morris, Inc. (incorporated by reference to Exhibit 99.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1998, filed May 15, 1998).
10.26	Stipulation of Amendment to Settlement Agreement and for Entry of Agreed Order dated July 2, 1998, by and among the Mississippi Defendants, Mississippi and the Mississippi Counsel in connection with the Mississippi Action (incorporated by reference to Exhibit 99.2 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.27	Stipulation of Amendment to Settlement Agreement and for Entry of Consent Decree dated July 24, 1998, by and among the Texas Defendants, Texas and the Texas Counsel in connection with the Texas Action (incorporated by reference to Exhibit 99.4 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.28	Stipulation of Amendment to Settlement Agreement and for Entry of Consent Decree dated September 11, 1998, by and among the State of Florida and the tobacco companies named therein (incorporated by reference to Exhibit 99.1 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed November 12, 1998).
10.29	Master Settlement Agreement, referred to as the MSA, dated November 23, 1998, between the Settling States named in the MSA and the Participating Manufacturers also named therein (incorporated by reference to Exhibit 4 to R.J. Reynolds Tobacco Holdings, Inc.’s Form 8-K dated November 23, 1998).
10.30	Amended and Restated Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.31	Reynolds American Inc. Outside Directors’ Benefit Summary (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated September 13, 2006).
10.32	Amended and Restated Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP (incorporated by reference to Exhibit 10.32 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
10.33	Form of Deferred Stock Unit Agreement between Reynolds American Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated August 30, 2004).
10.34	Form of Deferred Stock Unit Agreement between R.J. Reynolds Tobacco Holdings, Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.9 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.35	Form of Stock Option Agreement (Initial) between R.J. Reynolds Tobacco Holdings, Inc. and the Director named therein, pursuant to the EIAP (incorporated by reference to Exhibit 10.10 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 16, 1999).
10.36	Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.37	Amendment No. 1 to Deferred Compensation Plan for Directors of Reynolds American Inc., amended and restated effective February 2, 2005, dated July 19, 2006 (incorporated by reference to Exhibit 10.12 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.38	Amended and Restated Reynolds American Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.42 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).

Exhibit No.	Description of Document

10.39	Form of Tandem Restricted Stock/ Stock Option Agreement dated July 28, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and the grantee named therein (incorporated by reference to Exhibit 10.4 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed November 12, 1999).
10.40	Amendment No. 1 to Tandem Restricted Stock/ Stock Option Agreement dated July 28, 1999, dated December 5, 2001 (incorporated by reference to Exhibit 10.32 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001, filed February 28, 2002).
10.41	Form of Amendment No. 2 to Tandem Restricted Stock/ Stock Option Agreement dated as of April 24, 2002, amending the Tandem Restricted Stock/ Stock Option Agreements dated June 15 and July 28, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and the grantee named therein (incorporated by reference to Exhibit 10.3 to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed August 6, 2002).
10.42	Amendment No. 3 to Tandem Restricted Stock/ Stock Option Agreements dated December 10, 2002, amending the Tandem Restricted Stock/ Stock Option Agreements dated June 15 and July 28, 1999 (incorporated by reference to Exhibit 10.35 to R.J. Reynolds Tobacco Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 3, 2003).
10.43	Form of Performance Unit Agreement (one-year vesting) dated February 9, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated February 9, 2006).
10.44	Form of Performance Share Agreement dated August 31, 2004, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated August 31, 2004).
10.45	Form of Performance Unit Agreement (three-year vesting) dated March 2, 2005, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K, dated March 2, 2005).
10.46	Form of Performance Share Agreement, dated March 2, 2005, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K, dated March 2, 2005).
10.47	Offer of Employment Letter, dated July 29, 2004, by Reynolds American Inc. and Susan M. Ivey, accepted by Ms. Ivey on July 30, 2004 (incorporated by reference to Exhibit 10.22 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed November 5, 2004).
10.48	Letter Agreement regarding Severance Benefits and Change of Control Protections dated October 7, 2004, between Reynolds American Inc. and Susan M. Ivey (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated October 7, 2004).
10.49	Offer of Employment Letter dated July 29, 2004, by Reynolds American Inc. and Jeffrey A. Eckmann, accepted by Mr. Eckmann on July 29, 2004 (incorporated by reference to Exhibit 10.24 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed November 5, 2004).
10.50	Letter Agreement, dated February 2, 2005, between Reynolds American Inc. and Jeffrey A. Eckmann, amending July 29, 2004 offer letter (incorporated by reference to Exhibit 10.5 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.51	Offer of Employment Letter dated August 18, 2006, by Reynolds American Inc. and E. Julia Lambeth, accepted by Ms. Lambeth on August 19, 2006 (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated August 19, 2006).
10.52	Form of Amended Letter Agreement regarding Severance Benefits and Change of Control Protections between Reynolds American Inc. and the officer named therein (incorporated by reference to Exhibit 10.6 to Reynolds American Inc.’s Form 8-K dated February 1, 2005).
10.53	Reynolds American Inc. Annual Incentive Award Plan, as amended (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated November 30, 2005).

Exhibit No.	Description of Document

10.54	Amendment No. 1 to Annual Incentive Award Plan, amended and restated as of January 1, 2006, dated July 18, 2006 (incorporated by reference to Exhibit 10.11 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.55	Retention Trust Agreement dated May 13, 1998, by and between RJR Nabisco, Inc. and Wachovia Bank, N.A. (incorporated by reference to R.J. Reynolds Tobacco Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998).
10.56	Amendment No. 1 to Retention Trust Agreement dated October 1, 2006, by and between R.J. Reynolds Tobacco Holdings, Inc. (formerly RJR Nabisco, Inc.) and Wachovia Bank, N.A. (incorporated by reference to Exhibit 10.56 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
10.57	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) (as amended through July 29, 2004) (incorporated by reference to Exhibit 10.67 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.58	Form of Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Trust Agreement for the executive officer named therein (incorporated by reference to Exhibit 10.68 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.59	Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Health Care Plan for Salaried Employees (as amended through July 29, 2004 by amendment nos. 1 and 2) (incorporated by reference to Exhibit 10.69 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.60	Amendment No. 3, entered into as of December 31, 2004, to the Brown & Williamson Tobacco Corporation (n/k/a Brown & Williamson Holdings, Inc.) Health Care Plan for Salaried Employees (incorporated by reference to Exhibit 10.70 to Reynolds American Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 9, 2005).
10.61	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Alcan Packaging Food and Tobacco Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.62	First Amendment to Supply Agreement, dated September 16, 2005, by and between R. J. Reynolds Tobacco Company and Alcan Packaging Food and Tobacco Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed November 3, 2005).
10.63	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Alcoa Flexible Packaging, LLC (incorporated by reference to Exhibit 10.2 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.64	Supply Agreement, dated May 2, 2005, by and between R. J. Reynolds Tobacco Company and Mundet Inc. (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Form 8-K dated May 2, 2005).
10.65	Registration Rights Agreement dated June 29, 2005, by and among R.J. Reynolds Tobacco Holdings, Inc, the guarantors listed in Schedule 1 thereto, Citigroup Capital Markets Inc., J.P. Morgan Securities Inc. and the initial purchasers named in Schedule 2 thereto (incorporated by reference to Exhibit 4.2 to Reynolds American Inc.’s Form 8-K dated July 6, 2005).
10.66	Performance Unit Agreement, dated March 6, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.3 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 5, 2006).
10.67	Restricted Stock Agreement, dated March 6, 2006, between Reynolds American Inc. and the grantee named therein (incorporated by reference to Exhibit 10.4 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 5, 2006).

Exhibit No.		Description of Document

10.68		Commitment Letter dated April 24, 2006, by and among Lehman Brothers Commercial Bank, Lehman Brothers Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Reynolds American Inc. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated April 24, 2006).
10.69		Purchase Agreement, dated May 18, 2006, by and among Reynolds American Inc., the guarantors listed therein, and Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., for themselves and as representatives of the initial purchasers listed therein (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 4, 2006).
10.70		Registration Rights Agreement, dated May 31, 2006, by and among Reynolds American Inc., the guarantors listed in Schedule 1 thereto, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., and the initial purchasers named in Schedule 2 thereto (incorporated by reference to Exhibit 10.8 to Reynolds American Inc.’s Form 8-K dated May 31, 2006).
10.71		Registration Rights Agreement, dated June 20, 2006, by and among Reynolds American Inc., the guarantors listed in Schedule 1 thereto, and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated June 20, 2006).
10.72		Subsidiary Assumption and Joinder Agreement dated as of September 30, 2006, among JPMorgan Chase Bank, N.A., as administrative agent, R. J. Reynolds Global Products, Inc., RJR Packaging, LLC and Scott Tobacco LLC (incorporated by reference to Exhibit 10.1 to Reynolds American Inc.’s Form 8-K dated October 2, 2006).
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
21.1		Subsidiaries of Reynolds American Inc. (incorporated by reference to Exhibit 21.1 to Reynolds American Inc.’s Form S-4 filed October 3, 2006).
23	.1**	Consent of KPMG LLP, Greensboro, North Carolina.
23	.2**	Consent of KPMG LLP, Memphis, Tennessee.
23	.3**	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).
23	.4*	Consent of Kilpatrick Stockton LLP (included in Exhibit 8.1).
23	.5*	Consent of Betzer, Roybal & Eisenberg P.C. (included in Exhibit 5.2).
24	.1*	Powers of Attorney of the Registrants (included on signature pages of this Part II).
25	.1*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 6.500% Senior Secured Notes due 2007.
25	.2*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.875% Senior Secured Notes due 2009.
25	.3*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 6.500% Senior Secured Notes due 2010.
25	.4*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.250% Senior Secured Notes due 2012.

Exhibit No.		Description of Document

25	.5*	Form T-1 Statement of Eligibility and Qualification of The Bank of New York Trust Company, N.A., as trustee with respect to Reynolds American Inc.’s 7.300% Senior Secured Notes due 2015.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.
99	.3*	Form of Notice to Investors.
99	.4*	Form of Notice to Broker Dealers.

 * Previously filed.
** Filed herewith.